EXHIBIT 10.1

CREDIT AGREEMENT
dated as of
June 26, 2018
among
SOTHEBY’S,
The Other Borrowers and Other Loan Parties Party Hereto,
The Lenders Party Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
WELLS FARGO BANK, N.A. and HSBC BANK USA, N.A.,
as Co-Syndication Agents

and

ING CAPITAL LLC,
as Documentation Agent
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JPMORGAN CHASE BANK, N.A., WELLS FARGO BANK, N.A., HSBC BANK USA, N.A. and ING CAPITAL LLC,
as Joint Lead Arrangers

JPMORGAN CHASE BANK, N.A., WELLS FARGO BANK, N.A. and HSBC BANK USA, N.A.,
as Joint Bookrunners

ASSET BASED LENDING

US-DOCS\101048442.20

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CREDIT AGREEMENT dated as of June 26, 2018 (as it may be amended or modified from time to time, this “Agreement”) among SOTHEBY’S, a Delaware corporation, the other BORROWERS party hereto, the other Loan Parties party hereto, the Lenders party hereto from time to time, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The parties hereto agree as follows:

ARTICLE I

Definitions
SECTION 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“AAP Fund Entities” shall mean, collectively, (a) Art Agency Partners Associates, L.P., a Delaware limited partnership, (b) Art Agency Partners Associates GP, LLC, a Delaware limited liability company and (c) AAP Affiliates LLC, a Delaware limited liability company.
“ABR”, when used in reference to (a) a rate of interest, refers to the Alternate Base Rate, and (b) any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.
“Account” has the meaning assigned to such term in each applicable Security Agreement.
“Account Debtor” means any Person obligated on an Account, Chattel Paper (including, without limitation, an Art Loan or Extended Term Art Receivable) or General Intangibles (including a payment intangible).
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which the Company or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or a series of related transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.
“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate. For the avoidance of doubt, if the Adjusted LIBO Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Secured Parties hereunder or, as applicable, such branches or affiliates of JPMorgan Chase Bank, N.A. as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacity. References to the “Administrative Agent” shall include any branch or affiliate of JPMorgan Chase Bank, N.A. designated by JPMorgan Chase Bank, N.A. for the purpose of performing such obligations in such capacity.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.
“Aggregate Availability” means, at any time, an amount equal to (a) the lesser of (i) the Aggregate Revolving Commitment and (ii) the Aggregate Borrowing Base, minus (b) the Aggregate Revolving Exposure of all Lenders.

“Aggregate Borrowing Base” means, at any time, the sum of the Domestic Borrowing Base and the Foreign Borrowing Base at such time.
“Aggregate Revolving Commitment” means, at any time, the aggregate of the Revolving Commitments of all of the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Revolving Commitment is $1,100,000,000.
“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.
“Agreed Currencies” means (i) U.S. Dollars, (ii) Hong Kong Dollars, (iii) Euro, (iv) Sterling, (v) Swiss Francs and (vi) any other currency (x) that is a lawful currency (other than U.S. Dollars) that is readily available and freely transferable and convertible into U.S. Dollars, (y) for which a LIBO Screen Rate is available in the Administrative Agent’s determination and (z) that is agreed to by the Administrative Agent and each of the Foreign Revolving Lenders.
“Agreed Security Principles” means the agreed security principles set out in Schedule 5.10.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Alternative Rate” has the meaning assigned to such term in Section 2.14(a).

“Alternative Art Loan Currency” means any currency approved by the Administrative Agent (other than U.S. Dollars, Canadian Dollars, Hong Kong Dollars, Sterling, Euros or Swiss Francs); provided that, no currency shall be an Alternative Art Loan Currency if it is not freely transferable and freely convertible into U.S. Dollars, Hong Kong Dollars and Sterling in the London foreign exchange market as reasonably determined by the Administrative Agent.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning money laundering, bribery or corruption, including, without limitation, the US Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.
“Applicable Commitment Fee Rate” means, for any day, with respect to the commitment fees payable hereunder, the applicable percentage per annum set forth below, based upon average daily Usage for the most recent calendar month, as calculated by the Administrative Agent as of the last day of such calendar month; provided that the “Applicable Commitment Fee Rate” shall be 0.375% during the period from the Effective Date to, and including, the last day of the first calendar month ending after the Effective Date:

Average Daily Usage	Applicable Commitment Fee Rate
> 66%	0.250%
< 66% but > 33%	0.375%
< 33%	0.500%

For purposes of the foregoing, each change in the Applicable Commitment Fee Rate resulting from a change in average daily Usage shall be made on a monthly basis and shall be effective on the first day of each calendar month.
“Applicable Parties” has the meaning assigned to it in Section 8.03(c).

“Applicable Percentage” means (a) with respect to any U.S. Tranche Lender in respect of a U.S. Tranche Credit Event, its U.S. Tranche Percentage, (b) with respect to any U.K. Tranche Lender in respect of a U.K. Tranche Credit Event, its U.K. Tranche Percentage and (c) with respect to any H.K. Tranche Lender in respect of a H.K. Tranche Credit Event, its H.K. Tranche Percentage.
“Applicable Rate” means, for any day, with respect to any Loan, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread”, “Overnight LIBO Rate Spread”, “Overnight HIBO Rate Spread” or “HIBO Screen Rate Spread”, as the case may be, based upon the Average Monthly Usage during the most recently ended calendar month; provided that the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 3 during the period from the Effective Date to, and including, the last day of the fiscal quarter of the Company ending after the Effective Date (or, in the event a Monthly Collateral Reporting Period occurs prior to such last day of the fiscal quarter of the Company ending after the Effective Date, the last day of the first calendar month ending after the commencement of such Monthly Collateral Reporting Period):

Category	Average Monthly Usage	ABR Spread	Eurocurrency Spread, Overnight LIBO Rate Spread, Overnight HIBO Rate Spread and HIBO Screen Rate Spread
Category 1	> 75%	1.25%	2.25%
Category 2	< 75% but > 50%	1.00%	2.00%
Category 3	< 50% but > 25%	0.75%	1.75%
Category 4	< 25%	0.50%	1.50%

For purposes of the foregoing, each change in the Applicable Rate shall be effective during the period commencing on and including the first day of each calendar month and ending on the last day of such calendar month, it being understood and agreed that, for purposes of determining the Applicable Rate on the first day of any calendar month, the Average Monthly Usage during the most recently ended calendar month shall be used.
Notwithstanding the foregoing, the Average Monthly Usage shall be deemed to be in Category 1 at the option of the Administrative Agent or at the request of the Required Lenders if the Borrowers fail to deliver any Borrowing Base Certificate required to be delivered by them pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such Borrowing Base Certificate is so delivered.
“Approved Electronic Platform” has the meaning assigned to such term in Section 8.03(a).
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means, collectively, the Joint Lead Arrangers and the Joint Bookrunners.

“Art Loan Debtor” means an Account Debtor liable on an Art Loan.

“Art Inventory” means all Inventory of the Loan Parties consisting of Works of Art.
“Art Loans” means loans made by the Loan Parties to customers of the Company and its Subsidiaries to finance the purchase or carrying of, or in anticipation of the potential sale of, or secured by, Works of Art.
“Art Loss Register” means The Art Loss Register, a computerized international database which captures information about lost and stolen art, antiques and collectibles.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.
“Auction Guaranty Side Letter” shall mean that certain letter agreement, by and among the Administrative Agent and the Loan Parties, dated as of the Effective Date, relating to auction guaranties.
“Automobile Work of Art” means Work of Art that constitutes one or more automobiles.

“Automobile Work of Art Component” means the sum of, without duplication, of:
(i)    to the extent included in the product of the calculation of clause (b) of the definition of “Domestic Borrowing Base,” the Dollar Equivalent of the aggregate outstanding principal balance of all Eligible Art Loans secured by Automobile Works of Art; plus
(ii)    to the extent included in the product of the calculation of clause (a) of the definition of “Foreign Borrowing Base,” the Dollar Equivalent of the aggregate outstanding principal balance of all Eligible Art Loans secured by Automobile Works of Art; plus
(iii)    to the extent included in the product of the calculation of clause (c) of the definition of “Domestic Borrowing Base,” the value (determined at the lower of cost or market value) of all Eligible Art Inventory attributable to Automobile Works of Art; plus

(iv)    to the extent included in the product of the calculation of clause (b) of the definition of “Foreign Borrowing Base,” the value (determined at the lower of cost or market value) of all Eligible Art Inventory attributable to Automobile Works of Art; plus
(v)    to the extent included in the product of the calculation thereof, the Domestic Eligible Extended Term Art Component attributable to the Extended Term Art Purchase Price in respect of Automobile Works of Art; plus
(vi)    to the extent included in the product of the calculation thereof, the Foreign Eligible Extended Term Art Component attributable to the Extended Term Art Purchase Price in respect of Automobile Works of Art.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of all Commitments.
“Available Commitment” means, at any time, the Aggregate Revolving Commitment minus the Aggregate Revolving Exposure.
“Available Domestic Art Loan Balance” means the Dollar Equivalent of the aggregate outstanding principal balance of all Eligible Art Loans owned by U.S. Loan Parties minus (a) the amount, if any, by which the Dollar Equivalent of the aggregate outstanding principal balance of all Eligible Venture Loans owned by U.S. Loan Parties exceeds $60,000,000 minus (b) the amount, if any, by which the Dollar Equivalent of the outstanding principal balance of Unhedged Domestic Art Loans exceeds 25% of the Dollar Equivalent of the aggregate outstanding principal balance of all Eligible Art Loans owned by the U.S. Loan Parties.
“Available Foreign Art Loan Balance” means the Dollar Equivalent of the aggregate outstanding principal balance of all Eligible Art Loans owned by Foreign Loan Parties minus (a) the amount, if any, by which the Dollar Equivalent of the aggregate outstanding principal balance of all Eligible Venture Loans owned by Foreign Loan Parties exceeds an amount equal to $60,000,000 less the Dollar Equivalent of the outstanding principal balance of Eligible Venture Loans included in the Available Domestic Art Loan Balance minus (b) the amount, if any, by which the Dollar Equivalent of the sum of the outstanding principal balance of Unhedged Hong Kong Art Loans and Unhedged U.K. Art Loans exceeds 25% of the Dollar Equivalent of the aggregate outstanding principal balance of all Eligible Art Loans owned by the Foreign Loan Parties.
“Average Monthly Usage” means, as of any date of determination, the average daily Usage for the immediately preceding calendar month.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Banking Services” means each and any of the following bank services provided to any Loan Party or any of its Subsidiaries by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards,

(c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts, cash pooling services and interstate depository network services).
“Banking Services Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, liquidator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization, administration or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of an Undisclosed Administration or any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such Undisclosed Administration or such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.
“Borrower” or “Borrowers” means, individually or collectively, each Domestic Borrower and each Foreign Borrower.
“Borrower Representative” has the meaning assigned to such term in Section 12.01.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans or HKD Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance and (d) an Overadvance.
“Borrowing Base” means the Aggregate Borrowing Base, the Domestic Borrowing Base or the Foreign Borrowing Base, as required by the context.
“Borrowing Base Certificate” means a certificate, setting forth the calculation of the Aggregate Borrowing Base, the Domestic Borrowing Base, and the Foreign Borrowing Base, signed and certified as accurate and complete in all material respects by a Financial Officer of the Borrower Representative, in

substantially the form of Exhibit B or another form which is reasonably acceptable to the Administrative Agent.
“Borrowing Request” means a request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.03.
“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.10.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (i) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London, (ii) in relation to any date for payment or purchase of Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payment in Euro and (iii) when used in connection with an HKD Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in Hong Kong.
“CAM Agreement” means the Collection Allocation Mechanism Agreement, dated as of the Effective Date, among the Administrative Agent and each Lender, it being understood and agreed that no Loan Party shall be a party to such agreement or have any rights or obligations thereunder, nor shall the consent of any Loan Party be required with respect to any aspect thereof.

“Canadian Dollars” means dollars in the lawful currency of Canada.

“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, less any expenditure which is contractually required to be, and is, reimbursed in cash by a third party (including landlords and developers).
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Dominion Period” means any period of time when any Loans are outstanding and (a) when an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing, (b) when any Event of Default (other than any Event of Default under clause (a), (b), (h) or (i) of Article VII) has occurred and is continuing for three (3) consecutive Business Days or (c) commencing with the date on which the Liquidity Amount is less than the greater of $132,000,000 and 12% of the Line Cap for three (3) consecutive Business Days and continuing until the Liquidity Amount equals or exceeds the greater of $132,000,000 and 12% of the Line Cap for thirty (30) consecutive days.
“Certificate of Title” means, with respect to any Automobile Work of Art, the related certificate of title, certificate of registration, and/or other document issued by any applicable Governmental Authority evidencing title for such Automobile Work of Art.
“CFC” means any existing or future Borrower or direct or indirect Subsidiary of a Borrower organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia, that is a “controlled foreign corporation” as defined in Section 957 of the Code.

“Change in Control” means the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company.
“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, or any European equivalent regulation (such as the European Market and Infrastructure Regulation), and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III or CRD IV, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Charges” has the meaning assigned to such term in Section 9.17.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are U.S. Tranche Revolving Loans, U.K. Tranche Revolving Loans, H.K. Tranche Revolving Loans, Swingline Loans, Protective Advances or Overadvances, and (b) any Commitment, refers to whether such Commitment is a U.S. Tranche Commitment, U.K. Tranche Commitment or H.K. Tranche Commitment.
“CLLS Certificate of Title” means the Certificate or Certificates of Title in respect of each Eligible Real Property located in England and prepared by Gowling WLG in accordance with the City of London Law Society standard form.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Loan Party and any and all other property of any Loan Party consisting of accounts, inventory, supporting obligations, documents, instruments and similar assets relating to or arising out of accounts or inventory, general intangibles relating to accounts and inventory, certain deposit accounts and the proceeds of the foregoing, in each case as more specifically described in the Collateral Documents, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Secured Parties, to secure the Secured Obligations; provided that, in respect of the assets of any U.S. Loan Party, the “Collateral” shall not include any Excluded Assets.

“Collateral Documents” means, collectively, the Domestic Collateral Documents, the Foreign Collateral Documents and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create or perfect Liens on the Collateral to secure the Secured Obligations.
“Collection Account” means: (a) with respect to the U.S. Loan Parties, as defined in the Domestic Security Agreement, and (b) with respect to the Foreign Loan Parties, each deposit account (other than any Due-to-Consignor Disbursement Account) maintained by such Foreign Loan Party into which all cash, checks or other similar payments relating to or constituting payments made in respect of Accounts are deposited. It is hereby understood and agreed that amounts credited to any Collection Account and identified by the Borrowers as due to consignors shall not be used to pay any of the Secured Obligations.
“Commitment” means, with respect to each Lender, such Lender’s Revolving Commitment, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.
“Commitment Schedule” means the Schedule attached hereto identified as such.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to such term in Section 8.03(c).
“Company” means Sotheby’s, a Delaware corporation.
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C or any other form reasonably approved by the Administrative Agent.
“Computation Date” has the meaning assigned to such term in Section 1.07.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Total Assets” means the total amount of all assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of the Company.
“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Co-Syndication Agent” means each of Wells Fargo Bank, N.A. and HSBC Bank USA, N.A., in its capacity as co-syndication agent hereunder.
“CRD IV” means (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.
“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.
“Credit Party” means the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender.
“CTA” means the Corporation Tax Act 2009 (U.K.), as amended from time to time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such written certification, or (d) has become the subject of (i) a Bankruptcy Event or (ii) Bail-In Action.
“Deposit Account Control Agreement” has the meaning assigned to such term in each applicable Security Agreement.
“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.
“Disqualified Equity Interests” means any Equity Interests the terms of which (a) contain any mandatory put, redemption, repayment, sinking fund or other similar provision (other than solely for Equity Interests that are not Disqualified Equity Interests) which could be triggered (including, without limitation, upon the occurrence of a change of control event) on or prior to the date that is ninety-one (91) days after the earlier of the Maturity Date and the date the Loans are no longer outstanding and the Commitments have expired or been terminated or (b) require the cash payment of dividends or distributions on or prior to the date that is ninety-one (91) days after the earlier of the Maturity Date and the date the Loans are no longer outstanding and the Commitments have expired or been terminated; provided that if such Equity Interests are issued to any plan for the benefit of employees of any Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by such Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Equity Interests solely because the holders of such Equity Interests have the right to require the Company to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity Interests if the terms of such Equity Interests provide that the Company may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 6.08 or provide that such repurchase or redemption shall be subject to the prior repayment in full of the Loans and all other Obligations that are then accrued and payable and the termination of the Commitments.
“Document” has the meaning assigned to such term in each applicable Security Agreement.
“Documentation Agent” means ING Capital LLC, in its capacity as documentation agent hereunder.

“Dollar Equivalent” of any currency means, at the time of determination thereof, (a) if such amount is expressed in U.S. Dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in U.S. Dollars determined by using the rate of exchange for the purchase of the U.S. Dollars with such Foreign Currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services  as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in U.S. Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) (such rate of exchange, the “Exchange Rate”) and (c) if such amount is denominated in any other currency, the equivalent of such amount in U.S. Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.
“Domestic Borrowers” means, collectively, (a) the Company, (b) Sotheby’s Financial Services, Inc., a Nevada corporation, (c) Sotheby’s Financial Services California, Inc., a Nevada corporation, (d) Sotheby’s, Inc., a New York corporation, (e) Oberon, Inc., a Delaware corporation, and (f) Sotheby’s Ventures, LLC, a New York limited liability company.
“Domestic Borrowers Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the Dollar Equivalent of the outstanding principal amount of Revolving Loans made by such Lender to the Domestic Borrowers at such time plus (b) the Dollar Equivalent of such Lender’s LC Exposure with respect to Letters of Credit issued for the account of the Domestic Borrowers at such time plus (c) the Dollar Equivalent of such Lender’s Swingline Exposure with respect to Swingline Loans made to the Domestic Borrowers at such time plus (d) an amount equal to its Applicable Percentage of the Dollar Equivalent of the aggregate outstanding principal amount of Overadvances made to the Domestic Borrowers at such time plus (e) an amount equal to its Applicable Percentage of the Dollar Equivalent of the aggregate outstanding principal amount of Protective Advances made to the Domestic Borrowers at such time.

“Domestic Borrowing Base” means, at any time, an amount equal to:
(a)    100% of the U.S. Loan Parties’ Unrestricted Cash (to the extent held in deposit accounts and/or securities accounts maintained with any Lender (or Affiliate of a Lender) and, within ninety (90) days following the Effective Date, subject to Deposit Account Control Agreements or Securities Account Control Agreement, as applicable, in favor of the Administrative Agent pursuant to which the Administrative Agent has a perfected, first priority Lien thereon for the benefit of the Secured Parties); plus
(b)    85% of the Available Domestic Art Loan Balance as of such date; plus
(c)    60% of the U.S. Loan Parties’ Eligible Art Inventory, at such time, valued at the lower of cost or market value; plus
(d)    the Domestic Eligible Extended Term Art Component as of such date; plus
(e)    the Domestic Trademark Component; minus
(f)    Reserves related to each U.S. Loan Party established by the Administrative Agent in its Permitted Discretion;
provided that, in no event shall (A) the sum of the Domestic Trademark Component plus the Foreign Trademark Component plus the U.K. Real Property Component exceed the lesser of (i) an amount equal to 35% of the Aggregate Borrowing Base and (ii) $275,000,000 and (B) the Automobile Work of Art Component exceed $50,000,000.

The Administrative Agent may, in its Permitted Discretion, establish additional Reserves and adjust Reserves used in computing the Domestic Borrowing Base, with any such changes to be effective three (3) Business Days after delivery of notice thereof to the Borrower Representative and the Lenders, it being understood and agreed that decreases in advance rates may not be made other than in accordance with Section 9.02(b). The Domestic Borrowing Base at any time shall be determined by reference to the most recent applicable Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 4.01(j) or 5.01(f) of this Agreement.

“Domestic Collateral Documents” means, collectively, the Domestic Security Agreement and any other agreements, instruments and documents executed by a U.S. Loan Party in connection with this Agreement that are intended to create or perfect Liens on the Collateral to secure the Secured Obligations, including, without limitation, all other security agreements and pledge agreements, whether theretofore, now or hereafter executed by any U.S. Loan Party and delivered to the Administrative Agent.
“Domestic Eligible Extended Term Art Component” means, as of any date of determination, an amount equal to the lesser of (a) 75% of the Extended Term Art Purchase Price (to the extent any buyer’s premium or any taxes are included in the calculation thereof, net of any buyer’s premium and any taxes (including, without limitation, VAT)) with respect to Eligible Extended Term Art Receivables of the U.S. Loan Parties as of such date and (b) an amount equal to (i) $150,000,000 minus (ii) the Foreign Eligible Extended Term Art Component as of such date.
“Domestic Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.
“Domestic Obligated Party” has the meaning assigned to such term in Section 10.02.
“Domestic Secured Obligations” means all Secured Obligations of the U.S. Loan Parties. For the avoidance of doubt, the Secured Obligations of any Foreign Loan Party shall not constitute “Domestic Secured Obligations”.
“Domestic Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, among the U.S. Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S.
“Domestic Trademark Component” means, as of any date of determination, an amount specified by the Borrower Representative in the most recent Borrowing Base Certificate as the “Domestic Trademark Component”; provided that, in no event shall the sum of (a) the Domestic Trademark Component as of such date plus (b) the Foreign Trademark Component as of such date exceed the lesser of (i) the Maximum Trademark Component and (ii) $120,000,000.
“Due-to-Consignor Amount” means, on any date of determination, an amount equal to (a) the aggregate amount of cash received and held by the Company and any of its Subsidiaries that is payable to consignors as of such day as a result of the sale of such consignors’ Works of Art by the Company or any of its Subsidiaries minus (b) the aggregate outstanding amount as of such day of Art Loans that were secured by such Works of Art and which will be reduced by the amounts described in clause (a) of this definition.
“Due-to-Consignor Disbursement Account” means any account as the Borrower Representative and the Administrative Agent may reasonably agree upon from time to time that exclusively holds amounts identified by the Borrowers as due to consignors.

“EBITDA” means, with respect to the Company and its Subsidiaries, on a consolidated basis, for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Persons for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) extraordinary, unusual or non-recurring income or gains, (iii) any cash payments made during such period in respect of items described in clause (c)(vii) below subsequent to the fiscal quarter in which the relevant non-cash charges, expenses or losses were incurred, (iv) any gains attributable to business dispositions or asset dispositions, other than in the ordinary course of business, as determined in good faith by a Financial Officer, (v) any gains attributable to adjustments in the financial statements of the Company and its Subsidiaries from applying purchase accounting and (vi) any net after-tax gains attributable to the early extinguishment of Indebtedness, in each case, to the extent included in the calculation of consolidated net income of such Persons for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) the provision for income taxes with respect to such fiscal period, (ii) Interest Expense with respect to such period, (iii) extraordinary, unusual or non-recurring losses for such period, (iv) depreciation and amortization for such period, (v) the amount of any deduction to consolidated net income as a result of any grant of any Equity Interests (including restricted stock and stock options), (vi) any expenses or charges related to the Transactions and any equity issuance, investment, acquisition (whether or not such acquisition has been or will be consummated), disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred hereunder including a refinancing thereof (whether or not consummated) and any amendment or modification to the terms of any such transactions, in each case, deducted in computing net income, (vii) non-cash charges, expenses or losses, (viii) any cost, expense or charge (including all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions, other than in the ordinary course of business, as determined in good faith by a Financial Officer, (ix) any cost, expense or charge attributable to adjustments in the financial statements of the Company and its Subsidiaries from applying purchase accounting, and (x) any net after-tax losses attributable to the early extinguishment of Indebtedness, in each case, to the extent included in the calculation of consolidated net income of such Persons for such period in accordance with GAAP, but without duplication.
For purposes of this definition, the following items shall be excluded in determining consolidated net income of such Persons: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, any such Person or any of such Persons’ Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which any such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary (other than a Loan Party) of any such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any net gain from the collection of the proceeds of life insurance policies; (5) any net gain or loss arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of any such Person; (6) in the case of a successor to any such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (7) any deferred credit representing the excess of equity in any Subsidiary of any such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for such Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Art Loans” means, at any time, the Art Loans of a Loan Party which are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. Eligible Art Loans shall not include any Art Loan of any Loan Party:
(a)    with respect to which (i) such Loan Party shall not have conducted (x) appropriate UCC, tax lien and judgment searches (or applicable equivalent) against the applicable Art Loan Debtor or (y) in the case of any Art Loan Debtor located in the U.K. or Hong Kong, appropriate bankruptcy, winding up and company searches against the applicable Art Loan Debtor or (ii) the results of such searches shall have indicated any material risk with respect to the applicable Art Loan Debtor or the Works of Art securing repayment of such Art Loan;
(b)    with respect to which (i) such Art Loan and the related security interest are not governed by a loan and security agreement reasonably acceptable to the Administrative Agent in form and substance, or (ii) any material terms of the related loan and security agreement and/or any other related documentation are not binding and enforceable;
(c)    with respect to which any payment under the related loan agreement (or any other Art Loan outstanding to such related Art Loan Debtor) has been deemed by such Loan Party to be non-accrual;
(d)    that is subject to any litigation challenging the validity or enforceability of such Art Loan or any related documentation, unless (i) such Loan Party has notified the Administrative Agent of such litigation, and (ii) the Administrative Agent has determined in its Permitted Discretion, pursuant to a written notice to such Loan Party (not to be unreasonably withheld or delayed), that such litigation does not constitute good faith litigation;
(e)    (i) that is not denominated in U.S. Dollars, Canadian Dollars, Hong Kong Dollars, Sterling, Euros, Swiss Francs or an Alternative Art Loan Currency, (ii) if such Art Loan is denominated in Hong Kong Dollars and owned by a U.S. Loan Party or U.K. Loan Party, unless the Administrative Agent shall have otherwise agreed, a U.K. Loan Party (if such Art Loan is owned by a U.K. Loan Party) or a U.S. Loan Party (if such Art Loan is owned by a U.S. Loan Party) shall have not entered into a Swap Agreement reasonably acceptable to the Administrative Agent (x) having a notional amount substantially equal to the outstanding principal balance of such Art Loan at all times until the maturity of such Art Loan and (y) directly mitigating the risk associated with changes in the exchange rate between Hong Kong Dollars and U.S. Dollars

(in the case of any Art Loan owned by a U.S. Loan Party) or Sterling (in the case of any Art Loan owned by a U.K. Loan Party) at all times until the maturity of such Art Loan or (iii) if such Art Loan is denominated in an Alternative Art Loan Currency, unless the Administrative Agent shall have otherwise agreed, a Loan Party (in the case of any Foreign Loan Party) or a U.S. Loan Party (in the case of any U.S. Loan Party) shall have not entered into a Swap Agreement reasonably acceptable to the Administrative Agent (x) having a notional amount substantially equal to the outstanding principal balance of such Art Loan at all times until the maturity of such Art Loan and (y) directly mitigating the risk associated with changes in the exchange rate between the currency in which such Art Loan is denominated and U.S. Dollars (in the case of any Art Loan owned by a U.S. Loan Party) or Sterling (in the case of any Art Loan owned by a Foreign Loan Party) at all times until the maturity of such Art Loan;
(f)    that was not generated in the ordinary course of the applicable Loan Party’s business;
(g)    unless the Administrative Agent shall have otherwise agreed in its Permitted Discretion, that by its terms is not due and payable within 18 months as of the most recent date of determination (without giving effect to any extension provisions therein; provided that, such extension provisions do not permit the maturity of such Art Loans to be extended by more than 12 months from the original scheduled maturity date thereof (or, if the original scheduled maturity is extended pursuant to a new underwriting process, such extended maturity date) unless otherwise agreed by the Administrative Agent in its Permitted Discretion); provided that, Art Loans that by their terms are due and payable after 18 months but within 24 months as of the most recent date of determination (without giving effect to any extension provisions therein; provided that, such extension provisions do not permit the maturity of such Art Loans to be extended by more than 12 months from the original scheduled maturity date thereof (or, if the original scheduled maturity is extended pursuant to a new underwriting process, such extended maturity date) unless otherwise agreed by the Administrative Agent in its Permitted Discretion) shall not be excluded as “Eligible Art Loans” pursuant to this clause to the extent the portion of the outstanding principal balance of such Art Loans included in any Borrowing Base does not exceed $250,000,000 in the aggregate;
(h)    to the extent that any defense, counterclaim, setoff or dispute (other than any dispute described in clause (d) above or in clauses (h) or (i) of the definition of “Eligible Art Loan Collateral”) is asserted in writing (and reasonably determined by such Loan Party not to be frivolous) as to repayment by the relevant Art Loan Debtor of such Art Loan or as to any failure by the Company or any of its Subsidiaries to fund any unfunded commitment of the Company or any of its Subsidiaries to make future Art Loans to the relevant Art Loan Debtor, unless (i) such Loan Party has notified the Administrative Agent of such defense, counterclaim, setoff or dispute, and (ii) the Administrative Agent has determined in its Permitted Discretion, pursuant to a written notice to such Loan Party (not to be unreasonably withheld or delayed), that such defense, counterclaim, setoff or dispute is not asserted in good faith;
(i)    that (i) is not subject to a first priority lien in favor of the Administrative Agent on behalf of the Secured Parties, or (ii) is subject to any Lien of any Person other than the Administrative Agent, except Permitted Encumbrances;
(j)    with respect to which the Art Loan Debtor is a director, officer, other employee or Affiliate of the Company or any of its Subsidiaries, unless the Administrative Agent shall have determined, in its Permitted Discretion, that such Art Loan shall constitute an Eligible Art Loan notwithstanding the provisions of this clause (j);
(k)    unless the Administrative Agent shall have otherwise agreed in its Permitted Discretion, that is the obligation of an Art Loan Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof;

(l)    that is not secured by Eligible Art Loan Collateral or to the extent by which the outstanding principal balance of such Art Loan exceeds sixty percent (60%) of the aggregate Estimated Value of the Works of Art securing repayment of such Art Loan that constitute Eligible Art Loan Collateral;
(m)    in the case of an Art Loan Debtor that is not an individual, such Loan Party has not obtained confirmation of authorization of the incurrence of such Art Loan by such Person and the individuals executing documents on its behalf;
(n)    with respect to which (i) a petition is filed by or against the related Art Loan Debtor under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors or (ii) the related Art Loan Debtor makes a general assignment for the benefit of creditors;
(o)    to the extent the Company or any of its Subsidiaries is liable for goods sold or services rendered by the applicable Art Loan Debtor to the Company or any of its Subsidiaries, but only to the extent of the potential offset; provided that, without duplication of amounts described in the proviso of clause (m) of the definition of “Eligible Extended Term Art Receivables,” if such potential offset arises from amounts payable by such Loan Party to such Art Loan Debtor from any receivable then due and payable to such Loan Party, as agent for such Art Loan Debtor, by a buyer of a Work of Art that was sold on consignment by such Loan Party, as consignee, on behalf of such Art Loan Debtor, in its capacity as consignor, such potential offset shall be reduced by the amount of such receivable (net of any commissions, buyer’s premium, reimbursable expenses and other amounts payable to the Company or any of its Subsidiaries in connection with such sale);
(p)    with respect to which (i) any of the documentation evidencing such Art Loan is not in the possession of any Loan Party or the Administrative Agent or (ii) any of the representations or warranties in this Agreement and the other Loan Documents pertaining to such Art Loan is untrue in any material respect (or, in the case of any representation or warranty already qualified by materiality, in any respect);
(q)    to the extent such Art Loan exceeds any credit limit with respect to any Art Loan Debtor established by the Administrative Agent, in its Permitted Discretion, taking into account the nature and value of the Works of Art securing such Art Loan and after consultation with the Borrower Representative; or
(r)    with respect to which the initial outstanding principal amount, if owned by a U.S. Loan Party, is less than $100,000.
“Eligible Art Inventory” means, at any time, the Art Inventory of a Loan Party which are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. Eligible Art Inventory shall not include any Art Inventory of any Loan Party that:
(a)    is owned by such Loan Party as part of a joint venture or profit/loss sharing arrangement or otherwise is not owned solely by such Loan Party, unless (i) the Administrative Agent shall have otherwise agreed, or (ii) such Loan Party has ultimate control of the disposition of such Art Inventory, in which case such Art Inventory shall be eligible to constitute Eligible Art Inventory to the extent of such Loan Party’s ownership interest therein;
(b)    other than as permitted by clause (a) above, is not owned by such Loan Party free and clear of all Liens and rights of any other Person, except the Liens in favor of the Administrative Agent on behalf of the Secured Parties, and Permitted Encumbrances described in clause (e) of the definition thereof (subject to Reserves satisfactory to the Administrative Agent);

(c)    (i) is not (x) located in a Permitted Inventory Country or (y) in transport between such countries or (ii) is located in a Permitted Inventory Country and such Loan Party shall not have taken each action reasonably required by the Administrative Agent with respect to such Work of Art located in such Permitted Inventory Country in order to protect the interests of the Administrative Agent therein under the laws of such Permitted Inventory Country;
(d)    is not held by such Loan Party (i) at a location owned by the Company or any of its Subsidiaries, or (ii) unless Reserves satisfactory to the Administrative Agent have been established (A) at a location in which the Company or any of its Subsidiaries has obtained a leasehold interest with respect to which, unless otherwise agreed by the Administrative Agent, the lessor has executed a landlord waiver, in form and substance reasonably acceptable to the Administrative Agent, or (B) at a warehouse, storage facility or other third-party location (including, without limitation, the Geneva free port) with respect to which, unless otherwise agreed by the Administrative Agent, such third party has executed a bailee letter or similar agreement in form and substance reasonably acceptable to the Administrative Agent;
(e)    is subject to any litigation challenging the rights of such Loan Party in such Art Inventory, unless (i) such Loan Party has notified the Administrative Agent of such litigation, and (ii) the Administrative Agent has determined in its Permitted Discretion, pursuant to a written notice to such Loan Party (not to be unreasonably withheld or delayed), that such litigation does not constitute good faith litigation;
(f)    is placed on consignment with any Person, unless (i) such consignment constitutes a Permitted Consignment with respect to such Art Inventory, or (ii)(x) such Loan Party has notified the Administrative Agent of such consignment and (y) the Administrative Agent has determined in its Permitted Discretion, pursuant to a written notice to such Loan Party (not to be unreasonably withheld or delayed), that such Loan Party has taken all actions reasonably required by the Administrative Agent with respect to such Art Inventory in order to protect the interests of the Administrative Agent therein under all applicable laws;
(g)    is not subject to a first priority lien in favor of the Administrative Agent on behalf of the Secured Parties, subject to Permitted Encumbrances described in clause (e) of the definition thereof (subject to Reserves satisfactory to the Administrative Agent);
(h)    if the value of such Art Inventory exceeds $250,000, has not been the subject of a search by such Loan Party in the Art Loss Register (if applicable);
(i)    breaches any of the representations or warranties pertaining to Art Inventory set forth in the Loan Documents; or
(j)    constitutes Automobile Works of Art, unless (i) such Loan Party or any other Loan Party has in its possession the related original Certificates of Title for such Automobile Works of Art or (ii) no Certificates of Title have been, or are required to be, issued with respect to such Automobile Works of Art by any applicable Governmental Authority.
“Eligible Art Loan Collateral” shall mean, with respect to any Art Loan of any Loan Party, a Work of Art:
(a)     in which such Loan Party has a first priority security interest securing repayment of such Art Loan that is perfected in each applicable jurisdiction (i) by the filing of a financing statement pursuant to the UCC, (ii) by physical possession of such Work of Art by such Loan Party or its agent at all times or (iii) solely in the case of Automobile Work of Art registered in the United States of America (or any state thereof), by notation of such Borrower’s security interest on the “certificate of title” (as defined in Section 9-102(a)(10) of the UCC) for such Automobile Work of Art;

(b)    unless otherwise agreed to by the Administrative Agent, with respect to which, if such Loan Party has a security interest in such Work of Art that is perfected by physical possession by a Person acting as an agent of such Loan Party (which Person may be the Company or any of its Subsidiaries) or otherwise in the physical possession of any Person other than such Loan Party, (i) such Person has executed a bailee letter or similar agreement in form and substance reasonably acceptable to the Administrative Agent, (ii) Reserves satisfactory to the Administrative Agent have been established, or (iii) other arrangements have been entered into, in form and substance reasonably acceptable to the Administrative Agent;
(c)    that is (i) (x) located in a Permitted Art Loan Country or (y) in transport between such countries and (ii) if located in a Permitted Art Loan Country, such Loan Party shall have taken all actions reasonably required by the Administrative Agent with respect to such Work of Art in order to protect the interests of such Loan Party and the Administrative Agent therein under the laws of such Permitted Art Loan Country;
(d)    that, if held by such Loan Party, is held (i) at a location owned by the Company or any of its Subsidiaries, or (ii) unless Reserves satisfactory to Administrative Agent have been established (A) at a location in which the Company or any of its Subsidiaries has obtained a leasehold interest with respect to which, unless otherwise agreed by the Administrative Agent, the lessor has executed a landlord waiver, in form and substance reasonably acceptable to the Administrative Agent, or (B) at a warehouse, storage facility or other third-party location (including, without limitation, the Geneva free port, but not including the location of any agent described in paragraph (b) of this definition) with respect to which, unless otherwise agreed by the Administrative Agent, such third party has executed a bailee letter or similar agreement in form and substance reasonably acceptable to the Administrative Agent;
(e)    that is (i) in the physical possession of such Loan Party, (ii) in the physical possession of an agent described in paragraph (b) of this definition or (iii) in the case of Work of Art physically located in the United States, unless any Reserves satisfactory to the Administrative Agent in its Permitted Discretion have been established, in the actual physical possession of the applicable Account Debtor at a location owned by such Account Debtor;
(f)    that is (i) adequately insured by such Loan Party or the applicable Account Debtor and (ii) if such Work of Art is insured by the applicable Account Debtor, subject to a valid loss payable endorsement in favor of such Loan Party with respect to such Work of Art;
(g)    with respect to which the applicable Account Debtor is not the original artist or creator;
(h)    with respect to which the validity, enforceability, perfection or priority of such Loan Party’s security interest in such Work of Art is not subject to any litigation, other than litigation with respect to which (i) such Loan Party has notified the Administrative Agent of such litigation, and (ii) the Administrative Agent has determined in its Permitted Discretion, pursuant to a written notice to such Loan Party (not to be unreasonably withheld or delayed), that such litigation does not have a material risk of being determined adversely to such Loan Party;
(i)    with respect to which the rights of the related Account Debtor in such Work of Art are not subject to litigation, unless (i) such Loan Party notifies the Administrative Agent of such litigation, and (ii) the Administrative Agent has determined in its Permitted Discretion, pursuant to a written notice to such Loan Party (not to be unreasonably withheld or delayed), that such litigation does not have a material risk of being determined adversely to such Loan Party;
(j)    that does not constitute Work of Art in respect of any Extended Term Art Receivable included in any Borrowing Base; and

(k)    if the value of such Work of Art exceeds $250,000, has been the subject of a search by such Loan Party in the Art Loss Register (if applicable) and is not listed in the Art Loss Register.
“Eligible Extended Term Art Receivables” means, at any time, the Extended Term Art Receivable of a Loan Party which are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. Eligible Extended Term Art Receivable shall not include any Extended Term Art Receivable of any Loan Party:
(a)    with respect to which (i) such Extended Term Art Receivable and the related consignment are not governed by Extended Term Art Documentation reasonably acceptable to the Administrative Agent in form and substance, (ii) the related Extended Term Art Documentation is not governed under the laws of (x) the State of New York, (y) England and Wales, or (z) Hong Kong, (iii) any material terms of the related Extended Term Art Documentation and/or any other related documentation are not binding and enforceable or (iv) the related Extended Term Art Documentation or the related auction giving rise to such Extended Term Art Receivable shall not comply with the Extended Term Auction Procedural Requirements;
(b)    with respect to which any payment under any Extended Term Art Documentation (or any other Extended Term Art Receivable which has the same Extended Term Art Debtor) has been deemed by such Loan Party to be non-accrual;
(c)    that is subject to any litigation challenging the validity or enforceability of such Extended Term Art Receivable, the related Extended Term Art Documentation or any other related documentation, unless (i) such Loan Party has notified the Administrative Agent of such litigation, and (ii) the Administrative Agent has determined in its Permitted Discretion, pursuant to a written notice to such Loan Party (not to be unreasonably withheld or delayed), that such litigation does not constitute good faith litigation;
(d)    that is payable in any currency other than U.S. Dollars, Hong Kong Dollars, Sterling or Euros;
(e)    that was not generated in the ordinary course of the applicable Loan Party’s business;
(f)    unless the Administrative Agent shall have otherwise agreed, that (i) is past due or (ii) by its terms is not due and payable within one hundred twenty (120) calendar days following the date on which the auction giving rise to such Extended Term Art Receivable occurred;
(g)    to the extent that any defense, counterclaim, setoff or dispute (other than any dispute described in clause (c) above or in clauses (i) or (j) of the definition of “Eligible Extended Term Art Collateral”) is asserted in writing (and reasonably determined by such Loan Party not to be frivolous) as to repayment by the relevant Extended Term Art Debtor of such Extended Term Art Receivable or of any other Extended Term Art Receivable owed by such Extended Term Art Debtor, unless (i) such Loan Party has notified the Administrative Agent of such defense, counterclaim, setoff or dispute, and (ii) the Administrative Agent has determined in its Permitted Discretion, pursuant to a written notice to such Loan Party (not to be unreasonably withheld or delayed), that such defense, counterclaim, setoff or dispute is not asserted in good faith;
(h)    that (i) is not subject to a first priority lien in favor of the Administrative Agent on behalf of the Secured Parties, or (ii) is subject to any Lien of any Person other than the Administrative Agent, except Permitted Encumbrances;
(i)    with respect to which the Extended Term Art Debtor is a director, officer, other employee or Affiliate of the Company or any of its Subsidiaries, unless the Administrative Agent shall have determined, in its Permitted Discretion, that such Extended Term Art Receivable shall constitute an Eligible Extended Term Art Receivable notwithstanding the provisions of this clause (i);

(j)    unless the Administrative Agent shall have otherwise agreed in its reasonable credit judgment, that is the obligation of an Extended Term Art Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof;
(k)    for which the underlying Work of Art does not constitute Eligible Extended Term Art Collateral;
(l)    with respect to which (i) a petition is filed by or against the related Extended Term Art Debtor or Extended Term Art Consignor under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors or (ii) the related Extended Term Art Debtor or Extended Term Art Consignor makes a general assignment for the benefit of creditors;
(m)    to the extent the Company or any of its Subsidiaries is liable for goods sold or services rendered by the applicable Extended Term Art Debtor to the Company or any of its Subsidiaries (or, if the related Extended Term Art Documentation is governed under the laws of the State of New York, the Extended Term Art Consignor), but only to the extent of the potential offset; provided that, without duplication of the amount of any receivable described in the proviso of clause (o) of the definition of “Eligible Art Loan,” if such potential offset arises from amounts payable by such Loan Party to such Extended Term Art Debtor or Extended Term Art Consignor, as applicable, from any receivable then due and payable to such Loan Party, as agent for such Extended Term Art Debtor or Extended Term Art Consignor, as applicable, by a buyer of a Work of Art that was sold on consignment by such Loan Party, as consignee, on behalf of such Extended Term Art Debtor or Extended Term Art Consignor, as applicable, such potential offset shall be reduced by the amount of such receivable (net of any commissions, buyer’s premium, reimbursable expenses and other amounts payable to the Company or any of its Subsidiaries in connection with such sale);
(n)    with respect to which (i) any of the Extended Term Art Documentation or any other documentation evidencing such Extended Term Art Receivable is not in the possession of any Loan Party, or the Administrative Agent or (ii) any of the representations or warranties in this Agreement and the other Loan Documents pertaining to such Extended Term Art Receivable is untrue in any material respect (or, in the case of any representation or warranty already qualified by materiality, in any respect);
(o)    to the extent such Extended Term Art Receivables exceeds any credit limit with respect to any Extended Term Art Debtor established by the Administrative Agent, in its reasonable credit judgment, taking into account the nature and value of the underlying Work of Art and after consultation with the Borrower Representative; or
(p)    with respect to which the initial outstanding amount, if owned by a U.S. Loan Party, is less than $100,000.
“Eligible Extended Term Art Collateral” shall mean, with respect to any Extended Term Art Receivable of any Loan Party, a Work of Art:
(a)    if the related Extended Term Art Documentation is governed under the laws of the State of New York, for which any one of the following is satisfied: (i) such Loan Party has title to such Work of Art, free and clear of any Liens (other than those in favor of the Administrative Agent, those in favor of the related Extended Term Art Debtor pursuant to the related Extended Term Art Documentation), (ii) such Loan Party has a first priority security interest in such Work of Art securing repayment of such Extended Term Art Receivable, which security interest is perfected in each applicable jurisdiction or (iii) the related Extended Term Art Consignor has title to such Work of Art, free and clear of any Liens (other than those in favor of the Administrative Agent, those in favor of the related Extended Term Art Debtor pursuant to the related Extended Term Art Documentation) and, in the case of this clause (iii), such Loan Party has the right, without consent or other action of such Extended Term Art Consignor, to exercise (to the extent of the principal amount of such Extended Term Art Receivable) any and all rights of such Extended Term Art Consignor against the related Extended Term Art Debtor, including, without limitation, the right to transfer title (on behalf of such Extended Term Art Consignor) to a third-party purchaser upon default of such Extended Term Art Debtor free and clear of any Liens;
(b)    if the Extended Term Art Documentation is governed under the laws of England and Wales or Hong Kong, for which such Loan Party has title, free and clear of any Liens (other than those in favor of the Administrative Agent or those in favor of the related Extended Term Art Debtor pursuant to the related Extended Term Art Documentation);
(c)    that is in the physical possession of such Loan Party or its agent at all times;
(d)    that, if in the physical possession of such Loan Party, is held (i) at a location owned by the Company or any of its Subsidiaries or (ii) unless Reserves satisfactory to the Administrative Agent have been established (A) at a location in which the Company or any of its Subsidiaries has obtained a leasehold interest with respect to which, unless otherwise agreed by the Administrative Agent, the lessor has executed a landlord waiver, in form and substance reasonably acceptable to the Administrative Agent, or (B) at a warehouse, storage facility or other third-party location (including, without limitation, the Geneva free port, but not including the location of any agent described in paragraph (e) of this definition) with respect to which, unless otherwise agreed by the Administrative Agent, such third party has executed a bailee letter or similar agreement in form and substance reasonably acceptable to the Administrative Agent;
(e)    unless otherwise agreed to by the Administrative Agent, if such Work of Art is in the physical possession of such Loan Party’s agent, (i) such agent has executed a bailee letter or similar agreement in form and substance reasonably acceptable to the Administrative Agent, (ii) Reserves satisfactory to the Administrative Agent have been established or (iii) other arrangements have been entered into, in form and substance reasonably acceptable to the Administrative Agent;
(f)    that is (i) (x) located in a Permitted Extended Term Art Country or (y) in transport between such countries and (ii) if located in a Permitted Extended Term Art Country, such Loan Party shall have taken all actions reasonably required by the Administrative Agent with respect to such Work of Art in order to protect the interests of such Loan Party and the Administrative Agent therein under the laws of such Permitted Extended Term Art Country;
(g)    that is adequately insured by such Loan Party;
(h)    with respect to which the applicable Extended Term Art Debtor is not the original artist or creator;
(i)    if the Extended Term Art Documentation is governed under the laws of the State of New York and such Loan Party has a security interest in such Work of Art, with respect to which the validity, enforceability, perfection or priority of such Loan Party’s security interest in such Work of Art is not subject to any litigation, other than litigation with respect to which (i) such Loan Party has notified the Administrative Agent of such litigation, and (ii) the Administrative Agent has determined in its Permitted Discretion, pursuant to a written notice to such Loan Party (not to be unreasonably withheld or delayed), that such litigation does not have a material risk of being determined adversely to such Loan Party;
(j)    with respect to which the rights, if any, of the related Extended Term Art Consignor or Extended Term Art Debtor in such Work of Art are not subject to litigation, unless (i) such Loan Party notifies the Administrative Agent of such litigation, and (ii) the Administrative Agent has determined in its

Permitted Discretion, pursuant to a written notice to such Loan Party (not to be unreasonably withheld or delayed), that such litigation does not have a material risk of being determined adversely to such Loan Party;
(k)    that does not constitute Work of Art securing any Art Loan included in any Borrowing Base; and
(l)    if the value of such Work of Art exceeds $250,000, has been the subject of a search by such Loan Party in the Art Loss Register (if applicable) and is not listed in the Art Loss Register.
“Eligible Real Property” means the real property listed on Schedule 1.01(B) held by a Loan Party (whether as a freehold or leasehold interest as described in that Schedule) (i) in respect of which an appraisal report has been delivered to the Administrative Agent in form, scope and substance reasonably satisfactory to the Administrative Agent, (ii) in respect of which the Administrative Agent is reasonably satisfied that all actions necessary or desirable in order to create a perfected first priority legal mortgage on such real property have been taken, including the filing of such legal mortgages at the applicable land registry, (iii) that the Administrative Agent has received the CLLS Certificate(s) of Title in a form which is reasonably acceptable to the Administrative Agent on which the Lenders have reliance, and (iv) (to the extent required) such releases, discharges, authorizations, consents and all other actions that the Administrative Agent may reasonably require to register a perfected legal mortgage over the real property at the applicable land registry, except to the extent that it has been agreed that any such item may be delivered after the Effective Date in accordance with Section 5.20, provided, that to the extent that any item is not delivered in accordance with Section 5.20, any part of the real property to which such item relates shall cease to be Eligible Real Property.
“Eligible Venture Loan” means a Venture Loan that is an Eligible Art Loan.
“English Security Agreements” means (a) the English law debenture (including any and all supplements and/or amendments thereto) entered into on or around the Effective Date by the U.K. Loan Parties as chargors, and the Administrative Agent, (b) the English law share mortgage entered into on or around the Effective Date by, among others, Sotheby’s, Inc., as mortgagor, and the Administrative Agent, and (c) any other pledge or security agreement governed by English law and entered into, after the date of this Agreement by any Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or, (to the extent related to the exposure to any Hazardous Material) health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA), whether or not waived or the failure to make by its due date a required installment under Section 430(j) of the Code; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition upon any Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, I) in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA, (II) in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA) or (III) insolvent within the meaning of Title IV of ERISA; (h) the imposition of a lien pursuant to Section 430(k) of the Code or Section 303(k) or Section 4068 of the ERISA on any ERISA Affiliate with respect to any Multiemployer Plan; or (i) a violation of Section 436 of the Code.
“Estimated Value” means, as of any date of determination, with respect to any Work of Art, the most recent estimate of value of such Work of Art, as determined from time to time by the applicable Loan Party in accordance with Section 5.16.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” or “€” means the single currency of the Participating Member States.
“Eurocurrency”, when used in reference to any Loan or Borrowing denominated in U.S. Dollars or Sterling, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.
“Eurocurrency Payment Office” of the Administrative Agent means, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.
“European Treaty” shall mean the Treaty establishing the European Community being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992) and the Treaty of Amsterdam (which was signed in Amsterdam on October 2, 1997).
“European Union Regulation” means Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast).

“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Rate” has the meaning assigned to such term in the definition of “Dollar Equivalent”.
“Excluded Assets” means, with respect to any assets of the U.S. Loan Parties: (a) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (b) assets in respect of which pledges and security interests are prohibited by applicable U.S. law, rule or regulation or agreements with any U.S. governmental authority (other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such assets shall automatically cease to constitute Excluded Assets, (c) margin stock, (d) to the extent not included in any Borrowing Base, assets subject to certificates of title (including motor vehicles (other than motor vehicles subject to certificates of title, provided that perfection of security interests in such motor vehicles shall be limited to the filing of UCC financing statements), aircraft and aircraft engines), letter of credit rights with a value of less than an amount to be set forth in the Loan Documents (other than to the extent the security interest in such letter of credit right may be perfected by the filing of UCC financing statements) and commercial tort claims with a value of less than an amount to be set forth in the Loan Documents, (e) any lease, license, Capital Lease Obligation or other agreement or any property subject to a purchase money security interest or similar agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, Capital Lease Obligation or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party) (other than (x) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (y) to the extent that any such term has been waived or (z) to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such term, such assets shall automatically cease to constitute Excluded Assets, (f) assets to the extent a security interest in such assets would result in material adverse tax consequences to the Company or any of its Subsidiaries as reasonably determined by the Company in consultation with the Administrative Agent, (g) Equity Interests in (i) any Person that is not a wholly-owned subsidiary, (ii) any special purpose entity used for any securitization facility permitted under the terms of the Loan Documents, (iii) 1334 York, LLC, a Delaware limited liability company or (iv) any AAP Fund Entity, (h) any leasehold interest in real property, (i) any real property owned by a Loan Party (and improvements and Fixtures relating thereto) that is not included in any Borrowing Base, (j) any escrow, fiduciary, trust or similar account, any payroll or payroll tax account, any zero balance disbursement account, and any employee benefit account, (k) Equity Interests in any first-tier CFC or FSHCO or assets of any CFC or FSHCO, in each case, to the extent limited by Section 9.19, (l) any real property located in the U.S. and (m) those assets as to which the Administrative Agent and the Company reasonably agree that the cost, burden or difficulty of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby. Notwithstanding the foregoing, Excluded Assets shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).
“Excluded Domestic Subsidiary” means, at any date of determination, any Domestic Subsidiary that (a) is not a Wholly-Owned Subsidiary, (b) is an Immaterial Subsidiary, (c) is prohibited from providing a Loan Guarantee by applicable U.S. law, rule or regulation or agreements with any U.S. governmental authority (other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such Domestic Subsidiary shall automatically cease to constitute an Excluded Domestic Subsidiary, (d) is a special purpose entity used for any securitization facility permitted under the terms of the Loan Documents, (e) with respect to any obligations incurred by or on behalf of any Borrower that is a U.S. Person, any FSHCO and any subsidiary of a CFC or FSHCO or (f) the Administrative Agent and the Company reasonably agree that the cost, burden or difficulty of obtaining such a Loan Guarantee therefrom are excessive in relation to the benefit to the Lenders afforded thereby.
“Excluded Foreign Subsidiary” means, at any date of determination, any Foreign Subsidiary that (a) is not a Wholly-Owned Subsidiary, (b) is an Immaterial Subsidiary or (c) is not required to provide a guarantee pursuant to the Agreed Security Principles.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to the applicable law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); and (d) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means, collectively, (i) the Amended and Restated Credit Agreement, dated as of August 22, 2014, by and among the Company, the Borrowers, the other Credit Parties (as defined therein) party thereto, Wells Fargo Bank, N.A. (as successor to General Electric Company), as administrative agent and as collateral agent and the lenders party thereto, as previously amended, supplemented or otherwise modified from time to time and (ii) the Amended and Restated Credit Agreement, dated as of August 22, 2014 by and among the Company, the Domestic Borrowers, the other Credit Parties (as defined therein) party thereto, Wells Fargo Bank, N.A. (as successor to General Electric Company), as administrative agent and as collateral agent, and the lenders party thereto, as previously amended, supplemented or otherwise modified from time to time.
“Extended Term Art Consignor” has the meaning assigned to such term in the definition of “Extended Term Art Receivables”.

“Extended Term Art Debtor” has the meaning assigned to such term in the definition of “Extended Term Art Receivables”.
“Extended Term Art Documentation” means, with respect to any Extended Term Art Receivable, collectively, the related consignment agreement, conditions of business for buyers (if applicable), conditions of business for sellers (if applicable), conditions of sale and terms of guarantee (if applicable), and extended payment term agreements.
“Extended Term Art Purchase Price” means, with respect to any Extended Term Art Receivable, the total purchase price for the underlying Work of Art that is agreed upon by the related Extended Term Art Debtor.
“Extended Term Art Receivable” means a receivable payable by a buyer arising from the auction sale of consigned Works of Art (such buyer, an “Extended Term Art Debtor”), which receivable is owing to a Loan Party pursuant to extended payment terms offered by such Loan Party to such Extended Term Art Debtor after such Loan Party’s payment of the related Extended Term Art Purchase Price (net of any amounts owed to such Loan Party) to the consignor of such Work of Art (such consignor, an “Extended Term Art Consignor”).
“Extended Term Auction Procedural Requirements” means, with respect to any Extended Term Art Receivable of a Loan Party, collectively, the following requirements:
(a)    under the terms of the related conditions of business for buyers or conditions of sale and terms of guarantee, as applicable, and the other related Extended Term Art Documentation, title to the underlying Work of Art must not transfer to the winning bidder unless such Loan Party has received the Extended Term Art Purchase Price in cleared funds;
(b)    if the related Extended Term Art Documentation is governed under the laws of the State of New York, (i) under the terms of the related consignment agreement (x) if such Loan Party pays any portion of the net sale proceeds for the related Work of Art to the related Extended Term Art Consignor and such Loan Party has not collected payment of such amount that such Loan Party paid to such Extended Term Art Consignor, simultaneously with such payment made by such Loan Party to such Extended Term Art Consignor, such Extended Term Art Consignor shall have assigned any and all rights it has against the related Extended Term Art Debtor (to the extent of such payment) to such Loan Party and (y) the related Extended Term Art Consignor shall be required to execute any document such Loan Party reasonably requests to evidence such assignment and (ii) the related conditions of sale and terms of guarantee must be (x) printed on the back of the sale catalogue for the related auction and (y) included in the pre-sale announcement;
(c)    if the related Extended Term Art Documentation is governed under the laws of England and Wales or Hong Kong, (i) the conditions of business for buyers must be (x) displayed in a reasonably conspicuous manner in the applicable sale location or (y) made available to the related Extended Term Art Debtor in a manner approved by the Administrative Agent in writing and (ii) under the terms of the conditions of business for sellers, if the related Extended Term Art Debtor fails to pay the applicable Extended Term Art Purchase Price but such Loan Party agrees to remit to the related Extended Term Art Consignor an amount equal to the applicable Extended Term Art Purchase Price (net of amounts owed to such Loan Party), ownership of the related Work of Art shall have passed to such Loan Party, and such Loan Party shall have the benefit of all of such Extended Term Art Consignor’s representations, warranties and indemnities set out in such conditions of business for sellers; and
(d)    the related Extended Term Art Debtor must have agreed, pursuant to a paddle registration form, absentee/telephone bidding form and/or online registration form, as applicable, to be bound by the related conditions of business of buyers or the conditions of sale and terms of guarantee, as applicable.

“Extenuating Circumstance” means any period during which the Administrative Agent has determined in its sole reasonable discretion (i) that due to unforeseen and/or nonrecurring circumstances, it is impractical and/or not feasible to submit or receive a Borrowing Request or Interest Election Request by email or fax or through Electronic System, and (ii) to accept a Borrowing Request or Interest Election Request telephonically.
“fair market value” means the fair market value of the relevant property or asset as determined in good faith by the Company.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FATCA Deduction” means a deduction or withholding from a payment with respect to a Loan or Commitment extended to a U.K. Borrower under a Loan Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Financial Covenant Test Period” means any period (a) commencing on the last day of the most recent period of four consecutive fiscal quarters of the Company then ended for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)) on or prior to the date Aggregate Availability at any time is less than the greater of (i) 10% of the Line Cap and (ii) $110,000,000 and (b) ending on the day after Aggregate Availability has exceeded the greater of (i) 10% of the Line Cap and (ii) $110,000,000 for thirty (30) consecutive days.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower or a director or manager fulfilling such role.
“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.
“Fixed Charge Coverage Ratio” means, at any date, the ratio of (a) EBITDA minus Unfinanced Capital Expenditures minus cash income taxes paid (net of income tax refunds), other than the Specified Transition Tax to (b) Fixed Charges, all calculated for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.01(a) and (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a))). For the purpose of the Fixed Charge Coverage Ratio, EBITDA shall be determined on a Pro Forma Basis.

“Fixed Charges” means, with respect to the Company and its Subsidiaries, on a consolidated basis, for any fiscal period, an amount equal to:

(a) the aggregate of all cash Interest Expense with respect to such period, other than (i) any discounts or upfront fees, (ii) amortization of closing fees incurred in conjunction with this Agreement, the Senior Note Indenture or any other agreement governing any other Indebtedness and (iii) amortization of interest accrued on amounts payable on the unfunded senior management benefit plan of the Company and its Subsidiaries; plus

(b) scheduled payments of principal with respect to Indebtedness during such period, other than, solely for the 2017-2021 fiscal years of the Company, repayment of Indebtedness in respect of the York Avenue Loan Agreement; provided that, the aggregate amount excluded from clause (b) pursuant to this clause (b) shall not exceed (x) $37,000,000 for the 2017 fiscal year of the Company or (y) $6,250,000 for each of the 2018-2021 fiscal years of the Company; plus

(c) dividends and distributions made with respect to Equity Interests in the Company paid in cash (other than, for the avoidance of doubt, any share repurchases by the Company of Equity Interests in the Company) during such period.

Notwithstanding the foregoing, (i) solely for purposes of determining satisfaction of the Payment Condition with respect to a proposed share repurchase pursuant to Section 6.08(a)(iv) or proposed prepayment of Subordinated Indebtedness pursuant to Section 6.08(b)(v), “Fixed Charges” shall also include all share repurchases of Equity Interests in the Company and all prepayments of Indebtedness and (ii) solely for purposes of determining the Fixed Charge Coverage Ratio with respect to a proposed Restricted Payment pursuant to Section 6.08(a)(v), “Fixed Charges” shall also include all Restricted Payments, in each case of clauses (i) and (ii), calculated on a consolidated basis with respect to the Company and its Subsidiaries for such period.

“Foreign Borrowers” means, collectively, the U.K. Borrowers and the H.K. Borrower.
“Foreign Borrowers Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the Dollar Equivalent of the outstanding principal amount of Revolving Loans made by such Lender to the Foreign Borrowers at such time plus (b) the Dollar Equivalent of such Lender’s LC Exposure with respect to Letters of Credit issued for the account of the Foreign Borrowers at such time plus (c) the Dollar Equivalent of such Lender’s Swingline Exposure with respect to Swingline Loans made to the Foreign Borrowers at such time plus (d) an amount equal to its Applicable Percentage of the Dollar Equivalent of the aggregate outstanding principal amount of Overadvances made to the Foreign Borrowers at such time plus (e) an amount equal to its Applicable Percentage of the Dollar Equivalent of the aggregate outstanding principal amount of Protective Advances made to the Foreign Borrowers at such time.

“Foreign Borrowers U.S. Utilization” means, at any time, the excess, if any, of (a) the aggregate amount of Foreign Borrowers Revolving Exposures of all Lenders over (b) the Foreign Borrowing Base.

“Foreign Borrowing Base” means, at any time an amount equal to:
(a)    85% of the Available Foreign Art Loan Balance at such time; plus
(b)    60% of the Foreign Loan Parties’ Eligible Art Inventory at such time, valued at the lower of cost or market value; plus
(c)    the Foreign Eligible Extended Term Art Component at such time; plus

(d)    the Foreign Trademark Component at such time; plus
(e)    the U.K. Real Property Component at such time; minus
(f)    Reserves related to each Foreign Loan Party established by the Administrative Agent in its Permitted Discretion;
provided that, in no event shall (A) the sum of the Domestic Trademark Component plus the Foreign Trademark Component plus the U.K. Real Property Component exceed the lesser of (i) an amount equal to 35% of the Aggregate Borrowing Base and (ii) $275,000,000 and (B) the Automobile Work of Art Component exceed $50,000,000.

The Administrative Agent may, in its Permitted Discretion, adjust Reserves used in computing the Foreign Borrowing Base, with any such changes to be effective three (3) Business Days after delivery of notice thereof to the Borrower Representative and the Lenders, it being understood and agreed that decreases in advance rates may not be made other than in accordance with Section 9.02(b). The Foreign Borrowing Base at any time shall be determined by reference to the most recent applicable Borrowing Base Certificate delivered to the Administrative Agent pursuant to Sections 4.01(j) or 5.01(f) of this Agreement.

“Foreign Collateral Documents” means, collectively, the English Security Agreements, the Hong Kong Security Agreements, and any agreements, instruments and documents executed by a Foreign Loan Party in connection with this Agreement that are intended to create or perfect Liens on the Collateral to secure the Secured Obligations, including, without limitation, all other security agreements and pledge agreements, whether theretofore, now or hereafter executed by any Foreign Loan Party and delivered to the Administrative Agent.
“Foreign Currency” and “Foreign Currencies” means the Agreed Currencies other than U.S. Dollars.
“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.
“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.
“Foreign Eligible Extended Term Art Component” means, as of any date of determination, an amount equal to the lesser of (a) 75% of the Extended Term Art Purchase Price (to the extent any buyer’s premium or any taxes are included in the calculation thereof, net of such buyer’s premium and such taxes (including, without limitation, VAT)) with respect to Eligible Extended Term Art Receivables of the Foreign Loan Parties as of such date and (b) $150,000,000, or such lower amount as shall be specified by the Borrower Representative in the most recent Borrowing Base Certificate.

“Foreign Guaranteed Obligations” has the meaning assigned to such term in Section 11.01.
“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“Foreign Loan Parties” means, collectively, the Foreign Borrowers and any other Person organized under the laws of any jurisdiction other than the laws of a jurisdiction located in the U.S., in each case that becomes a party hereto and to a Foreign Collateral Document, whether by joinder or otherwise.

“Foreign Obligated Party” has the meaning assigned to such term in Section 11.02.
“Foreign Pension Plan” means any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligation or arrangement or any kind that is not subject to U.S. law and that is established, maintained or contributed to by any Loan Party or any of its Subsidiaries or Affiliates in respect of which any Loan Party or any of its Subsidiaries or Affiliates has any liability, obligation or contingent liability.
“Foreign Secured Obligations” means all Secured Obligations of the Foreign Loan Parties. For the avoidance of doubt, the Secured Obligations of any U.S. Loan Party shall not constitute “Foreign Secured Obligations”.
“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
“Foreign Trademark Component” means, as of any date of determination, an amount specified by the Borrower Representative in the most recent Borrowing Base Certificate as the “Foreign Trademark Component”; provided that, in no event shall the sum of (a) the Domestic Trademark Component as of such date plus (b) the Foreign Trademark Component as of such date exceed the lesser of (i) the Maximum Trademark Component and (ii) $120,000,000.
“FSHCO” means a Domestic Subsidiary the only assets of which consist of direct or indirect equity (or equity and debt) of one or more CFCs.

“Funding Account” has the meaning assigned to such term in Section 4.01(h).
“GAAP” means generally accepted accounting principles in the U.S.
“Goods” means all “goods” as defined in the UCC, now owned or hereafter acquired by any Borrower or any Subsidiary, wherever located, including embedded software to the extent included in “goods” as defined in the UCC.
“Governmental Authority” means the government of the U.S., U.K., Hong Kong or any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any European supranational body) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the European Central Bank and the Council of Ministers of the European Union.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include (i) endorsements for collection or deposit in the ordinary course of business, (ii) customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted hereunder (other than obligations with respect to Indebtedness), or (iii) performance guarantees provided by the Company or any of its Subsidiaries for the benefit of the Company or a Wholly-Owned Subsidiary and entered into in the ordinary course of business.
“Guaranteed Obligations” means, collectively, the Domestic Guaranteed Obligations and the Foreign Guaranteed Obligations.
“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any applicable Environmental Law; (b) those substances listed as hazardous substances by the U.S. Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive or radioactive.
“HIBO Impacted Interest Period” has the meaning assigned to such term in the definition of “HIBO Rate”.

“HIBO Rate” means, with respect to any HKD Borrowing denominated in Hong Kong Dollars and for any applicable Interest Period, HIBO Screen Rate as of 11:00 a.m. (Hong Kong time) on the first day of such Interest Period; provided that, if HIBO Screen Rate shall not be available at such time for such Interest Period (a “HIBO Impacted Interest Period”), then the HIBO Rate for Hong Kong Dollars and such Interest Period shall be the Interpolated Rate, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error). If the HIBO Rate shall be less than zero, the HIBO Rate shall be deemed to be zero.
“HIBO Screen Rate” means the Hong Kong interbank offered rate administered by the Hong Kong Association of Banks (or any other Person which takes over the administration of that rate) for the relevant period displayed on page HKABHIBOR of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“H.K. Borrower” means Sotheby’s Hong Kong Limited (), a company incorporated under the laws of Hong Kong with registered company number 38241.
“H.K. Loan Party” means each Loan Party that is incorporated under the laws of Hong Kong.
“H.K. Tranche Commitment” means, with respect to each H.K. Tranche Lender, the commitment, if any, of such Lender to make H.K. Tranche Revolving Loans and to acquire participations in H.K. Tranche Letters of Credit, Protective Advances, Overadvances and Swingline Loans hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each H.K. Tranche Lender’s H.K. Tranche Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such H.K. Tranche Lender shall have assumed its H.K. Tranche Commitment, as applicable. The aggregate principal amount of the H.K. Tranche Commitments on the Effective Date is $50,000,000.
“H.K. Tranche Credit Event” means a H.K. Tranche Revolving Borrowing, the issuance, amendment, renewal or extension of a H.K. Tranche Letter of Credit, the making of a Swingline Loan, Overadvance or

Protective Advance that the H.K. Tranche Lenders are required to participate in pursuant to the terms hereof, or any of the foregoing.
“H.K. Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Equivalent of all outstanding H.K. Tranche Letters of Credit at such time plus (b) the aggregate Dollar Equivalent of all LC Disbursements in respect of H.K. Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the Domestic Borrowers at such time. The H.K. Tranche LC Exposure of any H.K. Tranche Lender at any time shall be its H.K. Tranche Percentage of the total H.K. Tranche LC Exposure at such time.
“H.K. Tranche Lender” means a Lender with a H.K. Tranche Commitment or holding H.K. Tranche Revolving Loans.
“H.K. Tranche Letter of Credit” means any Letter of Credit issued under the H.K. Tranche Commitments pursuant to this Agreement.
“H.K. Tranche Percentage” means, with respect to any H.K. Tranche Lender, a percentage equal to a fraction the numerator of which is such Lender’s H.K. Tranche Commitment and the denominator of which is the aggregate H.K. Tranche Commitments of all H.K. Tranche Lenders (provided that, if the H.K. Tranche Commitments have terminated or expired, the H.K. Tranche Percentages shall be determined based upon such Lender’s share of the aggregate H.K. Tranche Revolving Exposures of all Lenders at that time); provided that, in accordance with Section 2.20, so long as any H.K. Tranche Lender shall be a Defaulting Lender, such H.K. Tranche Lender’s H.K. Tranche Commitment shall be disregarded in the foregoing calculation.
“H.K. Tranche Revolving Borrowing” means a Borrowing comprised of H.K. Tranche Revolving Loans.
“H.K. Tranche Revolving Exposure” means, with respect to any H.K. Tranche Lender at any time, and without duplication, the sum of (a) the Dollar Equivalent of the outstanding principal amount of such Lender’s H.K. Tranche Revolving Loans plus (b) the Dollar Equivalent of such Lender’s H.K. Tranche LC Exposure plus (c) the Dollar Equivalent of such Lender’s H.K. Tranche Swingline Exposure plus (d) an amount equal to its H.K. Tranche Percentage of the Dollar Equivalent of the aggregate outstanding principal amount of Overadvances at such time that the H.K. Tranche Lenders have purchased participations in pursuant to the terms hereof plus (e) an amount equal to its H.K. Tranche Percentage of the Dollar Equivalent of the aggregate outstanding principal amount of Protective Advances at such time that the H.K. Tranche Lenders have purchased participations in pursuant to the terms hereof.
“H.K. Tranche Revolving Loan” means a Loan made by a H.K. Tranche Lender pursuant to Section 2.01.
“H.K. Tranche Swingline Exposure” means, at any time, the Dollar Equivalent of the aggregate principal amount of all outstanding Swingline Loans that the H.K. Tranche Lenders have purchased participations in pursuant to the terms hereof. The H.K. Tranche Swingline Exposure of any H.K. Tranche Lender at any time shall be its H.K. Tranche Percentage of the total H.K. Tranche Swingline Exposure at such time.
“HKD”, when used in reference to (a) a rate of interest, refers to the HIBO Screen Rate, and (b) any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the HIBO Screen Rate.
“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Hong Kong Dollars” or “HK$” means the lawful currency of Hong Kong.
“Hong Kong Security Agreements” means (a) the Hong Kong law debenture (including any and all supplements and/or amendments thereto) entered into on or around the Effective Date by the H.K. Borrower and Sotheby’s Wine Hong Kong Limited () as chargors, and the Administrative Agent, (b) the Hong Kong law share mortgage (including any and all supplements and/or amendments thereto) entered into on or around the Effective Date by, among others, Sotheby’s Inc. as mortgagor, and the Administrative Agent, and (c) any other pledge or security agreement governed by Hong Kong law and entered into, after the date of this Agreement by any Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary that had consolidated assets representing five percent (5%) or less of the Consolidated Total Assets on the last day of the most recent fiscal quarter; provided, that the consolidated assets of all Subsidiaries that would otherwise be deemed Immaterial Subsidiaries under this definition shall not exceed ten percent (10%) of the Consolidated Total Assets.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) obligations under any liquidated earn-out, (k) any other Synthetic Lease Obligations and (l) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all Swap Agreements, to the extent required to be shown as a liability on a balance sheet prepared in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, (i) Indebtedness shall not include any trade payables and accrued expenses or purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset and (ii) solely for purposes of calculating the Fixed Charge Coverage Ratio, the Interest Coverage Ratio, and the Total Secured Leverage Ratio at any time, Total Indebtedness shall not include any Indebtedness of the type described in clauses (c), (d), (h) (to the extent arising from a commercial letter of credit or letter of guaranty), (i), (j), (k) or (l) above.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Borrowers, any of their Subsidiaries or any of its Affiliates or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.
“Information” has the meaning assigned to such term in Section 9.12.
“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.08.
“Interest Coverage Ratio” means, at any date, the ratio of (a) EBITDA to (b) the aggregate of all cash Interest Expense with respect to the applicable period, other than (i) any discounts or upfront fees, (ii) amortization of closing fees incurred in conjunction with this Agreement, the Senior Note Indenture or any other agreement governing any other Indebtedness and (iii) amortization of interest accrued on amounts payable on the unfunded senior management benefit plan of the Company and its Subsidiaries, all calculated for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.01(a) and (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a))). For the purposes of the Interest Coverage Ratio, EBITDA shall be determined on a Pro Forma Basis.
“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.
“Interest Payment Date” means (a) with respect to any ABR Loan and any Foreign Swingline Loan, the first Business Day of each calendar quarter and the Maturity Date, and (b) with respect to any Eurocurrency Loan, or HKD Loan (other than a Foreign Swingline Loan), the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Eurocurrency Borrowing, or HKD Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and the Maturity Date.
“Interest Period” means, with respect to any Eurocurrency Borrowing or HKD Borrowing, the period commencing on the date of such Eurocurrency Borrowing or HKD Borrowing and ending on the numerically corresponding day in the calendar month that is one week or one, two, three or six months thereafter (or, with the consent of each applicable Lender, twelve months or a shorter period), as the Borrower Representative may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means:

(a) in the case of a Eurocurrency Borrowing, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (i) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the LIBO Impacted Interest Period and (ii) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the LIBO Impacted Interest Period, in each case, at such time; provided, that if any Interpolated rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and
(b) in the case of an HKD Borrowing, at any time, for any Interest Period, the rate per annum (rounded upwards to five decimal places) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (i) the HIBO Screen Rate for the longest period (for which the HIBO Screen Rate is available) that is shorter than the HIBO Impacted Interest Period and (ii) the HIBO Screen Rate for the shortest period (for which the HIBO Screen Rate is available) that exceeds the HIBO Impacted Interest Period, in each case, at such time; provided, that if any Interpolated rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Inventory” has the meaning assigned to such term in each applicable Security Agreement.
“Investment” has the meaning assigned to such term in Section 6.04.
“IRS” means the U.S. Internal Revenue Service.
“Issuing Bank” means, individually and collectively, each of JPMCB, Wells Fargo Bank, N.A. and ING Capital LLC in its capacity as the issuer of Letters of Credit hereunder, and any other Revolving Lender from time to time designated by the Borrower Representative as an Issuing Bank, with the consent of such Revolving Lender and the Administrative Agent, and their respective successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit). At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.
“Issuing Bank Sublimits” means, as of the Effective Date, (i) $20,000,000, in the case of JPMCB, (ii) $20,000,000, in the case of Wells Fargo Bank, N.A., (iii) $20,000,000, in the case of ING Capital LLC, and (iv) in the case of any other Issuing Bank, such amount as shall be designated to the Administrative Agent and the Borrower Representative in writing by such Issuing Bank; provided that, any Issuing Bank shall be permitted, with the consent of the Borrower Representative, at any time to increase or reduce its Issuing Bank Sublimit upon providing five (5) days’ prior written notice thereof to the Administrative Agent.
“ITA” means the Income Tax Act 2007 (U.K.), as amended from time to time.
“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit D.
“Joint Bookrunner” means each of JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A. and HSBC Bank USA, N.A., in its capacity joint bookrunner hereunder.

“Joint Lead Arranger” means each of JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., HSBC Bank USA, N.A. and ING Capital LLC, in its capacity joint lead arranger hereunder.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, collectively, the H.K. Tranche LC Exposure, U.S. Tranche LC Exposure and the U.K. Tranche LC Exposure.
“Lease Document” means an agreement for lease, an occupational lease or any other document designated as such by the Lenders or the Loan Parties.
“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes each Swingline Lender and each Issuing Bank.
“Letters of Credit” means the letters of credit or bank guarantees issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.
“LIBO Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in any Agreed Currency and for any applicable Interest Period, LIBO Screen Rate at approximately 11:00 a.m., London time, on the Quotation Day for such Agreed Currency and Interest Period; provided that, if the LIBO Screen Rate shall not be available at such time for such Interest Period (a “LIBO Impacted Interest Period”), then the LIBO Rate for such Agreed Currency and such Interest Period shall be the Interpolated Rate, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error). Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.
“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing denominated in any Agreed Currency and for any applicable Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such Agreed Currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent from time to time in its reasonable discretion at approximately 11:00 a.m., London time, on the Quotation Day for such Agreed Currency and Interest Period); provided that, if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Lien” means (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, assignment by way of security, charge or security interest in, on or of such asset, or any agreement, undertaking or arrangement having a similar effect, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing (other than operating leases)) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Line Cap” means, at any time, the lesser of (a) the Aggregate Revolving Commitment and (b) the Aggregate Borrowing Base then in effect.

“Liquidity Amount” means, at any time, the sum of (i) the Aggregate Availability at such time plus (ii) the aggregate amount of the Loan Parties’ Unrestricted Cash not included in any Borrowing Base at such time.

“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Auction Guaranty Side Letter, the Collateral Documents, each Loan Guarantee, and all other agreements, instruments and documents designated by the Borrowers and the Administrative Agent as a “Loan Document”. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Guarantor” means each Loan Party, and shall include each U.S. Loan Party in the case of Article X and each Foreign Loan Party in the case of Article XI.
“Loan Guarantee” means, collectively, Article X and Article XI of this Agreement and, if applicable, each separate Guarantee, in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers, delivered by each Loan Guarantor that is a Foreign Subsidiary (which Guarantee shall be governed by the laws of the country in which such Foreign Subsidiary is located), as it may be amended or modified and in effect from time to time.
“Loan Parties” means, collectively, the U.S. Loan Parties, the Foreign Loan Parties, and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their respective successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.
“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.
“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement to be made under the U.S. Tranche Commitment, (ii) London, England time in the case of a Loan, Borrowing or LC Disbursement to be made under the U.K. Tranche Commitment and (iii) Hong Kong time in the case of a Loan, Borrowing or LC Disbursement to be made under the H.K. Tranche Commitment.
“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents, (iii) the validity or enforceability of the Administrative Agent’s Liens on the Collateral or the priority of such Liens or (iv) the material rights or remedies of the Administrative Agent, the Issuing Banks or the Lenders under the Loan Documents.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties and their Subsidiaries in an aggregate principal amount exceeding $30,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Maturity Date” means June 26, 2023 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.
“Maximum Distribution Amount” has the meaning assigned to such term in Section 6.08(a)(v).
“Maximum Rate” has the meaning assigned to such term in Section 9.17.
“Maximum Trademark Component” means, as of any date of determination, an amount equal to 75% of the Net Orderly Liquidation Value of all Trademarks of the Loan Parties on a consolidated basis, as determined by the Administrative Agent in good faith based on the most recent Trademark appraisal (as conducted by a third party, independent appraiser) ordered by the Administrative Agent.
“Monthly Collateral Reporting Period” mean a period commencing on the date on which the Aggregate Revolving Exposure exceeds 20% of the Aggregate Revolving Commitment or 30% of the Line Cap and continues until such subsequent date, if any, on which the Aggregate Revolving Exposure is less than such threshold for a period of twenty-one (21) consecutive calendar days.

“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Orderly Liquidation Value” means, with respect to the Trademark of any Person, the orderly liquidation value thereof as determined in a manner reasonably acceptable to the Administrative Agent by a third party independent appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Oberon” has the meaning ascribed to it in the definition of “Domestic Borrower”.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership, administration or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Original Currency” has the meaning assigned to such term in Section 2.18(b).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Overadvance” has the meaning assigned to such term in Section 2.05(b).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate; provided that, if the Overnight Bank Funding Rate shall be less than zero, such rate shall be deemed to be zero.
“Overnight HIBO Rate” means a rate per annum equal to the Hong Kong interbank offered rate as administered by the Hong Kong Association of Banks (or any other Person which takes over the administration of such rate) for overnight deposits in Hong Kong Dollars displayed on page HKABHIBOR of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters; and if such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Company; provided that, if the Overnight HIBO Rate shall be less than zero, such rate shall be deemed to be zero.

“Overnight LIBO Rate” means a rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for overnight deposits in any Agreed Currency (as the case may be) as displayed on the applicable Reuters screen page (currently page LIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be reasonably selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day; provided that if an Overnight LIBO Rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.
“Party” means a party to this Agreement.
“Payment Condition” means, with respect to any proposed event on any date, a condition that is satisfied if (a) both immediately before and immediately after giving effect to the proposed action on such date, no Event of Default shall have occurred and be continuing and (b) either (i) after giving effect to the proposed event, pro forma Aggregate Availability shall be greater than the greater of $150,000,000 and 13% of the Line Cap or (ii) after giving effect to the proposed event, both (A) pro forma Aggregate Availability shall be greater than the greater of $100,000,000 and 9% of the Line Cap and (B) the Fixed Charge Coverage Ratio, computed on a pro forma basis after giving effect to such proposed event for the period of four (4) consecutive fiscal quarters ending on the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01, shall be no less than 1.15 to 1.00.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor entity thereto.
“Pension Plan” means any Plan or any Foreign Pension Plan.
“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.
“Permitted Acquisition” means any Acquisition by the Company or any of its Subsidiaries in a transaction that satisfies each of the following requirements:
(a)    such Acquisition is not a hostile or contested acquisition;
(b)    immediately prior to the consummation of such Acquisition and immediately after giving effect to the consummation of such Acquisition, no Event of Default shall exist;
(c)    the business acquired in connection with such Acquisition is not primarily engaged, directly or indirectly, in any line of business other than the businesses in which the Company or any of its Subsidiaries are engaged on the Effective Date and any business activities that are reasonably related, similar, ancillary, complimentary or incidental thereto;
(d)    for any Acquisition with a purchase price payable in cash in excess of $75,000,000, as soon as available, but not less than five (5) days prior to such Acquisition (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion), the Borrower Representative has provided the Administrative Agent (i) notice of such Acquisition and (ii) to the extent readily available to the Borrower Representative and subject to compliance with any applicable confidentiality obligations, a copy of all business and financial information reasonably requested by the Administrative Agent including pro forma financial statements, statements of cash flow, and Aggregate Availability projections;
(e)    if the Art Loans, Art Inventory, Extended Term Art Receivables, Trademarks and/or real property acquired in connection with such Acquisition are proposed to be included in the determination of any Borrowing Base and (i) have a fair market value in excess of $75,000,000 and (ii) would, if so included in any Borrowing Base, constitute seven and a half percent (7.5%) or more of the Aggregate Borrowing Base, the Administrative Agent shall have (x) received an appraisal of such Trademarks and real property from one or more third party, independent firms reasonably satisfactory to the Administrative Agent and (y)

conducted an audit and field examination of such assets, the results of which in each case shall be reasonably satisfactory to the Administrative Agent;
(f)    if such Acquisition involves a merger or a consolidation involving a Borrower or any other Loan Party, such Borrower or such Loan Party, as applicable, shall be the surviving entity;
(g)    all actions required to be taken with respect to any newly acquired or formed Wholly-Owned Subsidiary of a Borrower or a Loan Party, as applicable, to the extent required under Section 5.14 shall be taken; and
(h)    subject to compliance with any applicable confidentiality obligations, the Borrower Representative shall have delivered to the Administrative Agent the final executed purchase agreement or similar agreement relating to such Acquisition within 15 days (or such later date as the Administrative Agent may agree in its reasonable discretion) following the consummation thereof.
“Permitted Art Loan Country” means (a) the United States of America, (b) England, (c) Wales, (d) Hong Kong, (e) Switzerland and (f) any other country with respect to which the Administrative Agent, in its Permitted Discretion in consultation with the Lenders, shall have determined (and notified the Borrowers in writing) that Works of Art securing repayment of an Art Loan may be located in such country without causing such Works of Art to fail to constitute Eligible Art Loan Collateral pursuant to clause (c) of the definition thereof, it being understood that the Administrative Agent may withdraw such determination at any time upon 60 days prior written notice to the Borrowers in its Permitted Discretion with respect to any country (other than the United States of America, England, Wales, Hong Kong and Switzerland) and thereafter such country shall not constitute a Permitted Art Loan Country.
“Permitted Consignment” means a “consignment” (as defined in Section 9- 102(a)(20) of the UCC) governed under the laws of the United States of America (or any State thereof) of Art Inventory by a Loan Party to a Person, with respect to which consignment, such Loan Party has taken all of the following actions:
(a)    conducted UCC searches against such Person in all applicable jurisdictions;
(b)    filed a UCC-1 financing statement in the applicable jurisdiction, naming such Loan Party as consignor and such Person as consignee, and providing an adequate description of such Art Inventory for the collateral description;
(c)    if applicable, taken all actions required pursuant to, and otherwise satisfied the requirements set forth in, Section 9-324(b) of the UCC in order to maintain a security interest in such Art Inventory that has priority over all conflicting security interests in such Art Inventory;
(d)    provided evidence to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, of such Loan Party’s completion of the actions described in clauses (a) through (c), as applicable, of this definition; and
(e)    taken any additional actions reasonably requested by the Administrative Agent from time to time with respect to such Art Inventory within ten (10) Business Days (or such later date as the Administrative Agent shall agree to in its reasonable discretion) of the Administrative Agent’s request therefor in order to protect the interests of the Administrative Agent therein under all applicable laws.
“Permitted Discretion” means the commercially reasonable determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) credit judgment in accordance with customary business practices of the Administrative Agent for comparable asset-based lending transactions.

“Permitted Encumbrances” means:
(a)    Liens for Taxes that are not yet due and payable or which are being contested in accordance with Section 5.04;
(b)    statutory Liens of carriers, warehousemens, mechanics, materialmens, repairmens, suppliers (including sellers of goods) and landlords, or other Liens imposed by law or pursuant to customary reservations of retention of title, in each case arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;
(c)    pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA);
(d)    pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Company or any of its Subsidiaries is a party as lessee made in the ordinary course of business;
(e)    deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which the Company or any of its Subsidiaries is a party;
(f)    any attachment or judgment lien not constituting an Event of Default under clause (l) of Article VII;
(g)    subject to Section 5.12(a)(ii), leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) in the ordinary course of business which do not materially interfere with the ordinary conduct of business of any Borrower or any Subsidiary (and which otherwise satisfy the provisions of Section 6.05(i)) or those which have otherwise been disclosed to a Lender (in respect of the Eligible Real Property, in the CLLS Certificate of Title) and as to any leased real property (other than the Eligible Real Property), any Lien on the underlying fee interest;
(h)    Liens arising from precautionary UCC or similar personal property security financing statement filings or registrations regarding operating leases entered into by any Borrower or any Subsidiary, or any precautionary or anticipatory filings (including notices of commencement) with respect to real estate;
(i)    easements, encroachments, zoning restrictions, rights-of-way, minor title deficiencies and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company and of its Subsidiaries taken as a whole (and (to the extent applicable) any other Liens “insured over” by the applicable title insurance company);
(j)    any Lien in favor of a consignor on a segregated deposit account established for the benefit of such consignor and into which only proceeds of Works of Art consigned by such consignor to the Company or any of its Subsidiaries for sale (including the Company’s or any of its Subsidiaries’ commissions on such sales) are deposited; provided, that if such consignor is an Art Loan Debtor, such Lien shall constitute a “Permitted Encumbrance” only if an agreement among the applicable Loan Party, such consignor and the applicable account bank expressly states that amounts received in such deposit account shall be transferred first, without any further consent of any Person, to the applicable Loan Party until the related Art Loan is repaid in full prior to any such amounts being transferred to such consignor;

(k)    presently existing or hereafter created Liens in favor of the Administrative Agent, on behalf of Secured Parties, pursuant to the Loan Documents;
(l)    any lien or banker’s right of set-off or combination of accounts arising by operation of law or in accordance with standard terms of banking;
(m)    Liens expressly permitted under clauses (c) and (d) of Section 6.02 of the Agreement;
(n)    Liens arising in the ordinary course of business in favor of consignors securing Works of Art of such consignors that are consigned to the Company or any of its Subsidiaries for sale;
(o)    pledges, deposit accounts or cash collateral in the ordinary course of business securing liability for reimbursement or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance or any insurance required by statute or law to any Borrower or any Subsidiary;
(p)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(q)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(r)    Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers of any Borrower or any Subsidiary in the ordinary course of business;
(s)    Liens of a collective bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon; and
(t)    title retention rights in respect of Inventory and extended retention of title arrangements in respect of trade receivables, in each case incurred in the ordinary course of business.
“Permitted Extended Term Art Country” means (a) the United States of America, (b) England, (c) Wales, (d) Hong Kong, (e) Switzerland and (f) any other country with respect to which the Administrative Agent, in its Permitted Discretion in consultation with the Lenders, shall have determined (and notified the Borrowers in writing) that Works of Art with respect to Extended Term Art Receivables may be located in such country without causing such Works of Art to fail to constitute Eligible Extended Term Art Collateral pursuant to clause (f) of the definition thereof, it being understood that the Administrative Agent may withdraw such determination at any time upon 60 days prior written notice to the Borrowers, in its Permitted Discretion with respect to any country (other than the United States of America, England, Wales, Hong Kong and Switzerland) and thereafter such country shall not constitute a Permitted Extended Term Art Country.
“Permitted Inventory Country” means (a) the United States of America, (b) England, (c) Wales, (d) Hong Kong, and (e) any other country with respect to which the Administrative Agent, in its Permitted Discretion in consultation with the Lenders, shall have determined (and notified the Borrowers in writing) that Art Inventory may be located in such country without causing such Art Inventory to fail to constitute Eligible Art Inventory pursuant to clause (c) of the definition of “Eligible Art Inventory,” it being understood that the Administrative Agent may withdraw such determination at any time upon 60 days prior written notice to the Borrowers in its Permitted Discretion with respect to any country (other than the United States, England, Wales and Hong Kong) and thereafter such country shall not constitute a Permitted Inventory Country.
“Permitted Investments” means, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency, instrumentality or sponsored corporation thereof and backed by the full faith and credit of the United States, and in each case having maturities of not more than twenty-four (24) months from the date of acquisition, (ii) U.S. Dollar denominated time deposits, certificates of deposit, overnight bank deposits and bankers’ acceptances having maturities within one (1) year from the date of acquisition thereof issued by any Lender or any commercial bank of recognized standing, having capital and surplus in excess of $250,000,000, (iii) repurchase obligations for underlying securities of the types described in clauses (i) and (ii) above and entered into with any commercial bank meeting the qualifications specified in clause (ii) above, (iv) other investment instruments having maturities within one hundred eighty (180) days from the date of acquisition thereof offered or sponsored by financial institutions having capital and surplus in excess of $500,000,000, (v) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having maturities within one hundred eighty (180) days from the date of acquisition thereof and having, at the time of acquisition thereof, one of the two highest rating categories obtainable from either Moody’s or S&P (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (vi) commercial paper rated, at the time of acquisition thereof, at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing within one year after the date of acquisition, (vii) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (vi) above, (viii) in the case of any Foreign Subsidiary of the Company, (x) certificates of deposit or bankers’ acceptances of any bank organized under the laws of Canada, Japan or any country that is a member of the European economic and monetary union pursuant to the European Treaty whose short term commercial paper, at the time of acquisition thereof, is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long term debt rating, at the time of acquisition thereof, of at least A or the equivalent thereof by S&P or at least A-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing not more than one (1) year from the date of acquisition by such Foreign Subsidiary, (y) overnight deposits and demand deposit accounts maintained with any bank that such Foreign Subsidiary regularly transacts business and (z) securities of the type and maturity described in clause (i) above but issued by the principal Governmental Authority in which such Foreign Subsidiary is organized so long as such security has the highest rating available from either S&P or Moody’s, (ix) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of one year or less from the date of acquisition, (x) U.S. Dollars and (xi) Canadian Dollars, Japanese yen, Sterling, Euros or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as

the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Priority Payable Reserves” means with respect to jurisdictions other than the U.S. (or any state thereof), any reserve for amounts which rank prior to the liens granted to the Administrative Agent to secure or for other claims and/or deductions for the Foreign Secured Obligations, including without limitation, in the Permitted Discretion of the Administrative Agent, any such amounts due and not paid for wages, or vacation pay, severance pay, employee deductions, income tax, insolvency costs (including the expenses and liabilities incurred by any administrator (or other insolvency officer) and any remuneration of such administrator (or other insolvency officer)), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or movable property), sales tax and pension obligations and, to the extent prescribed pursuant to English law and statute then in force, the “prescribed part” of floating charge realizations held for unsecured creditors.
“Projections” has the meaning assigned to such term in Section 5.01(e).
“Protective Advance” has the meaning assigned to such term in Section 2.04.
“Pro Forma Basis” means, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first (1st) day of the four (4) consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to any asset sale, any acquisition, Investment, disposition, merger, amalgamation, consolidation, any dividend, distribution or other similar payment, and any restructurings, optimizations or operating improvements of the business of the Company or any of its Subsidiaries that are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Company determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower Representative (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Acquisition” or pursuant to Sections 6.01(q), 6.01(r) or 6.01(s), occurring during the Reference Period or thereafter and through and including the date of determination) and (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Acquisition” or pursuant to Sections 6.01(q), 6.01(r) or 6.01(s), occurring during the Reference Period or thereafter and through and including the date of determination) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) interest expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.
Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Company and may include, for any fiscal period ending on or prior to the second (2nd) anniversary of any relevant pro forma event, adjustments to reflect operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event; provided that, such synergies or cost savings shall not exceed, for any calculation period, (a) the greater of (i) $60,000,000 or (ii) 20% of the amount of EBITDA (calculated on a Pro Forma Basis, but excluding any adjustment thereto in respect of synergies or cost savings), and (b) solely with respect to any such synergies or cost savings that are not in accordance with Regulation S-X, the greater of (i) $40,000,000 or (ii) 15% of the amount of EBITDA (calculated on a Pro Forma Basis, but excluding any adjustment thereto in respect of synergies or cost savings), with any such synergies or cost savings under this clause (b) being reasonably acceptable to the Administrative Agent. The Company shall deliver to the Administrative Agent a certificate of a Financial Officer of the Company setting forth such demonstrable or additional operating expense reductions and other operating improvements, synergies or cost savings and information and calculations supporting them in reasonable detail.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time

“Public-Sider” means a Lender whose representatives may trade in securities of the Company or its controlling Person or any of its Subsidiaries while in possession of the financial statements provided by the Company under the terms of this Agreement.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Equity Interests” means Equity Interests of the Company other than Disqualified Equity Interests.
“Qualifying Lender” means:
(a)    for the purposes of Section 2.17 of this Agreement, a Lender (other than a Lender within sub-section (b) below) which is beneficially entitled to interest payable to that Lender in respect of any advance under a Loan Document and is:
(i)    a Lender:
(A)    that is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document; or
(B)    in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made, and, in each case, which is within the charge to United Kingdom corporation tax with respect to any payments of interest made in respect of that advance or (in the case of a bank falling within (A) above) would be within such charge as respects such payments apart from Section 18A of the CTA; or
(ii)    a Lender which is:
(A)    a company resident in the United Kingdom for United Kingdom tax purposes; or

(B)    a partnership, each member of which is:
(1)    a company so resident in the United Kingdom; or
(2)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(C)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or
(iii)    a U.K. Treaty Lender; or
(b)    for the purposes of Section 2.17 of this Agreement, a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Loan Document.
“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the currency is Pounds Sterling, the first day of such Interest Period, (ii) if the currency is euro, the day that is two (2) TARGET2 Days before the first day of such Interest Period, and (iii) for any other currency, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the LIBO Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).
“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act as from time to time in effect and any successor regulation to all or a portion thereof.
“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).
“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the applicable time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period (if any) as the rate at which the relevant Reference Bank could borrow funds in the London (or other applicable) interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.
“Reference Banks” means such banks as may be appointed by the Administrative Agent in consultation with the Company. No Lender shall be obligated to be a Reference Bank without its consent.

“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(f).
“Register” has the meaning assigned to such term in Section 9.04(b).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any Hazardous Material.
“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Commitments representing at least 50.1% of the sum of the Aggregate Revolving Exposure and unused Commitments at such time.
“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws, constitutional documents, articles of association, memorandum of association, as applicable, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserves” means any and all reserves, which the Administrative Agent deems necessary, in its Permitted Discretion, and without duplication of any eligibility criteria, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Priority Payables Reserves, reserves for rent at locations leased by any Loan Party (not to exceed three months’ rent) and for consignee’s, warehousemen’s and bailee’s charges (not to exceed three months’ charges), reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for Swap Agreement Obligations, reserves for taxes, fees, assessments, and other governmental charges with respect to Accounts and/or Inventory of the Borrowers and reserves for VAT) with respect to the Collateral of any Loan Party. The amount of any Reserve established by the Administrative Agent, and any change in the amount of any Reserve, shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change.
“Responsible Officer” means the president, Financial Officer, statutory director or other executive officer of the Borrower Representative.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.
“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Domestic Revolving Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.
“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Protective

Advances outstanding at such time, plus (c) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances outstanding at such time.
“Revolving Exposure Limitations” has the meaning set forth in Section 2.01.
“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
“Revolving Loan” means a Loan made pursuant to Section 2.01.
“S&P” S&P Global Ratings, a division of S&P Global Inc.
“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, the State Secretariat for Economic Affairs of Switzerland, Her Majesty’s Treasury of the United Kingdom, or the Hong Kong Monetary Authority; such Sanctions-related lists include, without limitation, and in each case as amended, supplemented or substituted from time to time (i) the “Specially Designated National List” and the “Consolidated Non-SDN List”, each administered and enforced by OFAC, and (ii) the “Financial Sanctions: Consolidated List of Targets” and “Ukraine: list of persons subject to restrictive measures in view of Russia’s actions destabilising the situation in Ukraine” administered and enforced by Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means economic, financial or other sanctions laws or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, the State Secretariat for Economic Affairs of Switzerland, Her Majesty’s Treasury of the United Kingdom or the Hong Kong Monetary Authority.
“SEC” means the Securities and Exchange Commission of the U.S.
“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Agreement Obligations owing to one or more Lenders or their respective Affiliates; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor.
“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) each Issuing Bank, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and permitted assigns of each of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Agreements” means, collectively, the English Security Agreements, the Domestic Security Agreements and the Hong Kong Security Agreements, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Senior Note Indenture” means that certain Indenture, dated as of December 12, 2017, governing the Senior Notes, as amended or supplemented from time to time.
“Senior Notes” means the Company’s 4.875% Senior Notes due December 15, 2025, in an aggregate principal amount outstanding on the date hereof of $400,000,000, issued pursuant to the Senior Note Indenture.
“Settlement” has the meaning assigned to such term in Section 2.05(d).
“Settlement Date” has the meaning assigned to such term in Section 2.05(d).
“Sotheby’s Pension Plan” means the Sotheby’s Pension Schedule established by the Interim Trust Deed dated as of September 16, 1971 and governed by that certain Third Consolidated Trust Deed dated as of March 30, 2004, as amended from time to time.

“Specified Transition Tax” means the one-time transition tax on the mandatory deemed repatriation of unremitted foreign earnings paid by the Company or any of its Subsidiaries pursuant to the U.S. Tax Cuts and Jobs Act.

“SPTC Delaware” means SPTC Delaware LLC, a Delaware limited liability company, and each other “Eligible SPV” (as such term is defined in the SPTC Delaware Trademark License Agreement).

“SPTC Delaware Trademark License Agreement” means the Trademark License Agreement dated as of February 17, 2004 and entered into by and among SPTC, Inc., as licensor, Parent, as guarantor, Monticello Licensee Corporation, as licensee, and Cendant Corporation, as guarantor.

“Statements” has the meaning assigned to such term in Section 2.18(g).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” or “₤” means the lawful currency of the U.K.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the reasonable satisfaction of the Administrative Agent.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable. Notwithstanding the foregoing, (i) 1334 York LLC shall not be deemed a Subsidiary of the Company or any of its Subsidiaries for purposes of this Agreement (other than with respect Section 5.01, Section 6.12 and clauses (g), (h), (i), (j) and (l) of Article VII) or any other Loan Document and (ii) none of the AAP Fund Entities shall be deemed to be a Subsidiary of the Company or any of its Subsidiaries for purposes of this Agreement or any other Loan Document.
“Supermajority Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Revolving Commitments representing at least 66 2/3% of the sum of the Aggregate Revolving Exposure and unused Revolving Commitments at such time.
“Swiss Franc” means the lawful currency of the Swiss Confederation.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for purposes of U.S. Federal income tax or other taxes applicable thereto, other than any such lease under which such person is the lessor.
“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.
“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or any of its Subsidiaries shall be a Swap Agreement.
“Swap Agreement Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.
“Swap Obligation” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or the Issuing Bank shall be deemed to be required of the Swingline Lender and any consent given by JPMCB in its capacity as Administrative Agent or Issuing Bank shall be deemed given by JPMCB in its capacity as Swingline Lender.
“Swingline Loans” has the meaning assigned to such term in Section 2.05(a).
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) which utilizes a single shared platform and which was launched on 19 November 2007 for the settlement of payments in Euro.
“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:
(a)    a company resident in the United Kingdom for United Kingdom tax purposes; or
(b)    a partnership each member of which is:
(i)a company so resident in the United Kingdom; or
(ii)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(c)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.
“Tax Deduction” means a deduction or withholding from a payment under any Loan Document for or on account of Taxes excluding any FATCA Deduction.
“Taxes” or “Tax” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties or similar liabilities applicable thereto.

“Total Commitment Utilization” means, at any time, a percentage equal to a fraction the numerator of which is the Aggregate Revolving Exposure at such time and the denominator of which is the Aggregate Revolving Commitment at such time.

“Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
“Total Secured Leverage Ratio” means, at any date, the ratio of (a) the Total Indebtedness on such date that is secured by any Lien on any property of the Company and its Subsidiaries to (b) EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.01(a) and (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a))). For the purposes of the Total Secured Leverage Ratio, EBITDA shall be determined on a Pro Forma Basis.
“Trademarks” means all of the following now owned or hereafter existing or adopted or acquired by the Company or any of its Subsidiaries: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.
“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and the entry into of Swap Agreements, and the payment of all expenses and costs related thereto.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, Overnight LIBO Rate, Overnight HIBO Rate or HIBO Screen Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“U.K.” or “United Kingdom” means, collectively, the United Kingdom of Great Britain and Northern Ireland.
“U.K. Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant U.K. Borrower, which:
(a)    where it relates to a U.K. Treaty Lender that is a Lender on the Effective Date, contains the scheme reference number and jurisdiction of tax residence stated opposite that lender’s name in the Commitment Schedule, and
(i)where the applicable U.K. Borrower is a Borrower as at the Effective Date, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(ii)where the U.K. Borrower is not a Borrower as at the Effective Date, is filed with HM Revenue & Customs within 30 days of the date on which that U.K. Borrower becomes a party to this Agreement as a Borrower; or
(b)    where it relates to a U.K. Treaty Lender that is not a Lender on the Effective Date, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the Assignment and Assumption which it executes on becoming a party to this Agreement as a Lender; and
(i)    where the applicable U.K. Borrower is a Borrower as at the date on which that U.K. Treaty Lender becomes a party to this Agreement as a Lender, is filed with HM Revenue & Customs within 30 days of that date; or
(ii)    where the U.K. Borrower is not a Borrower as at the date on which that U.K. Treaty Lender becomes a party to this Agreement as a Lender, is filed with HM Revenue & Customs within 30 days of the date on which that U.K. Borrower becomes a party to this Agreement as a Borrower.
“U.K. Borrowers” means, collectively (each being a “U.K. Borrower”), (a) Sotheby’s Financial Services Limited, a company registered in England and Wales with company number 00597920, (b) Oatshare Limited, a company registered in England and Wales with company number 01737495, and (c) Sotheby’s, a company registered in England and Wales with company number 00874867, and includes any other Borrower which becomes a party to this Agreement as a Borrower after the Effective Date, that is incorporated in England and Wales, or otherwise resident for tax purposes in the United Kingdom.
“U.K. Loan Party” means each Loan Party that is incorporated in England and Wales, or otherwise resident for tax purposes in the United Kingdom.
“U.K. Non-Bank Lender” means (a) a Lender (which falls within sub-section (a)(ii) of the definition of Qualifying Lender) which is a party to this Agreement and which has provided a Tax Confirmation to the Administrative Agent, and (b) where a Lender becomes a party after the Effective Date, an assignee which gives a Tax Confirmation in the Assignment and Assumption which it executes on becoming a party.
“U.K. Real Property Component” means, as of any date of determination, an amount equal to 75% of the fair market value of the Eligible Real Property of the U.K. Loan Parties, determined based on the most recent real estate appraisal ordered by the Administrative Agent.
“U.K. Treaty Lender” means a Lender which (a) is treated as a resident of a U.K. Treaty State for the purposes of the relevant U.K. Treaty, (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in any Loan Document is effectively connected, and (c) qualifies for full exemption from U.K. income tax on payments of interest to or for the account of the Lender pursuant to any Loan Document (subject to the completion of any procedural formalities).
“U.K. Treaty State” means a jurisdiction having a double taxation agreement (a “U.K. Treaty”) with the United Kingdom which makes provision for full exemption from Taxes on interest imposed by the United Kingdom.
“U.K. Tranche Commitment” means, with respect to each U.K. Tranche Lender, the commitment, if any, of such Lender to make U.K. Tranche Revolving Loans and to acquire participations in U.K. Tranche Letters of Credit, Protective Advances, Overadvances and Swingline Loans hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each U.K. Tranche Lender’s U.K. Tranche Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such U.K. Tranche Lender shall have assumed its U.K. Tranche Commitment, as applicable. The aggregate principal amount of the U.K. Tranche Commitments on the Effective Date is $300,000,000.
“U.K. Tranche Credit Event” means a U.K. Tranche Revolving Borrowing, the issuance, amendment, renewal or extension of a U.K. Tranche Letter of Credit, the making of a Swingline Loan, Overadvance or Protective Advance that the U.K. Tranche Lenders are required to participate in pursuant to the terms hereof, or any of the foregoing.
“U.K. Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Equivalent of all outstanding U.K. Tranche Letters of Credit at such time plus (b) the aggregate Dollar Equivalent of all LC Disbursements in respect of U.K. Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the Domestic Borrowers at such time. The U.K. Tranche LC Exposure of any U.K. Tranche Lender at any time shall be its U.K. Tranche Percentage of the total U.K. Tranche LC Exposure at such time.
“U.K. Tranche Lender” means a Lender with a U.K. Tranche Commitment or holding U.K. Tranche Revolving Loans.
“U.K. Tranche Letter of Credit” means any Letter of Credit issued under the U.K. Tranche Commitments pursuant to this Agreement.
“U.K. Tranche Percentage” means, with respect to any U.K. Tranche Lender, percentage equal to a fraction the numerator of which is such Lender’s U.K. Tranche Commitment and the denominator of which is the aggregate U.K. Tranche Commitments of all U.K. Tranche Lenders (provided that, if the U.K. Tranche Commitments have terminated or expired, the U.K. Tranche Percentages shall be determined based upon such Lender’s share of the aggregate U.K. Tranche Revolving Exposures of all Lenders at that time); provided that, in accordance with Section 2.20, so long as any U.K. Tranche Lender shall be a Defaulting Lender, such U.K. Tranche Lender’s U.K. Tranche Commitment shall be disregarded in the foregoing calculation.
“U.K. Tranche Revolving Borrowing” means a Borrowing comprised of U.K. Tranche Revolving Loans.
“U.K. Tranche Revolving Exposure” means, with respect to any U.K. Tranche Lender at any time, and without duplication, the sum of (a) the Dollar Equivalent of the outstanding principal amount of such Lender’s U.K. Tranche Revolving Loans plus (b) the Dollar Equivalent of such Lender’s U.K. Tranche LC Exposure plus (c) the Dollar Equivalent of such Lender’s U.K. Tranche Swingline Exposure plus (d) an amount equal to its U.K. Tranche Percentage of the Dollar Equivalent of the aggregate outstanding principal amount of Overadvances at such time that the U.K. Tranche Lenders have purchased participations in pursuant to the terms hereof plus (e) an amount equal to its U.K. Tranche Percentage of the Dollar Equivalent of the aggregate outstanding principal amount of Protective Overadvances at such time that the U.K. Tranche Lenders have purchased participations in pursuant to the terms hereof.
“U.K. Tranche Revolving Loan” means a Loan made by a U.K. Tranche Lender pursuant to Section 2.01.
“U.K. Tranche Swingline Exposure” means, at any time, the Dollar Equivalent of the aggregate principal amount of all outstanding Swingline Loans that the U.K. Tranche Lenders have purchased participations in pursuant to the terms hereof. The U.K. Tranche Swingline Exposure of any U.K. Tranche Lender at any time shall be its U.K. Tranche Percentage of the total U.K. Tranche Swingline Exposure at such time.

“Undisclosed Administration” means, in relation to a Person or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Person or such parent company is subject to home jurisdiction supervision if, and for so long as, applicable law requires that such appointment is not to be publicly disclosed.
“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed (x) from the proceeds of any Indebtedness (other than the Revolving Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures) or (y) from the proceeds of any asset sale or casualty or other insurance.
“Unhedged Domestic Art Loan” means an Eligible Art Loan owned by a U.S. Loan Party (i) that is denominated in Sterling, Canadian Dollars, Euros or Swiss Francs and (ii) unless the Administrative Agent shall otherwise agree, with respect to which such U.S. Loan Party shall not have entered into a Swap Agreement reasonably acceptable to the Administrative Agent (x) having a notional amount substantially equal to the outstanding principal balance of such Art Loan at all times until the maturity of such Art Loan and (y) directly mitigating the risk associated with changes in the exchange rate between the currency in which such Art Loan is denominated and U.S. Dollars at all times until the maturity of such Art Loan.
“Unhedged Hong Kong Art Loan” means an Eligible Art Loan owned by the H.K. Borrower (i) that is denominated in U.S. Dollars, Canadian Dollars, Euros or Swiss Francs and (ii) unless the Administrative Agent shall otherwise agree, with respect to which the H.K. Borrower shall not have entered into a Swap Agreement reasonably acceptable to the Administrative Agent (x) having a notional amount substantially equal to the outstanding principal balance of such Art Loan at all times until the maturity of such Art Loan and (y) directly mitigating the risk associated with changes in the exchange rate between the currency in which such Art Loan is denominated and Hong Kong Dollars at all times until the maturity of such Art Loan.
“Unhedged U.K. Art Loan” means an Eligible Art Loan owned by a U.K. Loan Party (i) that is denominated in U.S. Dollars, Canadian Dollars, Euros or Swiss Francs and (ii) unless the Administrative Agent shall otherwise agree, with respect to which such U.K. Loan Party shall not have entered into a Swap Agreement reasonably acceptable to the Administrative Agent (x) having a notional amount substantially equal to the outstanding principal balance of such Art Loan at all times until the maturity of such Art Loan and (y) directly mitigating the risk associated with changes in the exchange rate between the currency in which such Art Loan is denominated and Sterling at all times until the maturity of such Art Loan.
“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
“Unrestricted Cash” means unrestricted cash and Permitted Investments owned by the Company or any Subsidiary, excluding (without duplication) any cash (i) owing to consignors in respect of Works of Art consigned by such Persons to the Company or any Subsidiary for sale in an amount not to exceed the Due-to-Consignor Amount or (ii) subject to a Lien (or held in a deposit or securities account subject to a Lien) in favor of any Person other than the Administrative Agent. For purposes of determining the value of any cash or Permitted Investments denominated in any currency (other than U.S. Dollars) at any time, such value shall be calculated on the basis of the Exchange Rate for such currency at such time.

“Unused Commitment” means, at any time, the Aggregate Revolving Commitment minus the Aggregate Revolving Exposure.

“U.S.” means the United States of America.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“Usage” means, as of any date, the percentage equivalent of a fraction, (a) the numerator of which is the Aggregate Revolving Exposure as of the end of the immediately preceding Business Day and (b) the denominator of which is the Aggregate Revolving Commitment as of such date.
“U.S. Dollars” or “$” refers to lawful money of the U.S.
“U.S. Loan Party” means, collectively, the Domestic Borrowers and each Domestic Subsidiary that becomes a party hereto and to the Domestic Security Agreement.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“U.S. Tranche Commitment” means, with respect to each U.S. Tranche Lender, the commitment, if any, of such Lender to make U.S. Tranche Revolving Loans and to acquire participations in U.S. Tranche Letters of Credit, Protective Advances, Overadvances and Swingline Loans hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each U.S. Tranche Lender’s U.S. Tranche Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such U.S. Tranche Lender shall have assumed its U.S. Tranche Commitment, as applicable. The aggregate principal amount of the U.S. Tranche Commitments on the Effective Date is $750,000,000.
“U.S. Tranche Credit Event” means a U.S. Tranche Revolving Borrowing, the issuance, amendment, renewal or extension of a U.S. Tranche Letter of Credit, the making of a Swingline Loan, Overadvance or Protective Advance that the U.S. Tranche Lenders are required to participate in pursuant to the terms hereof, or any of the foregoing.
“U.S. Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Equivalent of all outstanding U.S. Tranche Letters of Credit at such time plus (b) the aggregate Dollar Equivalent of all LC Disbursements in respect of U.S. Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the Domestic Borrowers at such time. The U.S. Tranche LC Exposure of any U.S. Tranche Lender at any time shall be its U.S. Tranche Percentage of the total U.S. Tranche LC Exposure at such time.
“U.S. Tranche Lender” means a Lender with a U.S. Tranche Commitment or holding U.S. Tranche Revolving Loans.
“U.S. Tranche Letter of Credit” means any Letter of Credit issued under the U.S. Tranche Commitments pursuant to this Agreement.
“U.S. Tranche Percentage” means, with respect to any U.S. Tranche Lender, percentage equal to a fraction the numerator of which is such Lender’s U.S. Tranche Commitment and the denominator of which is the aggregate U.S. Tranche Commitments of all U.S. Tranche Lenders (provided that, if the U.S. Tranche Commitments have terminated or expired, the U.S. Tranche Percentages shall be determined based upon such Lender’s share of the aggregate U.S. Tranche Revolving Exposures of all Lenders at that time); provided that, in accordance with Section 2.20, so long as any U.S. Tranche Lender shall be a Defaulting Lender, such U.S. Tranche Lender’s U.S. Tranche Commitment shall be disregarded in the foregoing calculation.
“U.S. Tranche Revolving Borrowing” means a Borrowing comprised of U.S. Tranche Revolving Loans.
“U.S. Tranche Revolving Exposure” means, with respect to any U.S. Tranche Lender at any time, and without duplication, the sum of (a) the Dollar Equivalent of the outstanding principal amount of such Lender’s U.S. Tranche Revolving Loans plus (b) the Dollar Equivalent of such Lender’s U.S. Tranche LC Exposure plus (c) the Dollar Equivalent of such Lender’s U.S. Tranche Swingline Exposure plus (d) an amount equal to its Dollar Tranche Percentage of the aggregate outstanding principal amount of Overadvances at such time that the U.S. Tranche Lenders have purchased participations in pursuant to the terms hereof plus (e) an amount equal to its Dollar Tranche Percentage of the aggregate outstanding principal amount of Protective Advances at such time that the U.S. Tranche Lenders have purchased participations in pursuant to the terms hereof.
“U.S. Tranche Revolving Loan” means a Loan made by a U.S. Tranche Lender pursuant to Section 2.01.
“U.S. Tranche Swingline Exposure” means, at any time, the Dollar Equivalent of the aggregate principal amount of all outstanding Swingline Loans that the U.S. Tranche Lenders have purchased participations in pursuant to the terms hereof. The U.S. Tranche Swingline Exposure of any U.S. Tranche Lender at any time shall be its U.S. Tranche Percentage of the total U.S. Tranche Swingline Exposure at such time.
“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) of this definition or imposed elsewhere.
“Venture Loan” means an Art Loan made to finance the purchase of a Work of Art in conjunction with a dealer, which art is being purchased for resale pursuant to a profit and loss sharing agreement with the dealer.
“Wholly-Owned Subsidiary” means as to any Person, (i) any corporation one hundred percent (100%) of whose Equity Interests (other than director’s qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a one hundred percent (100%) equity interest at such time.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Work of Art” shall mean any item of Goods of a type purchased, sold or taken as collateral for an Art Loan or an Extended Term Art Receivable, or consigned to any of the Loan Parties for sale, in each case in the ordinary course of the Loan Parties’ business.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“York Avenue Lease” means that certain Amended and Restated Lease, dated July 1, 2015, between 1334 York Avenue, LLC (as successor to 1334 York Avenue L.P.), as landlord, and Sotheby’s, Inc., as tenant, as amended, restated, supplemented or otherwise modified from time to time.
“York Avenue Lender” means the “Lender” as defined in the York Avenue Loan Agreement.
“York Avenue Loan Agreement” means that certain loan agreement, dated as of July 1, 2015, by and among 1334 York, LLC, as borrower, HSBC Bank USA, National Association, as agent, and the lenders from time to time party thereto.
SECTION 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).
SECTION 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04    Accounting Terms; GAAP.
(a)    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(b)    Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute capital leases in conformity with GAAP on the date hereof shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
SECTION 1.05    Pro Forma Adjustments for Acquisitions and Dispositions. To the extent any Borrower or any Subsidiary makes any acquisition permitted pursuant to Section 6.04 or disposition of assets outside the ordinary course of business permitted by Section 6.05 during the period of four fiscal quarters of the Borrowers most recently ended, the Total Secured Leverage Ratio, the Fixed Charge Coverage Ratio and the Interest Coverage Ratio shall be calculated on a Pro Forma Basis.
SECTION 1.06    Status of Obligations. In the event that any Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.
SECTION 1.07    Determination of Dollar Equivalent. The Administrative Agent will determine the Dollar Equivalent of:
(a)    each Eurocurrency Borrowing or HKD Borrowing in a Foreign Currency as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing or HKD Borrowing in a Foreign Currency;
(b)    the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit; and

(c)    all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its sole discretion or upon instruction by the Required Lenders.
Each day upon or as of which the Administrative Agent determines the Dollar Equivalent of any amount as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Equivalent is determined on or as of such day.
SECTION 1.08    Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto, or replacement rate therefor.
ARTICLE II

The Credits
SECTION 2.01    Commitments
(i)    each U.S. Tranche Lender’s U.S. Tranche Revolving Exposure would not exceed such Lender’s U.S. Tranche Commitment;
(ii)     each U.K. Tranche Lender’s U.K. Tranche Revolving Exposure would not exceed such Lender’s U.K. Tranche Commitment;
(iii)     each H.K. Tranche Lender’s H.K. Tranche Revolving Exposure would not exceed such Lender’s H.K. Tranche Commitment;
(iv)     the aggregate Domestic Borrowers Revolving Exposures of all Lenders would not exceed an amount equal to (x) the Domestic Borrowing Base minus (y) the Foreign Borrowers U.S. Utilization; and
(v)    the aggregate Foreign Borrowers Revolving Exposures would not exceed an amount equal to (x) the sum of the Domestic Borrowing Base plus the Foreign Borrowing Base minus (y) the aggregate Domestic Borrowers Revolving Exposures of all Lenders;
subject, in each case, to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances or Overadvances pursuant to the terms of Sections 2.04 and 2.05. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. The limitations on Borrowings referred to in clauses (i) through (v) above are referred to collectively as the “Revolving Exposure Limitations”.
SECTION 2.02    Loans and Borrowings.
(a)    Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05.

(b)    Subject to Section 2.14(c), (i) each U.S. Tranche Revolving Borrowing shall be comprised entirely of ABR or Eurocurrency Loans, (ii) each Revolving Borrowing denominated in U.S. Dollars and made to the Domestic Borrowers that is not a U.S. Tranche Revolving Borrowing shall be comprised entirely of Eurocurrency Loans, (iii) each Revolving Borrowing denominated in Foreign Currency (other than Hong Kong Dollars) and made to the Domestic Borrowers shall be comprised entirely of Eurocurrency Loans, (iv) each Revolving Borrowing denominated in any Agreed Currency (other than Hong Kong Dollars) and made to the Foreign Borrowers shall be comprised entirely of Eurocurrency Loans, and (v) each Revolving Borrowing denominated in Hong Kong Dollars and made to any Borrower shall be comprised entirely of HKD Loans, in each case, as the Borrower Representative may request in accordance herewith. Each Swingline Loan made as a U.S. Tranche Borrowing shall be an ABR Loan. Each Swingline Loan made to the Domestic Borrowers that is not made as a U.S. Tranche Borrowing shall be denominated in U.S. Dollars and shall be an Overnight LIBO Rate Borrowing. Each Swingline Loan made to the Foreign Borrowers and denominated in any Agreed Currency (other than Hong Kong Dollars) shall be an Overnight LIBO Rate Borrowing. Each Swingline Loan made to the Foreign Borrowers and denominated in Hong Kong Dollars shall be an Overnight HIBO Rate Borrowing. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurocurrency Borrowing or HKD Borrowing such Borrowing shall be in an aggregate amount that is an integral multiple of One Million U.S. Dollars ($1,000,000) (or, if such Borrowing is denominated in a Foreign Currency, in the case of HKD Borrowings, ten million (10,000,000) Hong Kong Dollars and for all other Foreign Currencies, one million (1,000,000) units of such currency) and not less than Five Million U.S. Dollars ($5,000,000) (or, if such Borrowing is denominated in a Foreign Currency, five million (5,000,000) units of such currency). Each Swingline Loan shall be in an amount that is an integral multiple of One Million U.S. Dollars ($1,000,000) (or, if such Borrowing is denominated in a Foreign Currency, one million (1,000,000) units of such currency) and not less than One Million U.S. Dollars ($1,000,000) (or, if such Borrowing is denominated in a Foreign Currency, one million (1,000,000) units of such currency). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Eurocurrency Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03    Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand or fax) by delivering a Borrowing Request in the form of Exhibit G (or such other form reasonably approved by the Administrative Agent) signed by a Responsible Officer of the Borrower Representative or through Electronic System if arrangements for doing so have been approved by the Administrative Agent (or if an Extenuating Circumstance shall exist, by telephone) not later than (a) in the case of a Eurocurrency Borrowing or HKD Borrowing, 12:00 noon, Local Time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, 12:00 noon, Local Time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., Local Time, on the date of such proposed Borrowing. Each such Borrowing Request shall be irrevocable and each such telephonic Borrowing Request, if permitted, shall be confirmed promptly upon the cessation of the Extenuating Circumstance by hand delivery, facsimile or a communication through Electronic System to the Administrative Agent of a written Borrowing Request in the form of Exhibit G (or such other form reasonably approved by the Administrative Agent) and signed by a Responsible Officer of the Borrower

Representative. Each such written (or if permitted, telephonic) Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the name of the applicable Borrower(s);
(ii)    the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing, as applicable;
(iii)    the date of such Borrowing, which shall be a Business Day;
(iv)    whether such Borrowing is a U.S. Tranche Borrowing, U.K. Tranche Borrowing or a H.K. Tranche Borrowing;
(v)    whether such Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing or an HKD Borrowing;
(vi)    in the case of a Eurocurrency Borrowing, the Agreed Currency of such Borrowing; and
(vii)    in the case of a Eurocurrency Borrowing or HKD Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.
If no election as to the Type of Revolving Borrowing is specified, then (a) in the case of a U.S. Tranche Revolving Borrowing, the requested Revolving Borrowing shall be an ABR Borrowing, (b) in the case of a Borrowing made to a Domestic Borrower that is not a U.S. Tranche Revolving Borrowing, the requested Revolving Borrowing shall be a Eurocurrency Borrowing and (c) in the case of a Borrowing made to a Foreign Borrower, the requested Revolving Borrowing shall be a Eurocurrency Borrowing (in the case of a Borrowing denominated in any currency other than Hong Kong Dollars) or an HKD Borrowing (in the case of a Borrowing denominated in Hong Kong Dollars). If no Interest Period is specified with respect to any requested Eurocurrency Borrowing or HKD Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified, then (a) in the case of any Borrowing by a Domestic Borrower, the requested Revolving Borrowing shall be made in U.S. Dollars, (b) in the case of any Borrowing by a U.K. Borrower, the requested Revolving Borrowing shall be made in Sterling and (c) in the case of any Borrowing by the H.K. Borrower, the requested Revolving Borrowing shall be made in Hong Kong Dollars. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04    Protective Advances.
(a)    Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s Permitted Discretion (but shall have absolutely no obligation to), to (a) make Loans (“U.S. Tranche Protective Advances”) to the Domestic Borrowers in U.S. Dollars on behalf of the U.S. Tranche Lenders, (b) make Loans (“U.K. Tranche Protective Advances”) to the Domestic Borrowers or U.K. Borrowers in any Agreed Currency on behalf of the U.K. Tranche Lenders or (c) make Loans (“H.K. Tranche Protective Advances” and, together with the Domestic Protective Advances and the U.K. Tranche Protective Advances, the “Protective Advances”) to any Domestic Borrower or the H.K. Borrower in U.S. Dollars or H.K. Dollars on behalf of the H.K. Tranche Lenders, in each case, which the Administrative Agent, in its Permitted Discretion, deems necessary (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) following the occurrence and during the continuance of any Event of Default, to pay any other amount chargeable to or required to be paid by the

Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents; provided that, (A) the aggregate amount of Protective Advances outstanding at any time and made on behalf of the U.S. Tranche Lenders shall not exceed 5% of the aggregate U.S. Tranche Commitments of all U.S. Tranche Lenders at such time, (B) the Dollar Equivalent of the aggregate amount of Protective Advances outstanding at any time and made on behalf of the U.K. Tranche Lenders shall not exceed 5% of the aggregate U.K. Tranche Commitments of all U.K. Tranche Lenders at such time, (C) the Dollar Equivalent of the aggregate amount of Protective Advances outstanding at any time and made on behalf of the H.K. Tranche Lenders shall not exceed 5% of the aggregate H.K. Tranche Commitments of all H.K. Tranche Lenders at such time, (D) the U.S. Tranche Revolving Exposure of each U.S. Tranche Lender after giving effect to any U.S. Tranche Protective Advance shall not exceed the U.S. Tranche Commitment of such U.S. Tranche Lender, (E) the U.K. Tranche Revolving Exposure of each U.K. Tranche Lender after giving effect to any U.K. Tranche Protective Advance shall not exceed the U.K. Tranche Commitment of such U.K. Tranche Lender and (F) the H.K. Tranche Revolving Exposure of each H.K. Tranche Lender after giving effect to any H.K. Tranche Protective Advance shall not exceed the H.K. Tranche Commitment of such H.K. Tranche Lender. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances made to the Domestic Borrowers in U.S. Dollars shall be ABR Borrowings, all Protective Advances made to the Domestic Borrowers in a Foreign Currency shall be Overnight LIBO Rate Borrowings, all Protective Advances made to the Foreign Borrowers in any Agreed Currency (other than Hong Kong Dollars) shall be Overnight LIBO Rate Borrowings and all Protective Advances made to the Foreign Borrowers in Hong Kong Dollars shall be Overnight HIBO Rate Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).
(b)    Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each U.S. Tranche Lender, U.K. Tranche Lender or H.K. Tranche Lender, as applicable, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.05    Swingline Loans and Overadvances.
(a)    The Administrative Agent, the Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests an ABR Borrowing on behalf of a Domestic Borrower or any other Borrowing on behalf of any Foreign Borrower, the Swingline Lender may elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the U.S. Tranche Lenders (if such Borrowing is requested as a U.S. Tranche Borrowing), the U.K. Tranche Lenders (if such Borrowing is requested as a U.K. Tranche Borrowing), or the H.K. Tranche Lenders (if such Borrowing is requested as a H.K. Tranche Borrowing), and in the amount requested, same day funds to such Borrower, on the date of the applicable Borrowing to the Funding Account(s) (each such Loan is referred to as a “Swingline Loan” ), in each case with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans, Overnight LIBO Rate Loans or Overnight HIBO Rate Loans, funded by the applicable Revolving Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. The aggregate amount of Swingline Loans outstanding at any time shall not exceed the Dollar Equivalent of Twenty Million U.S. Dollars ($20,000,000); provided that, the aggregate amount of Swingline Loans outstanding at any time (A) under the U.S. Tranche Commitments shall not exceed Twenty Million U.S. Dollars ($20,000,000), (B) under the U.K. Tranche Commitments shall not exceed the Dollar Equivalent of Five Million U.S. Dollars ($5,000,000), and (C) under the H.K. Tranche Commitments shall not exceed the Dollar Equivalent of Five Million U.S. Dollars ($5,000,000). The Swingline Lender shall not make any Swingline Loan if the Revolving Exposure Limitations are not satisfied after giving effect thereto. All Swingline Loans to the Domestic Borrowers shall be ABR Borrowings in U.S. Dollars, all Swingline Loans to Foreign Borrowers denominated in any Agreed Currency (other than Hong Kong Dollars) shall be Overnight LIBO Rate Borrowings and all Swingline Loans to Foreign Borrowers denominated in Hong Kong Dollars shall be Overnight HIBO Rate Loans.
(b)    Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation), on behalf of the U.S. Tranche Lenders, the U.K. Tranche Lenders or the H.K. Tranche Lenders, make Revolving Loans to the applicable Borrowers in amounts that do not comply with clause (iv) and/or (v) of the Revolving Exposure Limitations (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, no Overadvance shall result in a Default due to Borrowers’ failure to comply with the Revolving Exposure Limitations for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied. All Overadvances to the Domestic Borrowers shall be ABR Borrowing, all Overadvances to Foreign Borrowers denominated in any Agreed Currency (other than Hong Kong Dollars) shall be Overnight LIBO Rate Borrowings and all Overadvances to Foreign Borrowers denominated in Hong Kong Dollars shall be Overnight HIBO Rate Loans. The making of an Overadvance on any one occasion shall not obligate the Administrative Agent to make any Overadvance on any other occasion. The authority of the Administrative Agent to make Overadvances on behalf of the U.S. Tranche Lenders shall be limited to an aggregate principal amount of 5% of the aggregate U.S. Tranche Commitments of all U.S. Tranche Lenders at such time, the authority of the Administrative Agent to made Overadvances on behalf of the U.K. Tranche Lenders shall not exceed an aggregate principal amount equal to the Dollar Equivalent of 5% of the aggregate U.K. Tranche Commitments of all U.K. Tranche Lenders at such time, and the authority of the Administrative Agent to made Overadvances on behalf of the H.K. Tranche Lenders shall not exceed an aggregate principal amount equal to the Dollar Equivalent of 5% of the aggregate H.K. Tranche Commitments of all H.K. Tranche Lenders at such time. No Overadvance on behalf of a U.S. Tranche Lender shall cause such Lender’s U.S. Tranche Revolving Exposure to exceed its U.S. Tranche Commitment, no Overadvance on behalf of a U.K. Tranche Lender shall cause such Lender’s U.K. Tranche Revolving Exposure to exceed its U.K. Tranche Commitment and no Overadvance on behalf of a H.K. Tranche Lender shall cause such Lender’s H.K. Tranche Revolving Exposure to exceed its H.K. Tranche Commitment. Notwithstanding the foregoing, the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.
(c)    Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each U.S. Tranche Lender (in the case of any Swingline Loan or Overadvance made on behalf of the U.S. Tranche Lenders), U.K. Tranche Lender (in the case of any Swingline Loan or Overadvance made on behalf of the U.K. Tranche Lenders) and H.K. Tranche Lender (in the case of any Swingline Loan or Overadvance made on behalf of the H.K. Tranche Lenders) shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the applicable Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the U.S. Tranche Commitments, U.K. Tranche Commitment and/or the H.K. Tranche Commitments, as applicable. The Swingline Lenders or the Administrative Agent may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swingline Loan or Overadvance.
(d)    The Administrative Agent, on behalf of each Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon Local Time on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than each Swingline Lender, in the case of the applicable Swingline Loans) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Local Time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the applicable Swingline Lender’s Swingline Loans and, together with such Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the applicable Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.07.

SECTION 2.06    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for its own account or for the account of another Borrower as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period subject to Section 2.06(c). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, the applicable Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (prior to 9:00 am, Local Time, at least three (3) Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit (which Letter of Credit shall be in a form reasonably acceptable to and agreed by the Administrative Agent), or identifying the Letter of Credit to be amended, renewed or extended, and specifying the name of the applicable Borrower, whether such Letter of Credit is to constitute a U.S. Tranche Letter of Credit, U.K. Tranche Letter of Credit or a H.K. Tranche Letter of Credit, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable to such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Each U.S. Tranche Letter of Credit shall be issued in U.S. Dollars for the account of a Domestic Borrower. Each U.K. Tranche Letter of Credit shall be issued in any Agreed Currency for the account of a Domestic Borrower or a U.K. Borrower. Each H.K. Tranche Letter of Credit shall be issued in U.S. Dollars or H.K. Dollars for the account of a Domestic Borrower or the H.K. Borrower. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate LC Exposure shall not exceed the Dollar Equivalent of Sixty Million U.S. Dollars ($60,000,000); provided that, the aggregate amount of Letters of Credit outstanding at any time (A) under the U.S. Tranche Commitments shall not exceed Sixty Million U.S. Dollars ($60,000,000), (B) under the U.K. Tranche Commitments shall not exceed the Dollar Equivalent of Five Million U.S. Dollars ($5,000,000), and (C) under the H.K. Tranche Commitments shall not exceed the Dollar Equivalent of Five Million U.S. Dollars ($5,000,000); provided that, notwithstanding the foregoing, H.K. Tranche Letters of Credit shall be issued solely at the discretion of the Issuing Bank and no Issuing Bank shall have any obligation to issue H.K. Tranche Letters of Credit, and (ii) the Revolving Exposure Limitations shall be satisfied. Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank’s Issuing Bank Sublimit. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Borrower may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank agrees to consider any such request in good faith. Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of the Credit Agreement, and shall not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations on the aggregate LC Exposure set forth in clause (i) of this Section 2.06(b).

(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit (a) with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above) and (b) notwithstanding clause (ii) above, may expire no later than one year after the Maturity Date, to the extent backstopped on terms reasonably acceptable to the Administrative Agent and the relevant Issuing Bank.
(d)    Participations; Issuing Bank Acting on Behalf of Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each U.S. Tranche Lender with respect to a U.S. Tranche Letter of Credit, to each U.K. Tranche Lender with respect to a U.K. Tranche Letter of Credit and to each H.K. Tranche Lender with respect to a H.K. Tranche Letter of Credit, and each applicable Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such U.S. Tranche Letter of Credit, U.K. Tranche Letter of Credit and/or H.K. Tranche Letter of Credit, as applicable. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of U.S. Tranche Letter of Credit, U.K. Tranche Letter of Credit and/or H.K. Tranche Letter of Credit, as applicable, is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., Local Time, on the Business Day immediately following the day that the Borrower Representative receives notice of such LC Disbursement; provided that the Borrower Representative may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a Swingline Loan or, to the extent such LC Disbursement was made in U.S. Dollars with respect to a Letter of Credit issued on behalf of a Domestic Borrower, an ABR Revolving Borrowing, in each case in an equivalent amount and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Swingline Loan or ABR Revolving Borrowing, as applicable. Each LC Disbursement shall be reimbursed in the same currency in which it was issued. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each U.S. Tranche Lender (in the case of a U.S. Tranche Letter of Credit), each U.K. Tranche Lender (in the case of a U.K. Tranche Letter of Credit) and each H.K. Tranche Lender (in the case of a H.K. Tranche Letter of Credit) of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each applicable Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement. Notwithstanding anything herein to the contrary, any reimbursement or payment provided by any Foreign Loan Party shall be used solely to pay the Foreign Secured Obligations.
(f)    Obligations Absolute. Each Borrower’s joint and several obligation (subject to the limitations included in Section 9.19) to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder. None of the Administrative Agent, the Revolving Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that, the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse the applicable Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)    Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to (i) if such Borrower is a Domestic Borrower, ABR Revolving Loans, and (ii) if such Borrower is a Foreign Borrower, Revolving Loans with an Interest Period of one month for such Agreed Currency; such interest shall be payable on the date when such reimbursement is due; provided that, if any Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(g) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of the Issuing Banks.
(i)    Any Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. The provisions of this Section 2.06 with respect to any replaced Issuing Bank shall survive the termination of this Agreement.
(ii)    Subject to the appointment and acceptance of a successor Issuing Bank, the Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower Representative and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i) above.
(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives written notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than fifty percent (50%) of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, there shall be deposited in one or more accounts with the Administrative Agent (collectively, the “LC Collateral Account”), (i) by the U.S. Borrowers in the name of the Administrative Agent and for the benefit of U.S. Tranche Lenders, an amount in cash equal to one hundred and five percent (105%) of the U.S. Tranche LC Exposure as of such date plus accrued and unpaid interest thereon for U.S. Tranche Letters of Credit under which any such Borrower is an account party, (ii) by the U.K. Borrowers in the name of the Administrative Agent and for the benefit of U.K. Tranche Lenders an amount in cash equal to one hundred and five percent (105%) of the Dollar Equivalent amount of the U.K. Tranche LC Exposure as of such date plus accrued and unpaid interest thereon for U.K. Tranche Letters of Credit under which any such Borrower is an account party, and (iii) by the H.K. Borrower in the name of the Administrative Agent and for the benefit of H.K. Tranche Lenders an amount in cash equal to one hundred and five percent (105%) of the Dollar Equivalent amount of the H.K. Tranche LC Exposure as of such date plus accrued and unpaid interest thereon for H.K. Tranche Letters of Credit under which the H.K. Borrower is an account party; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that any Borrower is not late in reimbursing shall be deposited in the applicable Foreign Currencies in an amount equal to one hundred and five percent (105%) of the actual amount of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence and during the continuance of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the Borrower Representative. Each applicable Borrower shall also deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.10(b), 2.11(b) or 2.20. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the applicable Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account. Each Borrower hereby grants the Administrative Agent a security interest in its respective LC Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the applicable Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the applicable LC Collateral Account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower(s) for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than fifty percent (50%) of the aggregate LC Exposure), be applied to satisfy other applicable Secured Obligations. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence and continuance of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three (3) Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent. The Administrative Agent shall return to the applicable Borrowers cash collateral required by Section 2.11(b) within three (3) Business Days following the date that such cash collateral is no longer required thereunder. Notwithstanding anything herein to the contrary, (x) cash collateral provided by any Domestic Borrower or Domestic Subsidiary shall be used to pay the Domestic Secured Obligations before being used to pay any of the other Secured Obligations and (y) cash collateral provided by any Excluded Domestic Subsidiary or Foreign Subsidiary shall be used solely to pay the Foreign Secured Obligations.
(k)    Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and Dollar Equivalent amount of such LC Disbursement, (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank. All reporting from each Issuing Bank with respect to any Letters of Credit shall indicate whether each Letter of Credit constitutes a U.S. Tranche Letter of Credit, U.K. Tranche Letter of Credit or a H.K. Tranche Letter of Credit.
(l)    LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.
(m)    Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrowers (i) shall reimburse, indemnify and compensate the Issuing Bank hereunder for, in the case of the Domestic Borrowers, such U.S. Tranche Letter of Credit, in the case of the U.K. Borrowers, such U.K. Tranche Letter of Credit and in the case of the H.K. Borrower, such H.K. Tranche Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of such Borrower and (ii) irrevocably waive any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of such parent Borrowers, and that each such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
SECTION 2.07    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds in an amount equal to such Lender’s Applicable Percentage thereof by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that, Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the applicable Funding Account; provided that Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent, except to the extent that participations in such Protective Advances or Overadvances have been funded by the Lenders.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight LIBO Rate (in the case of Loans denominated in an Agreed Currency other than Hong Kong Dollars) or Overnight HIBO Rate (in the case of Loans denominated in Hong Kong Dollars), as applicable) or (ii) in the case of such Borrower, (x) if such amount is a Borrowing made to a Domestic Borrower, the interest rate applicable to ABR Loans and (y) if such amount is a Borrowing made to a Foreign

Borrower, the interest rate applicable to Overnight LIBO Rate Loans (in the case of Loans denominated in an Agreed Currency other than Hong Kong Dollars) or Overnight HIBO Rate Loans (in the case of Loans denominated in Hong Kong Dollars). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing, provided, that any interest received from a Borrower by the Administrative Agent during the period beginning when Administrative Agent funded the Borrowing until such Lender pays such amount shall be solely for the account of the Administrative Agent.
SECTION 2.08    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing or HKD Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type as permitted by this Agreement or to continue such Borrowing and, in the case of a Eurocurrency Borrowing or HKD Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election either in writing (delivered by hand or fax) by delivering an Interest Election Request signed by a Responsible Officer of the Borrower Representative or through Electronic System if arrangements for doing so have been approved by the Administrative Agent (or if an Extenuating Circumstance shall exist, by telephone) by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and each such telephonic Interest Election Request, if permitted, shall be confirmed immediately upon the cessation of the Extenuating Circumstance by hand delivery, Electronic System or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Borrower Representative. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower, or the Borrower Representative on its behalf, to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans or HKD Loans that does not comply with Section 2.02 or (iii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing or to such Borrower.
(c)    Each written (or if permitted, telephonic) Interest Election Request (including requests submitted through Electronic System) shall specify the following information in compliance with Section 2.02:
(i)    the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the existing and resulting Borrowing is a Domestic Borrowing or a Foreign Borrowing;

(iv)    whether the resulting Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing or an HKD Borrowing; and
(v)    if the resulting Borrowing is a Eurocurrency Borrowing or HKD Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing or HKD Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower, or the Borrower Representative on its behalf, to change the currency of any Borrowing.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or HKD Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing by a Domestic Borrower of U.S. Dollars, such Borrowing shall be converted to an ABR Borrowing, (ii) in the case of a Borrowing by a Domestic Borrower of Foreign Currency, such Borrowing shall automatically continue as a Eurocurrency Borrowing or HKD Borrowing, as applicable, in the same Foreign Currency with an Interest Period of one month, and (iii) in the case of a Borrowing by a Foreign Borrower, such Borrowing shall automatically continue as a Eurocurrency Borrowing or HKD Borrowing, as applicable, in the same Agreed Currency with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default under clause (a) or (b) of Article VII has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as such Event of Default is continuing (i) no outstanding Revolving Borrowings denominated in U.S. Dollars and made to a Domestic Borrower may be converted or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in U.S. Dollars and made to a Domestic Borrower shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (iii) unless repaid, each Eurocurrency Borrowing and HKD Borrowing denominated in a Foreign Currency and made to a Domestic Borrower shall automatically be continued as a Eurocurrency Borrowing or HKD Borrowing, as applicable, with an Interest Period of one month and (iv) unless repaid, each Eurocurrency Borrowing or HKD Borrowing made to a Foreign Borrower shall automatically be continued as a Eurocurrency Borrowing or HKD Borrowing, as applicable.
SECTION 2.09    Termination and Reduction of Commitments; Increase in Revolving Commitments.
(a)    Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.
(b)    The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or a backup standby letter of credit reasonably satisfactory to the Administrative Agent and the Issuing Bank) in an amount equal to 105% of the LC Exposure as of such date), (iii) the payment in full of accrued and unpaid fees and (iv) the payment in full of all reimbursable expenses and other Obligations (other than Unliquidated Obligations), together with accrued and unpaid interest thereon.

(c)    The Borrowers may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments (with a corresponding reduction in the U.S. Tranche Commitments, U.K. Tranche Commitments and/or the H.K. Tranche Commitments, as designated by the Borrower Representative) shall be in a Dollar Equivalent amount that is an integral multiple of Five Million U.S. Dollars ($5,000,000) and not less than Twenty Five Million U.S. Dollars ($25,000,000), and (ii) the Borrowers shall not terminate or reduce the Revolving Commitments (or the U.S. Tranche Commitments, the U.K. Tranche Commitments and/or the H.K. Tranche Commitments) if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Borrowers shall not be in compliance with the Revolving Exposure Limitations.
(d)    The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (a) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
(e)    The Borrowers shall have the right to increase the Revolving Commitments (with a corresponding increase to the U.S. Tranche Commitments, U.K. Tranche Commitments and/or the H.K. Tranche Commitments, as designated by the Borrower Representative) by obtaining additional Revolving Commitments, either from one or more of the Lenders or another lending institution; provided that (i) any such request for an increase shall be in a minimum amount of Twenty Five Million U.S. Dollars ($25,000,000), (ii) after giving effect thereto, the sum of the total of the additional Commitments does not exceed Three Hundred Million U.S. Dollars ($300,000,000), (iii) the Administrative Agent and the Issuing Banks have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder and (v) the procedure described in Section 2.09(f) has been satisfied. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.
(f)    Any amendment hereto for such an increase or addition shall be in form and substance reasonably satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent (not to be unreasonably withheld or delayed), the Company and each Lender being added or increasing its Commitment. As a condition precedent to such an increase or addition, the Borrowers shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects), (2) no Event of Default exists, and (3) if any covenant set forth in Section 6.12 is in effect, the Borrowers are in compliance (on a pro forma basis) with the covenants contained in Section 6.12 on the date of such increase and (ii) legal opinions and documents consistent with those delivered on the Effective Date, to the extent reasonably requested by the Administrative Agent.

(g)    On the effective date of any such increase or addition, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its U.S. Tranche Commitment, U.K. Tranche Commitment and/or H.K. Tranche Commitment, as applicable, shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders that have a U.S. Tranche Commitment, U.K. Tranche Commitment and/or H.K. Tranche Commitment, as applicable, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each such Lender’s portion of the outstanding U.S. Tranche Revolving Loans, U.K. Tranche Revolving Loans or H.K. Tranche Revolving Loans, as applicable, of all the Lenders to equal its revised Applicable Percentage of such outstanding U.S. Tranche Revolving Loans, U.K. Tranche Revolving Loans or H.K. Tranche Revolving Loans, as applicable, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the U.S. Tranche Revolving Loans, U.K. Tranche Revolving Loans or H.K. Tranche Revolving Loans, as applicable, then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) the applicable Borrowers shall be deemed to have repaid and reborrowed all outstanding U.S. Tranche Revolving Loans, U.K. Tranche Revolving Loans or H.K. Tranche Revolving Loans, as applicable, as of the date of any increase (or addition) in the U.S. Tranche Commitment, U.K. Tranche Commitment and/or H.K. Tranche Commitment, as applicable (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower Representative, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan or HKD Loan, shall be subject to indemnification by the applicable Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower Representative, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.
SECTION 2.10    Repayment of Loans; Evidence of Debt.
(a)    Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each U.S. Tranche Lender the then unpaid principal amount of each U.S. Tranche Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan, (ii) to the Administrative Agent for the account of each U.K. Tranche Lender the then unpaid principal amount of each U.K. Tranche Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan, (iii) to the Administrative Agent for the account of each H.K. Tranche Lender the then unpaid principal amount of each H.K. Tranche Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan, (iv) to the Administrative Agent the then unpaid amount of each Protective Advance made for the account of such Borrower on the earlier of the Maturity Date and demand by the Administrative Agent, (v) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made for the account of such Borrower on the earlier of the Maturity Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, each Domestic Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Loan shall be applied by the Administrative Agent to repay any Swingline Loans outstanding, and (vi) to the Administrative Agent the then unpaid principal amount of each Overadvance made to such Borrower on the earlier of the Maturity Date and demand by the Administrative Agent. Notwithstanding the foregoing, to the extent this Section 2.10 creates an obligation of a Foreign Borrower to repay Protective Advances, Swingline Loans or Overadvances of any other Borrower, no Foreign Borrower shall be required to make a repayment in respect of the Domestic Secured Obligations.

(b)    Subject to Section 5.17, at all times during a Cash Dominion Period, on each Business Day, the Administrative Agent shall apply all funds (other than any amounts identified by the Borrowers as due to consignors) credited to any Collection Account on the immediately preceding Business Day first to prepay any Protective Advances and Overadvances that may be outstanding and second to prepay the Revolving Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure (provided that, collections and cash collateral provided by any Foreign Subsidiary shall be used solely to pay the Foreign Secured Obligations). Notwithstanding the foregoing, funds (other than any amounts identified by the Borrowers as due to consignors) of the U.S. Loan Parties credited to any Collection Account shall be used to pay the Secured Obligations (other than the Foreign Secured Obligations and the Secured Obligations that constitute a Guarantee of the Foreign Secured Obligations) prior to being used to pay any of the other Secured Obligations.
(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(e)    The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
(f)    Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, the applicable Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form reasonably approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee therein and its registered assigns.
SECTION 2.11    Prepayment of Loans.
(a)    The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.
(b)    Except for Overadvances permitted under Section 2.05, if, at any time, (i) other than as a result of fluctuations in currency exchange rates, the Borrowers are not in compliance with any of the Revolving Exposure Limitations (calculated with respect to Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event and calculated with respect to the applicable Borrowing Base as shown on the most recent Borrowing Base Certificate delivered pursuant to Section 5.01(f)) or (ii) solely as a result of fluctuations in currency exchange rates, the Borrowers exceeded any Revolving Exposure Limitation by one hundred and five percent (105%) of the applicable threshold for three (3) consecutive Business Days, the applicable Borrowers who have exceeded such limits with respect to their Obligations shall in each case immediately prepay the Obligations (without a corresponding reduction to the Revolving Commitments, U.S. Tranche Commitment, U.K. Tranche

Commitments or H.K. Tranche Commitments) or cash collateralize LC Exposure in accordance with Section 2.06(j), as applicable, in an aggregate amount equal to such excess.
(c)    The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by fax) or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, of any prepayment hereunder not later than (i) 12:00 noon, Local Time, (A) in the case of prepayment of a Eurodollar Revolving Borrowing or an HKD Revolving Borrowing, three (3) Business Days before the date of prepayment or (B) in the case of prepayment of an ABR Revolving Borrowing, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.
SECTION 2.12    Fees.
(a)    The Domestic Borrowers agree to pay, or cause to be paid, to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Lender’s Commitment terminates. Accrued commitment fees shall be payable in arrears on the first Business Day of each calendar month and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of three hundred and sixty (360) days or, in the case of any H.K. Tranche Commitment, three hundred and sixty five (365) days (or three hundred and sixty six (366) days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    (i) (A) The Domestic Borrowers agree to pay, or cause to be paid, to the Administrative Agent for the account of each U.S. Tranche Lender (in the case of a U.S. Tranche Letter of Credit), (B) the U.K. Borrowers agree to pay, or cause to be paid, to the Administrative Agent for the account of each U.K. Tranche Lender (in the case of a U.K. Tranche Letter of Credit) and (C) the H.K. Borrower agrees to pay, or cause to be paid, to the Administrative Agent for the account of each H.K. Tranche Lender (in the case of an H.K. Tranche Letter of Credit), in each case, a participation fee with respect to the applicable Lender’s participations in the applicable Letters of Credit issued for the account of the applicable Borrower, which participation fee shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Equivalent of the applicable Lender’s LC Exposure in respect thereof (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) each Borrower agrees to pay to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily U.S. Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank for the account of such Borrower during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit issued for the account of such Borrower or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first Business Day of each calendar month following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days or, in the case of any H.K. Tranche Letter of Credit, three hundred and sixty five (365) days (or three hundred and sixty six (366) days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit denominated in U.S. Dollars shall be paid in U.S. Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in such Foreign Currency.
(c)    The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.
(d)    Other than participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency which shall be paid in such Foreign Currency in accordance with Section 2.12(b) above, all fees payable hereunder shall be paid on the dates due, in U.S. Dollars and in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.13    Interest.
(a)    The Loans comprising each ABR Borrowing (including each Domestic Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    The Loans comprising each HKD Borrowing shall bear interest at the HIBO Rate plus the Applicable Rate.
(d)    The Loans comprising each Overnight LIBO Rate Borrowing (including each Foreign Swingline Loan) shall bear interest at the Overnight LIBO Rate plus the Applicable Rate.
(e)    The Loans comprising each Overnight HIBO Rate Borrowing (including each Foreign Swingline Loan) shall bear interest at the Overnight HIBO Rate plus the Applicable Rate.
(f)    Each Protective Advance and Overadvance made to a Domestic Borrower and denominated in U.S. Dollars shall bear interest at the Alternate Base Rate plus the Applicable Rate plus 2%. Each Protective Advance and Overadvance made to a Domestic Borrower and denominated in Foreign Currency shall bear interest at the Overnight LIBO Rate plus the Applicable Rate plus 2%. Each Protective Advance and Overadvance made to the Foreign Borrowers and denominated in any Agreed Currency (other than Hong Kong Dollars) shall bear interest at the Overnight LIBO Rate plus the Applicable Rate plus 2%. Each Protective Advance and Overadvance made to the Foreign Borrowers and denominated in Hong Kong Dollars shall bear interest at the Overnight HIBO Rate plus the Applicable Rate plus 2%.

(g)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Loan Party hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(h)    Accrued interest on each Loan (for ABR Loans, Overnight LIBO Rate Loans and Overnight HIBO Rate Loans, accrued through the last day of the prior calendar quarter) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan or HKD Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(i)    All interest hereunder shall be computed on the basis of a year of three hundred and sixty (360) days, except that (i) interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of three hundred and sixty five (365) days (or three hundred and sixty six (366) days in a leap year), and (ii) Borrowings denominated in Sterling or Hong Kong Dollars shall be computed on the basis of a year of three hundred and sixty five (365) days (or three hundred and sixty six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate, Overnight LIBO Rate, Overnight HIBO Rate or HIBO Screen Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14    Alternate Rate of Interest.
(a)    If at the time that the Administrative Agent shall seek to determine the LIBO Screen Rate on the Quotation Day for any Interest Period for a Eurocurrency Borrowing, the LIBO Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Borrowing for any reason, and the Administrative Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the Reference Bank Rate shall be the LIBO Rate for such Interest Period for such Eurocurrency Borrowing; provided that if the Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, however, that if less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the LIBO Rate for such Eurocurrency Borrowing, (i) if such Borrowing shall be requested by a Domestic Borrower in Dollars, then such Borrowing shall be made as an ABR Borrowing at the Alternate Base Rate and (ii) if such Borrowing shall be requested in any Foreign Currency or if such Borrowing is requested by a Foreign Subsidiary Borrower, the LIBO Rate shall be equal to the rate determined by the Administrative Agent in its reasonable discretion after consultation with the Company and consented to in writing by the Required Lenders (the “Alternative Rate”); provided, however, that until such time as the Alternative Rate shall be determined and so consented to by the Required Lenders, Borrowings shall not be available in such Foreign Currency. It is hereby understood and agreed that, notwithstanding the foregoing, if at any time the conditions set forth in Section 2.14(c)(i) or (ii) are in effect, the foregoing provisions of this Section 2.14(a) shall no longer be applicable for any purpose of determining any alternative rate of interest under this Agreement and Section 2.14(c) shall instead be applicable for all purposes of determining any alternative rate of interest under this Agreement.

(b)    If prior to the commencement of any Interest Period for a Eurocurrency Borrowing or HKD Borrowing:
(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate or the HIBO Rate, as applicable (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate or HIBO Rate is not available or published on a current basis) for such Interest Period; or
(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, the LIBO Rate or the HIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing or HKD Borrowing, as applicable, shall be ineffective and unless repaid (A) in the case of a Eurocurrency Borrowing or HKD Borrowing made to a Domestic Borrower, such Borrowing shall be made as an ABR Borrowing and (B) in the case of a Eurocurrency Borrowing or HKD Borrowing made to a Foreign Borrower, such Borrowing shall be, at the Administrative Agent’s election, (y) repaid on the last day of the then current Interest Period applicable thereto or (z) made as a Borrowing at an interest rate per annum that expresses the cost of the relevant Lenders of funding their participation in such Borrowing from whatever source the Administrative Agent may reasonably select, (ii) if any Borrowing Request requests a Eurocurrency Borrowing to a Domestic Borrower, such Borrowing shall be made as an ABR Borrowing, and (iii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing or HKD Borrowing to a Foreign Borrower, such Borrowing Request shall be ineffective; provided that, if such circumstances only affect one Class or Type of Borrowing or currency, then the foregoing will only be applicable to the affected Class or Type of Borrowing or currency.
(c)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (b)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (b)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower Representative shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate). Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the

Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders of each Class stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.14(c), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, (y) if any Borrowing Request requests a Eurocurrency Borrowing for a Domestic Borrower in Dollars, such Borrowing shall be made as an ABR Borrowing and (z) if such circumstance relates to the LIBO Screen Rate, if any Borrowing Request requests a Eurocurrency Borrowing for a Domestic Borrower in Foreign Currency or if any Borrowing Request requests a Eurocurrency Borrowing for a Foreign Borrower, such Borrowing shall be made as a Borrowing with a rate of interest determined by reference to the Alternative Rate.
SECTION 2.15    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;
(ii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise, then the applicable Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by the Administrative Agent, such Lender or the Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the Administrative Agent, such Lender or the Issuing Bank, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Administrative Agent, such Lender or the Issuing Bank, as applicable, then reasonably determines to be relevant; provided that none of the Administrative Agent, such Lender or the Issuing Bank, as applicable, shall be required to disclose any confidential or proprietary information in connection therewith).
(b)    If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
(d)    Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the two hundred seventy (270)-day period referred to above shall be extended to include the period of retroactive effect thereof.
(e)    Section 2.15(a) shall not apply with respect to a Loan or Commitment made to a U.K. Borrower to the extent any increased cost is attributable to a Tax Deduction required by law to be made by any Loan Party, or is compensated for by Section 2.17(l) (or would have been compensated for under Section 2.17(l) but was not so compensated solely because any of the exclusions in Section 2.17(l)(ii) applied).
SECTION 2.16    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan or HKD Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan or HKD Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan or HKD Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan or HKD Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or 9.02(d), then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (provided that the applicable Foreign Borrower shall only be required to compensate each Lender in respect of Borrowings of such Foreign Borrower). In the case of a Eurocurrency Loan or HKD Loan, as applicable, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurocurrency Loan or HKD Loan had such event not occurred, at the Adjusted LIBO Rate or HIBO Screen Rate, as applicable, that would have been applicable to such Eurocurrency Loan, or HKD Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurocurrency Loan, or HKD Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for the relevant currency of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
SECTION 2.17    Withholding of Taxes; Gross-Up. Payments Free of Taxes.
(a)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent or by the relevant Borrower, to the extent there is no withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent or by the relevant Borrower, to the extent there is no withholding agent, then the applicable withholding agent or the relevant Borrower, to the extent there is no withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If such Tax is an Indemnified Tax, payable with respect to a Loan or Commitment extended to a Borrower other than a U.K. Borrower, the sum payable shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. In respect of any applicable increase to an amount payable as a result of the application of deductions and withholdings from payments with respect to a Loan or Commitment extended to a U.K. Borrower only, see Section 2.17(j) below.
(b)    Payment of Other Taxes by the Borrowers. The applicable Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17 (but subject to Section 2.17(j)(v) as regards any Tax Deduction required with respect to a Loan or Commitment extended to a U.K. Borrower), such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally (but subject to the limitations set forth in Section 9.19) indemnify each Recipient within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Notwithstanding the foregoing, this Section 2.17(d) shall not apply to a U.K. Loan Party with respect to a Loan or Commitment extended to a U.K. Borrower, the relevant tax indemnity obligations of which with respect to this Section 2.17 shall be governed by Section 2.17(l).
(e)    Indemnification by the Lenders. To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting the foregoing, each Lender shall severally indemnify the Administrative

Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent or Loan Party, as applicable, under this paragraph (e).
(f)    Status of Lenders. This Section 2.17(f) shall not apply in respect of a payment made under any Loan Document by a U.K. Loan Party.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN, or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN, or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI, and in the case of an applicable Foreign Lender, executed copies of IRS Form W-8EXP;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(4)    to the extent a Foreign Lender is not the Beneficial Owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8EXP, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such

Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)    With respect to payments made by or on behalf of a Borrower that is a U.S. Person to the Administrative Agent for the benefit, or on account of any Lender (or Participant), (i) each Administrative Agent that is a “United States person” as defined in Section 7701(a)(30) of the Code will provide an IRS Form W-9, and (ii) to the extent it is legally entitled to do so, each Administrative Agent that is not a “United States person” as defined in Section 7701(a)(30) of the Code will provide an IRS Form W-8IMY (a) certifying its status as a qualified intermediary, (b) assuming primary withholding responsibility for purposes of chapters 3 and 4 of the Code, and (c) either (1) assuming primary IRS Form 1099 reporting and backup withholding responsibility or (2) assuming reporting responsibility as a participating FFI or registered deemed-compliant FFI with respect to accounts that it maintains and that are held by specified U.S. persons as permitted under Treasury Regulations Section 1.6049-4(c)(4)(i) or (c)(4)(ii) in lieu of IRS Form 1099 reporting. No Administrative Agent that is not a U.S. Person shall be permitted to make the election described in Section 1471(b)(3) of the Code.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    VAT.
(i)    All amounts expressed to be payable under any Loan Document by any Loan Party to any Secured Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and accordingly, subject to Section 2.17(i)(ii) below, if VAT is or becomes chargeable on any supply made by any Secured Party to any Loan Party under a Loan Document and such Secured Party is required to account to the relevant tax authority for the VAT, that Loan Party must pay to such Secured Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Secured Party shall promptly provide an appropriate VAT invoice to that Loan Party).
(ii)    If VAT is or becomes chargeable on any supply made by any Secured Party (the “Supplier”) to any other Secured Party (the “Customer”) under a Loan Document and any party other than the Customer (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Customer in respect of that consideration), then:
(A)    if the Supplier is the Person required to account to the relevant tax authority for the VAT, the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Customer must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Customer receives from the relevant tax authority which the Customer reasonably determines relates to the VAT chargeable on that supply; and
(B)    if the Customer is the Person required to account to the relevant tax authority for the VAT, the Relevant Party must promptly, following demand from the Customer, pay to the Customer an amount equal to the VAT chargeable on that supply but only to the extent that the Customer reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(iii)    Where a Loan Document requires any Loan Party to reimburse or indemnify a Secured Party for any cost or expense that Loan Party shall reimburse or indemnify (as the case may be) such Secured Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Secured Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(iv)    Any reference in this Section 2.17(i) to any Secured Party or Loan Party shall, at any time when such Secured Party or Loan Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member or “parent” of such group at such time (the term “representative member” and “parent” to have the same meaning as set forth in applicable legislation in any jurisdiction having implemented Council Directive 2006/112 EC on the common system of value added tax).
United Kingdom Tax Matters:

(j)    Tax Gross-Up.
The provisions of this Section 2.17(j) shall apply in respect of a Loan or Commitment made to a U.K. Borrower and where the provisions of this Section 2.17(j) apply in respect of any Loan or Commitment made to a U.K. Borrower, the provisions of Sections 2.17(a) to 2.17(i) (inclusive) shall not apply to the extent of any conflict with this Section 2.17(j).
(i)    A Loan Party shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall promptly notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall notify the Borrower Representative.
(ii)    With respect to a Loan or Commitment extended to a U.K. Borrower, if a Tax Deduction is required by law to be made by or on account of any Loan Party, the amount of the payment due from that Loan Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(iii)    A payment by a U.K. Borrower shall not be increased under Section 2.17(j)(ii) above by reason of a Tax Deduction on account of Taxes imposed by the United Kingdom if, on the date the payment falls due:
(A)    the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or U.K. Treaty or any published practice or published concession of any relevant taxing authority; or
(B)    the relevant Lender is a Qualifying Lender solely by virtue of sub-section (a)(ii) of the definition of Qualifying Lender, and:
(1)    an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Loan Party making the payment a certified copy of that Direction; and
(2)    the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or
(C)    the relevant Lender is a Qualifying Lender solely by virtue of sub-section (a)(ii) of the definition of Qualifying Lender and:
(1)    the relevant Lender has not given a Tax Confirmation to the U.K. Borrower (or the Borrower Representative, as the case may be); and
(2)    the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the U.K. Borrower (or the Borrower Representative, as the case may be), on the basis that the Tax Confirmation would have enabled the U.K. Borrower (or the Borrower Representative, as the case may be) to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(D)    the relevant Lender is a U.K. Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Section 2.17(j)(vi) or (vii) (as applicable) below.
(iv)    If a Loan Party is required to make a Tax Deduction, that Loan Party shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(v)    Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Loan Party making that Tax Deduction shall deliver to the Administrative Agent for the benefit of the Lender entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(vi)
(A)    Subject to sub-section (B) below, a U.K. Treaty Lender and each Loan Party which makes a payment to which that U.K. Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Loan Party to obtain authorization to make that payment without a Tax Deduction.
(B)
(1)    A U.K. Treaty Lender which is a Lender on the Effective Date and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in the Commitment Schedule; and
(2)    a U.K. Treaty Lender which is not a Lender on the Effective Date and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to a U.K. Borrower) in the Assignment and Assumption which it executes on becoming a party as a Lender by including its scheme reference number and its jurisdiction of tax residence in that Assignment and Assumption, and, having done so, that Lender shall be under no obligation pursuant to sub-section (A) above.
(vii)    If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 2.17(j)(vi) above and:
(A)          a U.K. Borrower making a payment to that Lender has not made a U.K. Borrower DTTP Filing in respect of that Lender; or
(B)          a U.K. Borrower making a payment to that Lender has made a U.K. Borrower DTTP Filing in respect of that Lender but:

(1)          that U.K. Borrower DTTP Filing has been rejected by HM Revenue & Customs; or
(2)          HM Revenue & Customs has not given the U.K. Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the U.K. Borrower DTTP Filing,
and in each case, the U.K. Borrower has notified that Lender in writing, that Lender and the U.K.     Borrower shall co-operate in completing any additional procedural formalities necessary for that    U.K. Borrower to obtain authorisation to make that payment without a Tax Deduction.
(viii)    Nothing in Section 2.17(j)(vi) above shall require a U.K. Treaty Lender to:
(A)    register under the HMRC DT Treaty Passport scheme;
(B)    apply the HMRC DT Treaty Passport scheme to any advance if it has so registered; or
(C)    file U.K. Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement in accordance with Section 2.17(j)(vi) and the relevant U.K. Borrower making that payment has not complied with its obligations under Section 2.17(j)(ix).
(ix)    If a Lender provides an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement, as described in Section 2.17(j)(vi)(B) above, a U.K. Borrower shall make a U.K. Borrower DTTP Filing in respect of such Lender, and shall promptly provide the Administrative Agent with a copy of that filing.
(x)    If a Lender has not provided an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement, as described in Section 2.17(j)(vi)(B) above, no U.K. Borrower shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s advance or its participation in any advance unless the Lender otherwise agrees.
(xi)    A U.K. Non-Bank Lender which becomes a party to this Agreement on the day on which this Agreement is entered into gives a Tax Confirmation to each U.K. Borrower by entering into this Agreement.
(xii)    A U.K. Non-Bank Lender shall notify each U.K. Borrower and the Administrative Agent if there is any change in the position from that set out in a Tax Confirmation.
(k)    Lender Status Confirmation. Each Lender which becomes a party to this Agreement after the Effective Date with respect to a Loan or Commitment extended to a U.K. Borrower (each a “New Lender”) shall indicate, in the Assignment and Assumption which it executes on becoming a party, and for the benefit of the Administrative Agent and without liability to any U.K. Loan Party, which of the following categories it falls within (i) not a Qualifying Lender, (ii) a Qualifying Lender (other than a U.K. Treaty Lender), or (iii) a U.K. Treaty Lender. If a New Lender fails to indicate its status in accordance with this Section 2.17(k), then such New Lender shall be treated for the purposes of this Agreement (including by each U.K. Loan Party) as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Borrower Representative). For the avoidance of doubt, an Assignment and Assumption shall not be invalidated by any failure of a New Lender to comply with this Section 2.17(k).

(l)    Tax indemnity.
(i)    Any U.K. Loan Party shall (within three (3) Business Days of demand by the Administrative Agent) pay to a Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Lender in respect of a Loan or Commitment extended to a U.K. Borrower.
(ii)    Section 2.17(l)(i) above shall not apply:
(A)    with respect to any Tax assessed on a Lender:
(1)    under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for Tax purposes; or
(2)    under the law of the jurisdiction in which that Lender’s lending office is located in respect of amounts received or receivable in that jurisdiction, if such Taxes are imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Lender; or
(B)    to the extent a loss, liability or cost:
(1)    is compensated for by an increased payment under Section 2.17(j); or
(2)    would have been compensated for by an increased payment under Section 2.17(j) but was not so compensated solely because one of the exclusions in Section 2.17(j)(iii) applied; or
(3)    relates to a FATCA Deduction.
(iii)    A Lender making, or intending to make a claim under Section 2.17(l)(i) above shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the U.K. Loan Party.
(m)    A Lender shall, on receiving a payment from a U.K. Loan Party under this Section 2.17(l), notify the Administrative Agent.
(n)    Determination. Except as otherwise expressly provided in Section 2.17, a reference to “determines” or “determined” in connection with tax provisions contained in Section 2.17 means a determination made in the absolute discretion of the person making the determination.
(o)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(p)    Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(q)    FATCA Information.
(i)    With respect to a Loan or Commitment extended to a U.K. Borrower and subject to Section 2.17(q)(iii) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:
(A)    confirm to that other Party whether it is:
(1)    a FATCA Exempt Party; or
(2)    not a FATCA Exempt Party;
(B)    supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and
(C)    supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.
(ii)    If a Party confirms to another Party pursuant to Section 2.17(q)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(iii)    Section 2.17(q)(i) above shall not oblige any Lender to do anything, and Section 2.17(q)(i)(C) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(A)    any law or regulation;
(B)    any fiduciary duty; or
(C)    any duty of confidentiality.
(iv)    If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Section 2.17(q)(i)(A) or Section 2.17(q)(i)(B) above (including, for the avoidance of doubt, where Section 2.17(q)(iii) above applies), then such Party shall be treated for the purposes of the Loan Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
(r)    FATCA Deduction.
With respect to a Loan or Commitment extended to a U.K. Borrower:
(i)    Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(ii)    Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower Representative and the Administrative Agent and the Administrative Agent shall notify the Lenders.
(s)    Transfer and Assignment.
With respect to a Loan or Commitment extended to a U.K. Borrower if:
(i)    a Lender assigns or transfers any of its rights or obligations under the Loan Documents or changes its applicable lending office; and
(ii)    as a result of circumstances existing at the date the assignment, transfer or change occurs, a Loan Party would be obliged to make a payment to the New Lender or Lender acting through its new lending office under Section 2.15 or this Section 2.17, then the New Lender or Lender acting through its new lending office is only entitled to receive payment under those Sections to the same extent as the existing Lender or Lender acting through its previous lending office would have been if the assignment, transfer or change had not occurred.

SECTION 2.18        Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a)    Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without set‑off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Other than payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein, all payments shall be made (i) in the same currency in which the applicable Credit Event was made, and (ii) to the Administrative Agent at its offices at 270 Park Avenue, New York, New York; provided that, (A) in the case of a Credit Event denominated in any Foreign Currency, such payments shall be made to the Administrative Agent’s Eurocurrency Payment Office for such currency and (B) payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists, or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, or the terms of this Agreement require the conversion of such Credit Event into U.S. Dollars, then all payments to be made by such Borrower hereunder in such currency shall, to the fullest extent permitted by law, instead be made when due in U.S. Dollars in an amount equal to the Dollar Equivalent of such amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations or conversion, and each Borrower agrees to indemnify and hold harmless each Swingline Lender, each Issuing Bank, the Administrative Agent and each Lender from and against any loss resulting from any Credit Event made to or for the benefit of such Borrower denominated in a Foreign Currency that is not repaid to such Swingline Lender, such Issuing Bank, the Administrative Agent or such Lender, as the case may be, in the Original Currency.
(b)    Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts (other than any amounts identified by the Borrowers as due to consignors) to be applied from the Collection Account during a Cash Dominion Period (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Banks from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements, ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services Obligations and Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurocurrency Loan or HKD Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. Subject to the foregoing limitation, the Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations. Notwithstanding anything in this Section 2.18 to the contrary, (x) any proceeds from property of the U.S. Loan Parties shall be applied to the Domestic Secured Obligations of the type set forth in the application priorities first through seventh above before being applied to any of the other Secured Obligations, and then to the Foreign Secured Obligations of the type set forth in the application priorities first through seventh above before being applied to any of the other Secured Obligations, and then to the Domestic Secured Obligations of the type set forth in the application priorities eighth through ninth above before being applied to any other Secured Obligations, and then to the Foreign Secured Obligations of the type set forth in the application priorities eighth through ninth above and (y) any proceeds from Collateral securing solely the Foreign Secured Obligations shall only be applied to the Foreign Secured Obligations in the same order set forth above.
(c)    At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent; provided that proceeds of any Borrowings of a Foreign Borrower and proceeds deducted from any deposit account of any such Foreign Borrower shall only be used to pay the Foreign Secured Obligations. Each Domestic

Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Domestic Swingline Loans and Domestic Overadvances, but such a Borrowing may only constitute a Domestic Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of the relevant Domestic Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents. Each Foreign Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of the relevant Foreign Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
(d)    If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. Notwithstanding the foregoing, any such applicable payment from a Foreign Loan Party shall only be used to purchase a participation in a Foreign Secured Obligation in the same order set forth above.
(e)    Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight LIBO Rate or Overnight HIBO Rate, as applicable, in the case of Loans denominated in a Foreign Currency).
(f)    If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder. Application of amounts pursuant to (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.
(g)    The Administrative Agent may from time to time provide the Borrowers with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrowers’ convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrowers shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

SECTION 2.19    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Loan Parties hereby agree to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.19(a), or if any Lender becomes a Defaulting Lender, then the Loan Parties may, at their sole expense and effort, upon notice by the Borrower Representative to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04, with the Loan Parties or replacement lender responsible for paying any applicable processing and recordation fee), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Loan Parties shall have received the prior written consent of the Administrative Agent, the Issuing Banks and the Swingline Lenders, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Loan Parties (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with Applicable Law, and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.
SECTION 2.20    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.18(b) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Bank’s future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related

Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;
(c)    such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Supermajority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;
(d)    if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
(i)    all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause the sum of all such Defaulting Lender’s Revolving Exposure, Swingline Exposure and LC Exposure and to exceed its Revolving Commitment;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company or the applicable Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the applicable Issuing Banks, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii)    if the Company or the applicable Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC

Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(e)    so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be one hundred percent (100%) covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company or the applicable Borrower in accordance with Section 2.20(d), and participating interests in any such newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(d)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event or Bail-In Action with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) a Swingline Lender or an Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Swingline Lender shall not be required to fund any Swingline Loan and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, reasonably satisfactory to such Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that each of the Administrative Agent, the Borrowers, the Swingline Lenders and the Issuing Banks agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
SECTION 2.21    Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.
SECTION 2.22    Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary or Affiliate of a Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Subsidiary or Affiliate thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the

Administrative Agent shall be used in determining the amounts to be applied in respect of such Banking Services Obligations and/or Swap Agreement Obligations pursuant to Section 2.18(b) and which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Agreement Obligations will be placed.
SECTION 2.23    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non‑appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.19, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.
SECTION 2.24    Borrower Assumption. If any Borrower (other than the Company) ceases to be a Wholly-Owned Subsidiary of the Company, the Company shall automatically and irrevocably be deemed to assume the Obligations of such Borrower and such Borrower shall no longer constitute a Borrower hereunder. Notwithstanding the foregoing, concurrently with the Company or any Subsidiary consummating any transaction pursuant to which any Borrower (other than the Company) ceases to be a Wholly-Owned Subsidiary of the Company, the Company, such Borrower and each of the Loan Parties shall enter into such termination, assumption and/or reaffirmation agreements as the Administrative Agent shall reasonably request and such agreements shall be in form and substance reasonably satisfactory to the Administrative Agent. The delivery of such documents shall be accompanied by appropriate resolutions and other organizational and authorization documentation reasonably requested by the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent.
ARTICLE III

Representations and Warranties.
Each Loan Party represents and warrants to the Lenders on the Effective Date and on the date of each subsequent Credit Event that:
SECTION 3.01    Organization; Powers. Each Loan Party and each Subsidiary is duly organized or incorporated, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization or incorporation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing (to the extent such concept is applicable in the relevant jurisdiction) in every other jurisdiction where such qualification is required.

SECTION 3.02    Authorization; Enforceability. The Transactions are within each Loan Party’s organizational or constitutional powers and have been duly authorized by all necessary organizational or corporate actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and requirements of reasonableness, good faith and fair dealing.
SECTION 3.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as are necessary in connection with consummating the Transactions, (ii) such as have been obtained or made and are in full force and effect and except for material filings necessary to perfect Liens created pursuant to the Loan Documents or the Transactions and (iii) other than with respect to the Loan Documents, those the failure to obtain which would not reasonably be expected to have a Material Adverse Effect, (b) except where a violation would not reasonably be expected to result in a Material Adverse Effect, will not violate any Requirement of Law applicable to any Loan Party or any Subsidiary, (c) will not violate or result in a default under any indenture, agreement in respect of creditor’s rights or other similar instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents or Permitted Encumbrances.
SECTION 3.04    Financial Condition; No Material Adverse Change.
(a)    The Company has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, stockholders equity and cash flows of the Company (i) as of and for the fiscal year ended December 31, 2017, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter ended March 31, 2018. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year‑end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)    Since December 31, 2017, no event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.
SECTION 3.05    Properties.
(a)    As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property (including the Eligible Real Property) that is owned or leased by any Loan Party. Each of the Loan Parties and each of its Subsidiaries are the legal and beneficial owners of its the Eligible Real Property and have good and indefeasible title (and good and marketable title) to, or valid leasehold interests in, all of its real property (including the Eligible Real Property) and personal property, free of all Liens other than those referred to in the CLLS Certificates of Title or as permitted by Section 6.02 and except where a failure to so have would not reasonably be expected to result in a Material Adverse Effect.
(b)    As at the Effective Date and except as disclosed in a CLLS Certificate of Title, no breach of any law, regulation or covenant is outstanding which adversely affects or might be reasonably expected to adversely affect the value, saleability or use of the Eligible Real Property, no Loan Party has received any notice of any adverse claim by any person in respect of the ownership of the Eligible Real Property or any interest in it, nor has any acknowledgement been given to any person in respect of the Eligible

Real Property, none of the facilities for the enjoyment and use of the Eligible Real Property are enjoyed on terms entitling any person to terminate or curtail its use of the Eligible Real Property or which conflict with or restrict the use of the Eligible Real Property, and the Eligible Real Property is held free from any lease or licence other than those which are permitted by this Agreement.
(c)    The information supplied by it or on its behalf to the lawyers who prepared the certificate of title for the purpose of any certificate of title was true and accurate in all material respects and complete and did not omit any information which if disclosed would make that information untrue or misleading in any material respect as at its date. As at the Effective Date, nothing has occurred since the date of the certificate of title which would make that information untrue or misleading in any material respect.
(d)    Each Loan Party and each Subsidiary owns, or is licensed to use, all Trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted and the use thereof by each Loan Party and each Subsidiary does not infringe in any material respect upon the rights of any other Person, except where such infringement would not reasonably be expected to have a Material Adverse Effect. A correct and complete list in all material respects of all federally registered (with the United States Patent and Trademark Office or the United States Copyright Office) Trademarks, copyrights and patents owned by any Loan Party or its Subsidiaries as of the date of this Agreement is set forth on Schedule 3.05.
SECTION 3.06    Litigation and Environmental Matters.
(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened in writing against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any Loan Document or the Transactions.
(b)    Except for the Disclosed Matters (i) no Loan Party or any Subsidiary has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, and (ii) and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, (C) has received notice of any claim as of the date hereof with respect to any Environmental Liability or (D) knows of any basis for any Environmental Liability as of the date hereof.
(c)    As of the date hereof, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.
SECTION 3.07    Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary is in compliance with (i) all Requirements of Law applicable to it or its property and (ii) all indentures, agreements in respect of creditor’s rights and other similar instruments binding upon it or its property. No Default has occurred and is continuing.
SECTION 3.08    Investment Company Status. No Loan Party or any Subsidiary is an “investment company” as defined in the Investment Company Act of 1940.

SECTION 3.09    Taxes. Each Loan Party and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not be expected to result in a Material Adverse Effect. No Tax liens have been filed and no claims are being asserted with respect to any such taxes.
SECTION 3.10    Pension Plans.
(a)    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken individually or together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, the present value of all accumulated benefit obligations under each Plan, if such Plan or Plans were to be terminated, (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan allocable to such accumulated benefit obligations.
(b)    Foreign Pension Plans. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: (i) all employer and employee contributions (including insurance premiums) due to be made in accordance with any applicable law or by the terms of any Foreign Pension Plan (including any policy held thereunder) from any Loan Party or any of its Affiliates have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Pension Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each such Foreign Pension Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and regulatory requirements (whether discretionary or otherwise) with respect to such Foreign Pension Plan and (B) with the terms of such Foreign Pension Plan.
(c)    U.K. Pension Plans. Except for as set forth on Schedule 3.10(c), no Loan Party or any of its Subsidiaries is or has at any time been (i) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); or (ii) “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004) of such an employer.
SECTION 3.11    Disclosure.
(a)    None of the reports, financial statements, certificates or other information furnished in writing by or on behalf of any Loan Party or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains, when taken as a whole, any material misstatement of fact or omits, as of the date furnished, to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect at such time; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.
(b)    As of the Effective Date, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all material respects.

SECTION 3.12    Material Agreements. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness, except where such defaults, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
SECTION 3.13    Solvency.     Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Company and its Subsidiaries on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company and its Subsidiaries on a consolidated basis, will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company and its Subsidiaries on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.
SECTION 3.14    Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. Each Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 3.15    Capitalization and Subsidiaries. As of the Effective Date, Schedule 3.15 sets forth a correct and complete list, in all material respects, of the name and relationship to the Company of each and all of the Company’s Subsidiaries, and the type of entity of the Company and each of its Subsidiaries, and indicates the Subsidiaries that are Loan Parties as of the Effective Date. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non‑assessable.
SECTION 3.16    Security Interest in Collateral.
(a)    The provisions of this Agreement and the other Loan Documents create, subject to clause (b) below, legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the applicable Secured Parties, and such Liens constitute perfected Liens on the Collateral, securing the Secured Obligations, enforceable against the Loan Parties, having priority over all other Liens on the Collateral except in the case of (a) Liens expressly permitted by Section 6.02 that are not required to be junior in priority and (b) Liens perfected only by control or possession to the extent the Administrative Agent has not obtained or does not maintain control or possession of such Collateral.
(b)    Under the law of each relevant Loan Party’s jurisdiction of incorporation it is not necessary that any English Security Agreement or Hong Kong Security Agreement be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to an English Security Agreement or Hong Kong Security Agreement or the transactions contemplated by an English Security Agreement or Hong Kong Security Agreement, except (i) registration of particulars of each English Security Agreement granted by a U.K. Loan Party at Companies House in England and Wales in accordance with Part 25 (Company Charges) of the Companies Act 2006 or any regulations relating to the registration of charges made under, or applying the provisions of, the Companies Act 2006 and payment of associated fees, which registrations, filings and fees will be made and paid promptly after the date of the relevant English Security Agreement, (ii) registration of HM Land Registry application forms as required in order to register the charge created by each English Security Agreement against Eligible Real Property located in England (together with forms required to register the restriction contained in the English Law Security Agreement in relation to such Eligible Real Property) and (iii) registration of particulars of each Hong Kong Security Agreement granted by an H.K. Loan Party at the Hong Kong Companies Registry in accordance with Part 8 (Registration of Charges) of the Companies Ordinance (Cap.622 of the Laws of Hong Kong) or any regulations relating to the registration of charges made under, or applying the provisions of, the Companies Ordinance (Cap.622 of the Laws of Hong Kong) and payment of associated fees, which registrations, filings and fees will be made and paid promptly after the date of the relevant Hong Kong Security Agreement.
SECTION 3.17    Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened. Except to the extent such event would not reasonably be expected to result in a Material Adverse Effect, (a) the hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (b) all payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary.
SECTION 3.18    Margin Regulations. No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of any Loan Party only or of the Loan Parties and their Subsidiaries on a consolidated basis) will be Margin Stock.
SECTION 3.19    Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.
SECTION 3.20    No Burdensome Restrictions. No Loan Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.10.
SECTION 3.21    Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and directors and, to the knowledge of such Loan Party, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary, any of their respective directors, officers or, to the knowledge of any such Loan Party or Subsidiary, employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.
SECTION 3.22    Affiliate Transactions. Except as set forth on Schedule 3.22, as of the date of this Agreement, there are no existing or proposed agreements, arrangements, understandings or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, holders of other Equity Interests, employees or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families that would be required to be disclosed on a Form 10-K, Form 10-Q or proxy statement filed with the SEC.
SECTION 3.23    Centre of Main Interest and Establishments. For the purposes of the European Union Regulation, each U.K. Loan Party’s center of main interests (as that term is used in Article 3(1) of the European Union Regulation) is situated in its jurisdiction of incorporation.
SECTION 3.24    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
SECTION 3.25    Plan Assets; Prohibited Transactions. No Loan Party or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations) and neither the execution, delivery or performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

ARTICLE IV

Conditions
SECTION 4.01    Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are conditioned upon each of the following conditions being satisfied on or prior to the Effective Date (or waived in accordance with Section 9.02):
(a)    Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) either (A) a counterpart of each other Loan Document signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document, (iii) without limiting the preceding clause (ii), from each Lender hereto, a counterpart of the CAM Agreement signed on behalf of such Lender and (iv) each of the other documents, instruments, legal opinions and other agreements listed on Exhibit F that are required to be delivered on or prior to the date hereof, all in form and substance reasonably satisfactory to the Administrative Agent.
(b)    Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of the Company and its Subsidiaries for the 2017 and 2016 fiscal years, (ii) unaudited interim consolidated financial statements of the Company and its Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and (iii) projected income statements, balance sheet and cash flows for the 2018 fiscal year.
(c)    Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary, Assistant Secretary, statutory director(s) or managing director(s), which shall (A) certify the resolutions of its Board of Directors, shareholders, members and/or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Responsible Officers of such Loan Party authorized to sign the Loan Documents to which it is a party, (C) contain appropriate attachments, including the certificate or articles of incorporation or organization (or similar document) of each Loan Party certified by, where applicable, the relevant authority of the jurisdiction of organization of such Loan Party (to the extent available in the jurisdiction) and a true and correct copy of its by‑laws or operating, management or partnership agreement, articles of association, or other organizational or governing documents (or similar document), and (D) in the case of each U.K. Loan Party, certify (1) that no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of that U.K. Loan Party, or (2) that such U.K. Loan Party is not required to comply with Part 21A of the Companies Act 2006, and (ii) a good standing certificate for each Loan Party (other than a U.K. Loan Party) from its jurisdiction of organization or the substantive equivalent, if any, available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.
(d)    No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Company, dated as of the Effective Date (i) stating that no Default has occurred and is continuing, and (ii) stating that the representations and warranties contained in the Loan Documents are true and correct in all material respects as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date is true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier is true and correct in all respects).
(e)    Fees. The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid pursuant to this Agreement, and all reasonable and documented out-of-pocket expenses for which invoices have been presented (including the reasonable and documented out-of-pocket fees and expenses of legal counsel), to the extent invoiced at least one (1) Business Day prior to the Effective Date (except as otherwise agreed to by the Company). All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.
(f)    Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction (including, in respect of any Eligible Real Property, priority searches of the HM Land Registry and (to the extent applicable) land charges searches), reasonably requested by the Administrative Agent, and such search shall reveal no Liens or adverse entries on any of the property (including the Eligible Real Property) of the Loan Parties constituting Collateral except for Liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter, the appropriate HM Land Registry form or other documentation satisfactory to the Administrative Agent.
(g)    Pay-Off Letter. The Administrative Agent shall have received satisfactory pay-off letters for the Existing Credit Agreements, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized, supported by a Letter of Credit.
(h)    Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account(s) of each Borrower (individually a “Funding Account”, and collectively the “Funding Accounts”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
(i)    Solvency. The Administrative Agent shall have received a solvency certificate signed by a Financial Officer of each Borrower dated the Effective Date.
(j)    Borrowing Base Certificates. The Administrative Agent shall have received a Borrowing Base Certificate which calculates each of the Borrowing Bases as of March 31, 2018.

(k)    Closing Availability. After giving effect to all Borrowings to be made on the Effective Date, the issuance of any Letters of Credit on the Effective Date and the payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, the Aggregate Availability shall not be less than $400,000,000.
(l)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.
(m)    Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent (including (i) a copy of all insurance policies relating to the Eligible Real Property showing Sotheby’s, a company registered in England and Wales, as the insured party for the full reinstatement value with the Administrative Agent named as first loss payee and composite insured, (ii) evidence (including a broker’s letter) that the insurance cover in force in respect of the Eligible Real Property complies with the terms of this Agreement and the premiums have been paid; (iii) an insurance valuation of the Eligible Real Property), and otherwise in compliance with the terms of Section 5.10 hereof and the Security Agreements.
(n)    Approvals. All Governmental and third party approvals necessary in connection with this Agreement and the transactions contemplated hereby (including shareholder approvals, if any) shall have been obtained on terms reasonably satisfactory to the Administrative Agent and shall be in full force and effect.
(o)    Letter of Credit Application. If a Letter of Credit is requested to be issued on the Effective Date, the Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable).
(p)    Tax Withholding. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party to the extent required under applicable law.
(q)    Field Examination. The Administrative Agent or its designee shall have conducted a field examination of the Loan Parties’ Art Loans, Art Inventory, Extended Term Art Receivables and related working capital matters and of the Company’s and its Subsidiaries’ related data processing and other systems, the results of which shall be satisfactory to the Administrative Agent in its sole discretion.
(r)    Appraisal(s), Valuation. The Administrative Agent shall have received an appraisal dated no more than three (3) months prior to the Effective Date of the applicable Loan Parties’ Eligible Real Property and intellectual property from one or more third party, independent firms reasonably satisfactory to the Administrative Agent, which appraisal shall be satisfactory to the Administrative Agent in its sole reasonable discretion.
(s)    USA PATRIOT Act, Etc. (i) The Administrative Agent shall have received, at least three (3) Business Days prior to the Effective Date, all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing of the Borrowers at least ten (10) days prior to the Effective Date, and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) Business Days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrowers at least ten (10) days prior to the

Effective Date, a Beneficial Ownership Certification in relation to each Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the conditions set forth in this clause (ii) shall be deemed to be satisfied).
(t)    Eligible Real Property. Except to the extent that any such item is to be delivered after the Effective Date in accordance with Section 5.20, the Administrative Agent shall have received for each Eligible Real Property (i) all title deeds and documents relating to the Borrower’s interest or an acceptable undertaking from the Borrower’s legal counsel in England and Wales to deliver such documents to or hold such documents to the Administrative Agent’s order; (ii) copies of all Lease Documents in electronic format; (iii) a clear Land Registry priority search in the name of the Administrative Agent on the appropriate forms against all of the registered titles comprising the Borrower’s interests in the Eligible Real Property giving not less than 20 business days’ priority beyond the Effective Date and showing no adverse entries; (iv) a CLLS Certificate of Title prepared by the Borrower’s legal counsel in England and Wales addressed to the Credit Parties; (v) a summary overview report prepared by the Administrative Agent’s legal counsel in England and Wales addressed to the Credit Parties; (vi) evidence in the form of a Land Registry form DS1 or an acceptable undertaking from the Borrower’s legal counsel in England and Wales that all existing security affecting the Borrower’s interest in the Eligible Real Property has been, or will be, discharged by the Effective Date; (vii) all necessary completed HM Land Registry application forms in relation to the charging of the Eligible Real Property in favor of the Administrative Agent, including a form to note the obligation to make further advances and a form to register the restriction contained in the English Security Agreement, duly completed and accompanied by payment of the applicable HM Land Registry fees or an acceptable undertaking from the Borrower’s legal counsel in England and Wales to register the same at the Land Registry; (viii) copies of all authorizations required in connection with charging the Eligible Real Property in favor of the Secured Parties; and (ix) any notice of charge to the reversioner or other third party if applicable and a reasonably acceptable undertaking to serve the same.
(u)    Other Documents. The Administrative Agent shall have received such other documents to address any issues identified in the CLLS Certificate of Title as the Administrative Agent may have reasonably requested.
The Administrative Agent shall notify the Company, the Lenders and the Issuing Banks of the Effective Date, and such notice shall be conclusive and binding.
SECTION 4.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, (i) no Default shall have occurred and be continuing and (ii) no Protective Advance shall be outstanding.
(c)    After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, the Borrowers shall be in compliance with the Revolving Exposure Limitations.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.
ARTICLE V

Affirmative Covenants
Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally (subject to the limitations of Section 9.19) with all of the other Loan Parties, with the Lenders that:
SECTION 5.01    Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent and each Lender:
(a)    within ninety (90) days after the end of each fiscal year of the Company, (A) its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception (other than any such exception, explanatory paragraph or qualification that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date of the credit facility hereunder occurring within one year from the time such report is delivered or with respect to the potential inability to satisfy any financial covenant on a future date or in a future period) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (B) the unaudited consolidating balance sheets of the Company and its Subsidiaries and related consolidating statements of operations as of the end of and for such year, together with a reconciliation report setting forth in detail the differences between such consolidating financial statements and the audited consolidated financial statements of the Company and its consolidated subsidiaries described in clause (A) above (which unaudited consolidating financial statements and reconciliation report shall be in a format reasonably satisfactory to the Administrative Agent), all certified by one of the Financial Officers of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidating basis;
(b)    within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, (A) its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows and (B) its consolidating balance sheet and related statements of operations, in each case, as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;
(c)    within thirty (30) days (or, in the case of January, forty five (45) days) after the end of each fiscal month of the Company which is not the last month of any fiscal quarter, its consolidated and consolidating balance sheet and related statements of operations as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(d)    concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a Compliance Certificate of a Financial Officer of the Borrower Representative (i) certifying, in the case of the financial statements delivered under clause (b) or (c), as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) whether or not a Financial Covenant Test Period is then in existence, setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio as of the last day of the most recently ended period of four fiscal quarters (provided that the Fixed Charge Coverage Ratio shall only be tested for compliance purposes during a Financial Covenant Test Period), (iv) whether or not a Financial Covenant Test Period is then in existence, setting forth reasonably detailed calculations of EBITDA as of the last day of the most recently ended period of four fiscal quarters (provided that the minimum EBITDA shall only be tested for compliance purposes during an Financial Covenant Test Period), (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (vi) setting forth the “Aggregate Guaranteed Amount” (as defined in the Auction Guaranty Side Letter) as of the last day of the applicable fiscal period and (vii) setting forth a calculation of the aggregate unfunded commitment of the Borrowers to make future Art Loans as of the last day of the applicable fiscal period;
(e)    as soon as available but in any event no later than ninety (90) days following the end of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of the Company for each fiscal quarter of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;
(f)    (i) as soon as available but in any event within twenty (20) days after the end of each fiscal quarter following the Effective Date (or, during any Monthly Collateral Reporting Period, within twenty (20) days after the end of each fiscal month), (ii) upon the release of any real property previously included in any Borrowing Base pursuant to Section 9.02(c), and (iii) at such other time as the Borrower Representative elects, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith;
(g)    as soon as available but in any event within twenty (20) days of the end of each fiscal quarter (or, during a Monthly Collateral Reporting Period, within twenty (20) days after the end of each fiscal month), all delivered electronically in a text formatted file and prepared in a manner consistent with past practice or otherwise reasonably acceptable to the Administrative Agent:
(i)    a detailed listing of the Loan Parties’ Art Loans, Extended Term Art Receivables and Art Inventory in a form substantially consistent with the corresponding listings provided pursuant to the Existing Credit Agreement;
(ii)    upon the Administrative Agent’s reasonable request therefor, a schedule detailing the Loan Parties’ Art Inventory, in form reasonably satisfactory to the Administrative Agent, (1) by location (showing Art Inventory in transit, any Art Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), which Art Inventory shall be valued at the lower of cost or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate in its Permitted

Discretion, and (2) including a report of any variances or other results of Art Inventory counts performed by the Loan Parties since the last Art Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Loan Parties and complaints and claims made against the Loan Parties);
(iii)    a worksheet of calculations prepared by the Borrowers to determine Eligible Art Loans, Eligible Art Inventory and Eligible Extended Term Art Receivables; and
(iv)    upon the Administrative Agent’s reasonable request, a reconciliation of the Loan Parties’ Art Loans, Art Inventory and Extended Term Art Receivables between (A) the amounts shown in the Loan Parties’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above and the Borrowing Base Certificate delivered pursuant to Section 5.01(f) as of such date;
(v)    a calculation of the Foreign Borrowing Base, separately calculating the portion of the Foreign Borrowing Base constituting assets of the U.K. Loan Parties and the H.K. Loan Parties; and
(vi)    upon the Administrative Agent’s reasonable request, a reconciliation of the loan balance per the Loan Parties’ general ledger to the loan balance under this Agreement;
(h)    promptly after any reasonable request therefor by the Administrative Agent, copies of (i) any documents described in Section 101(k)(1) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if a Loan Party or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Loan Party or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;
(i)    during a Cash Dominion Period, on each Business Day of each calendar week, a statement (such statement, a “Due-to-Consignor Statement”) certified by a Financial Officer of Borrower Representative, providing a calculation of the Due-to-Consignor Amount as of the Business Day immediately preceding the date on which such statement is delivered, which calculation shall separately identify (x) the aggregate amount of cash received and held by the Company and its Subsidiaries that is payable to consignors as of such Business Day as a result of the sale of such consignors’ Works of Art by the Company and any of its Subsidiaries, and (y) the aggregate outstanding amount of any Art Loans secured by such Works of Art as of such Business Day, to which the cash proceeds described in clause (x) shall be applied;
(j)    within thirty (30) days (or, in the case of January, forty five (45) days) after the end of each fiscal month, a calculation, certified by a Financial Officer of Borrower Representative, of the Due-to-Consignor Amount as of the last day of that fiscal month, which calculation shall separately identify (A) the aggregate amount of cash received and held by the Company and its Subsidiaries that is payable to consignors as of such day as a result of the sale of such consignors’ Works of Art by the Company and its Subsidiaries, and (B) net of the aggregate outstanding amount of amounts as of such day with respect to any Art Loans secured by such Works of Art, which such proceeds shall be applied to the outstanding principal amount of such Art Loans; and
(k)    at its own expense, upon reasonable request of the Administrative Agent, the results of each physical verification, if any, that a Loan Party or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of the Collateral

(including, without limitation, any Works of Art securing repayment of Art Loans, Works of Art in respect of Extended Term Art Receivables and any Art Inventory) (and, if an Event of Default has occurred and is continuing, each Loan Party shall, upon the request of the Administrative Agent, conduct, and deliver the results of, such physical verifications as the Administrative Agent may require).
The Company hereby authorizes the Administrative Agent to make the financial statements to be provided under Section 5.01(a) and (b) above (collectively or individually, as the context requires, the “Financial Statements”) available to Public-Siders. The Company will not affirmatively request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws.
Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies (which may be submitted electronically) of the Compliance Certificates required by clause (d) of this Section 5.01 to the Administrative Agent.
SECTION 5.02    Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt (but in any event within any time period that may be specified below) written notice of the following:
(a)    the occurrence of any Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party that would reasonably be expected to result in a Material Adverse Effect;
(c)    any Lien (other than Permitted Encumbrances) or claim with a value in excess of $15,000,000 made or asserted against any of the Collateral;
(d)    any loss, damage, or destruction to the Collateral in the amount of $15,000,000 or more, whether or not covered by insurance;
(e)    any and all default notices received under or with respect to any leased location or public warehouse where Collateral with a value in excess of $15,000,000 is located;
(f)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred and are continuing, would reasonably be expected to result in a Material Adverse Effect;
(g)    any other development that results, or would reasonably be expected to result in, a Material Adverse Effect;
(h)    any material change in accounting or financial reporting practices by any Borrower or any Subsidiary;
(i)    copies of all material written notices given or received by the Company or any of its Subsidiaries or 1334 York, LLC with respect to the Senior Notes, the York Avenue Lease or the York Avenue Loan Agreement and, within two (2) Business Days after the Company or any of its Subsidiaries obtains knowledge of any matured or unmatured event of default with respect to the Senior Notes, the York Avenue Lease or the York Avenue Loan Agreement, notice of such event of default; and

(j)    (i) any failure by the Company or any of its Subsidiaries to fund any unfunded commitment to make future Art Loans upon satisfaction of the conditions precedent to such funding obligation or (ii) any dispute between the Company or any of its Subsidiaries and any Art Loan Debtor regarding the obligation of the Company or any of its Subsidiaries to make an Art Loan pursuant to any such unfunded commitment.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03    Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business (except as such would otherwise reasonably expire, be abandoned or permitted to lapse in the ordinary course of business), and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent a failure to comply with this Section 5.03 would not reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03, and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, or any business, field or enterprise reasonably related, similar, ancillary, complimentary or incidental thereto.
SECTION 5.04    Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05    Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and will comply with their respective obligations in any Lease Document, in each case, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.06    Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in accordance with GAAP, in which entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent), upon reasonable prior notice during business hours, to visit and inspect its properties, including examining and making extracts from its books and records and environmental assessment reports, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, so long as no Event of Default has occurred and is continuing, the Loan Parties shall not be required to pay for any such inspection (but may be obligated to reimburse the Administrative Agent for field exams and appraisals as provided in Section 5.12 below). Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to such Loan Party’s assets for internal use by the Administrative Agent and the Lenders.
SECTION 5.07    Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each Subsidiary to, (i) comply with each Requirement of Law applicable to it or its property and (ii) perform in all material respects its obligations under material agreements to which it is a party, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.08    Use of Proceeds.
(a)    The proceeds of the Loans and the Letters of Credit will be used only to refinance existing Indebtedness, to finance working capital needs of the Company and its Subsidiaries and for general corporate purposes of the Company and its Subsidiaries. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
(b)    No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.09    Accuracy of Information. The Loan Parties will ensure that any information, including financial statements or other documents, furnished in writing to the Administrative Agent or the Lenders in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits, as of the date furnished, to state any material fact necessary to make the statements therein, taken as a whole in the light of the circumstances under which they were made, not materially misleading at such time, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrowers on the date thereof as to the matters specified in this Section 5.09; provided that, with respect to projected financial information, the Loan Parties will only ensure that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
SECTION 5.10    Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength consistent with carriers in effect on the Effective Date or as otherwise reasonably acceptable to Administrative Agent (a) insurance in such amounts and against such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lenders, upon the reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
SECTION 5.11    Casualty and Condemnation. The Borrowers will (a) after the applicable Borrower becomes aware thereof, furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) subject to the terms of any applicable Lease Document, ensure that the net proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.
SECTION 5.12    Appraisals; Field Examinations.

(a)    Subject to the immediately succeeding sentence, at the time that the Administrative Agent reasonably requests, each Loan Party will provide the Administrative Agent with appraisals or updates thereof of its Trademarks and/or Eligible Real Property from a third party, independent appraiser selected and engaged by the Administrative Agent in its reasonable discretion, and prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by any applicable material Requirement of Law. Only one (1) such Trademarks and/or Eligible Real Property appraisal shall be conducted in any calendar year; provided that (i) two (2) such Trademarks and/or Eligible Real Property appraisals may be conducted in any calendar year if the Liquidity Amount is below the greater of Two Hundred Million U.S. Dollars ($200,000,000) and 15% of the Line Cap at the time such second appraisals are initiated, (ii) one (1) additional appraisal of any Eligible Real Property may be conducted in any calendar year if more than 20% of the rentable square footage of such Eligible Real Property is leased or subleased at the time such appraisal is initiated and (iii) during the occurrence and continuance of an Event of Default, there shall be no limitation on the number or frequency of appraisals that may be conducted at the sole expense of the Loan Parties.
(b)    Subject to the last sentence of this paragraph, at any time that the Administrative Agent reasonably requests, each Loan Party will permit, upon reasonable prior notice and during normal business hours, the Administrative Agent to conduct a field examination and, at the election of such Loan Party, accompanied by a representative of such Loan Party, to ensure adequacy of Collateral included in the Borrowing Bases and related reporting and control systems. For purposes of this Section 5.12(b), it is understood and agreed that a single field examination may consist of examinations conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets. Only one (1) such field examination per jurisdiction shall be conducted in any calendar year; provided that (i) two (2) such field examinations per jurisdiction may be conducted in any calendar year if the Liquidity Amount is below the greater of Two Hundred Million U.S. Dollars ($200,000,000) and 15% of the Line Cap at the time such second field examination is initiated and (ii) during the occurrence and continuance of an Event of Default, there shall be no limitation on the number or frequency of field examinations that may be conducted at the sole expense of the Loan Parties.
SECTION 5.13    Lending and Auction Regulatory Matters.
(a)    Each Loan Party shall remain in material compliance with all applicable provisions of federal, state, local and foreign laws imposed upon lenders with respect to consumer or commercial lending, usury or other limitations on interest, finance charges or other charges, finance companies, finance company or other lender licensing, consumer or commercial credit disclosure, consumer or commercial credit collection practices, and similar laws and regulations.
(b)    Each Loan Party that conducts auctions in the City of New York shall remain in material compliance with, and maintain a valid license under, the City of New York’s Auctioneer Rules (Title 20, Chapter 2, Subchapter 13) and any applicable similar laws of other jurisdictions. Each Loan Party that conducts auctions in the United Kingdom shall remain in material compliance with, and maintain valid licenses under, all laws, regulations and auctioneer’s licensing requirements applicable in the United Kingdom, if any. Each Loan Party that conducts auctions in Hong Kong shall remain in material compliance with, and maintain valid licenses under, all laws, regulations and auctioneer’s licensing requirements applicable in Hong Kong, if any.
SECTION 5.14    Additional Collateral; Further Assurances.
(a)    Subject to applicable Requirements of Law, each Loan Party will cause (i) each Domestic Subsidiary (other than Excluded Domestic Subsidiaries) and (ii) each Foreign Subsidiary (other than Excluded Foreign Subsidiaries), in each case formed or acquired after the date of this Agreement, to become a Loan Party by executing a Joinder Agreement, such Joinder Agreement to be accompanied by appropriate resolutions, other organizational and authorization documentation and legal opinions reasonably requested by the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent, whereupon it shall guarantee repayment of all Secured Obligations. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents and (ii) will grant (in the case of a Foreign Subsidiary, subject to the Agreed Security Principles) Liens to the Administrative Agent for the benefit of the Administrative Agent and the other Secured Parties, in any property of such Loan Party which constitutes Collateral. Notwithstanding the foregoing, so long as SPTC Delaware shall not create, incur, assume or permit to exist any Indebtedness, any Guarantee or any Lien on or with respect to any of its properties or assets (whether now owned or hereafter acquired), SPTC Delaware shall not be required to execute or become a party to any Loan Documents and its outstanding Equity Interests shall not be required to be pledged.
(b)    Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any applicable Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.
(c)    Subject to the Agreed Security Principles, if any assets are acquired by any Loan Party after the Effective Date (other than (x) assets constituting Collateral under any Security Agreement that become subject to the Lien under such Security Agreement upon acquisition thereof and (y) Excluded Assets), the Borrower Representative will (i) notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (b) of this Section, all at the expense of the Loan Parties.
SECTION 5.15    Auction Guaranties. Each Loan Party will, and will cause each of its Subsidiaries to, comply with the provisions of the Auction Guaranty Side Letter.
SECTION 5.16    Art Loans, Art Inventory and Extended Term Art . Each Loan Party shall (a) in connection with the acquisition of each Work of Art as Art Inventory, conduct appropriate diligence with respect to such Work of Art (including, as applicable, searches of such Work of Art in the Art Loss Register) consistent with past practices and (b) in connection with each Art Loan made or to be made by it and in connection with each Extended Term Art Receivable generated or to be generated by it, (i) apply credit standards and loan to collateral value requirements, (ii) conduct appropriate diligence with respect to the applicable Work(s) of Art (including, as applicable, searches of such Work(s) of Art in the Art Loss Register), (iii) follow practices with respect to documentation, perfection and protection of security interests and (iv) follow practices with respect to classification of Art Loans and Extended Term Art Receivables as non-accrual, as such standards, requirements, diligence and practices are generally applied and followed, as applicable, in the Loan Parties art lending business prior to the Effective Date.
SECTION 5.17    Foreign Loan Party Cash Management Provisions.
(a)    Each Foreign Loan Party will deposit all of the proceeds of their Accounts (other than any amounts identified by the Borrowers as due to consignors) into a Collection Account (which Collection Accounts shall be located in England (in respect of the U.K. Loan Parties), Hong Kong (in respect of the H.K. Loan Parties) or any other jurisdiction reasonably satisfactory to the Administrative Agent in its Permitted Discretion) only containing the proceeds of the Accounts (other than any amounts identified by the Borrowers as due to consignors) of the Foreign Loan Parties, in a manner that is reasonably satisfactory to the Administrative Agent which Collection Account, for the avoidance of doubt, shall not be used for general payment purposes.
(b)    The Foreign Loan Parties will use commercially reasonable efforts to cause, within 90 days of the Effective Date, each of its Collection Accounts as of the Effective Date to be subject to a Deposit Account Control Agreement or other reasonably equivalent arrangement.
(c)    At any time at the request of the Administrative Agent in its Permitted Discretion during a Cash Dominion Period, solely to the extent any Collection Accounts of the Foreign Loan Parties are not subject to a Deposit Account Control Agreement or reasonably equivalent arrangement at such time, the Foreign Loan Parties shall use commercially reasonable efforts (i) either, at the option of the Administrative Agent: (A) to promptly cause any such Collection Accounts (each an “Existing Collection Account”) to be transferred to an account maintained with the Administrative Agent or any of its Affiliates, or (B) to promptly open new Collection Accounts (each, a “New Collection Account”) with the Administrative Agent or any of its Affiliates in England (in respect of the U.K. Loan Parties), Hong Kong (in respect of the H.K. Loan Parties) or any other jurisdiction reasonably satisfactory to the Administrative Agent in its Permitted Discretion (and any such New Collection Accounts shall be Collection Accounts under and for the purposes of this Agreement), and (ii) if any New Collection Accounts have been established pursuant to this Section, use commercially reasonable efforts to promptly re-direct the proceeds of all Accounts owing to them (other than any amounts identified by the Borrowers as due to consignors) to the New Collection Accounts. Until all such proceeds have been redirected to the New Collection Accounts, the Foreign Loan Parties shall use commercially reasonable efforts to cause all amounts (other than any amounts identified by the Borrowers as due to consignors) on deposit in any Existing Collection Account to be transferred to a New Collection Account on the last Business Day of each week.
(d)    Notwithstanding anything herein or in any other Loan Document to the contrary, (i) at any time that a Cash Dominion Period is not in effect, the Loan Parties shall be permitted to deposit, withdraw and/or transfer funds in any Collateral Account (or any other deposit account, securities account or similar account) in its sole discretion without the consent of the Administrative Agent, any Lender or any other Person and (ii) at the request of the relevant Loan Party, after any Cash Dominion Period has expired, terminated or otherwise is no longer in effect, the Administrative Agent shall execute and deliver any notices or similar documents to the relevant account bank in respect of any Collection Account stating that such Cash Dominion Period is not in effect and that such Loan Party shall be permitted to withdraw and/or transfer funds deposited in such Collection Account or otherwise instruct such account bank in respect thereof without the consent of the Administrative Agent, any Lender or any other Person.
SECTION 5.18    UK Pensions. Each Loan Party shall (a) ensure that all pension schemes operated by or maintained for its or its Subsidiaries benefit and/or any of its employees are funded in accordance with the requirements of the statutory funding objective under section 222 of the Pensions Act 2004 and that no action or omission is taken by any U.K. Loan Party in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or a U.K. Loan Party ceasing to employ any member of such a pension scheme), (b) except for the the Sotheby’s Pension Plan, ensure that it is not or has not been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are defined in sections 38 or 43 of the Pensions Act 2004) such an employer, (c) deliver to the Administrative Agent any actuarial valuation (within the meaning given by section 224 of the Pensions Act 2004) at such times as such valuations have been received by the Loan Party in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the Loan Parties), (d) promptly notify the Administrative Agent of any material change in the rate of contributions to any pension scheme mentioned in (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise), (e) immediately notify the Agent of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to it or any of its Subsidiaries and (f) immediately notify the Agent if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.
SECTION 5.19    People with Significant Control Regime. Each Loan Party and its Subsidiaries shall (a) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of a Lien in favor of the Administrative Agent, and (b) promptly provide the Administrative Agent with a copy of that notice.
SECTION 5.20    Post-Closing Obligations. The Borrowers shall, and shall cause each of applicable Loan Party to, satisfy the requirements set forth on Schedule 5.20 on or before the date specified for such requirement (or such later date agreed to by the Administrative Agent in its reasonable discretion).
ARTICLE VI

Negative Covenants
Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally (subject to the limitations in Section 9.19) with all of the other Loan Parties, with the Lenders that:
SECTION 6.01    Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    the Secured Obligations;
(b)    Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof;
(c)    Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Borrower or any other Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;
(d)    Guarantees by any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations and (iii) Guarantees by any Borrower or any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04;
(e)    Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money

Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) below; provided that (i) such Indebtedness is incurred prior to or within two-hundred and seventy (270) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) together with any Refinance Indebtedness in respect thereof permitted by clause (f) below, shall not exceed the greater of fifty million U.S. Dollars ($50,000,000) and two percent (2%) of Consolidated Total Assets at any time outstanding;
(f)    Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b), (e), (p), (q), (r), (s), (u) or (v) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount of the Original Indebtedness (except in an amount equal to any prepayment premiums, fees or similar amounts payable in respect of the Original Indebtedness) or increase the interest rate thereof above then-prevailing market rates as determined in good faith by the Company, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary, (iii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) such Refinance Indebtedness does not result in a shortening of the average weighted life to maturity of such Original Indebtedness and (v)  if such Original Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable, when taken as a whole, to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;
(g)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits (including contractual and statutory benefits) or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(h)    Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance guaranties, completion guaranties and similar obligations, in each case provided in the ordinary course of business;
(i)    cash management obligations and other Indebtedness in respect of netting services, overdraft protections and other similar arrangements, in each case in connection with deposit accounts in the ordinary course of business;
(j)    Indebtedness consisting of obligations of earnouts, deferred purchase price, deferred compensation or other similar obligations of any Borrower or any of its Subsidiaries incurred by such Person in connection with Permitted Acquisitions or any other Investment permitted under this Agreement;
(k)    to the extent constituting Indebtedness, indemnification obligations, purchase price or other similar adjustments in connection with acquisitions and dispositions permitted hereunder;
(l)    Indebtedness consisting of (i) the financing of insurance premiums (including any taxes, fees, or assessments associated therewith) or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;
(m)    Indebtedness in respect of letters of credit (other than Letters of Credit issued pursuant to this Agreement) or bank guarantees; provided, that the aggregate face amount of any such letters of credit or bank guarantees that are secured shall not exceed ten million U.S. Dollars ($10,000,000) outstanding at any one time, and any security therefor shall be limited to cash collateral;
(n)    Indebtedness in respect of documentary letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business; provided, that any such documentary letter of credit or other similar instrument may be secured only by Liens attaching to the related documents of title and not any Inventory represented thereby;
(o)    Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;
(p)    Indebtedness of Foreign Subsidiaries that are not Loan Parties (to the extent such Indebtedness is not guaranteed by a Loan Party);
(q)    Indebtedness of any Person that becomes a Subsidiary after the date hereof pursuant to a Permitted Acquisition or other Investment permitted under this Agreement; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (q), together with any Refinance Indebtedness in respect thereof permitted by clause (f) above, shall not exceed twenty-five million U.S. Dollars ($25,000,000) at any time outstanding;
(r)    unsecured Indebtedness of the Company and its Subsidiaries in an aggregate principal amount not exceeding a maximum principal amount of such Indebtedness that may be incurred so long as, at the time of incurrence of such Indebtedness, the Interest Coverage Ratio determined on a Pro Forma Basis (based upon the most recent financial statements that have been delivered pursuant to Section 5.01) after giving to such Indebtedness is not less than 2.00 to 1.00 on the date of such incurrence; provided, that such Indebtedness matures more than sixty (60) days after the Maturity Date;
(s)    Indebtedness of the Company and its Subsidiaries that is secured by Liens on (x) any assets or property not constituting Collateral and/or (y) any Collateral to the extent such Liens are subordinate and junior to the Liens created pursuant any Loan Document, in each case, not to exceed a maximum principal amount of such Indebtedness that may be incurred so long as, at the time of incurrence of such Indebtedness, the Total Secured Leverage Ratio determined on a Pro Forma Basis (based upon the most recent financial statements that have been delivered pursuant to Section 5.01) after giving effect to such Indebtedness is not greater than 4.00 to 1.00 on the date of such incurrence; provided, that such Indebtedness matures more than sixty (60) days after the Maturity Date;
(t)    Indebtedness in respect of Swap Agreements permitted under Section 6.07 and Sale and Leaseback Transactions permitted under Section 6.06;
(u)    other Indebtedness in an aggregate principal amount not to exceed twenty-five million U.S. Dollars ($25,000,000) at any time outstanding;
(v)    Indebtedness in respect of the Senior Notes; and
(w)    Indebtedness arising under overdraft credit lines extended to the Company and its Subsidiaries in the ordinary course of business, which indebtedness arising under overdraft credit lines extended to the Loan Parties shall not at any time exceed, in the aggregate at any one time outstanding, the lesser of (A) $15,000,000 and (B) the aggregate amount of overdraft credit lines extended to the Loan Parties at such time.
SECTION 6.02    Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)    Liens created pursuant to any Loan Document;
(b)    Permitted Encumbrances;
(c)    any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02 and any renewals, replacements or extensions thereof; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Subsidiary or any other Borrower or Subsidiary constituting Collateral and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof secured by any Collateral;
(d)    Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, and (iii) such Liens shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary constituting Collateral;
(e)    any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(f)    Liens of a collecting bank arising in the ordinary course of business under Section 4‑208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;
(g)    Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06;
(h)    Liens granted by a Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness or other obligations owed by such Subsidiary to such Borrower or other Loan Party;
(i)    Liens on property (i) of any Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness or other obligations of the applicable Subsidiary or any other Subsidiary that is not a Loan Party in each case permitted under Section 6.01;
(j)    Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or banker’s’ acceptance issued or created for the account of any Borrower or any of its Subsidiaries, provided, that such Lien secures only the obligations of such Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 6.01;
(k)    Liens encumbering any property (other than Collateral) to secure or support Swap Agreements permitted by Section 6.07;
(l)    Liens securing Indebtedness permitted pursuant to Sections 6.01(q), (s) or (u), provided, that (x) any such Indebtedness secured by Liens on any Collateral shall be subject to an intercreditor agreement (or comparable lien subordination terms) reasonably acceptable to the Administrative Agent, and (y) any such Indebtedness that is pari passu with the Secured Obligations and secured by Liens on any assets or property other than any Collateral shall be subject to a intercreditor agreement providing the Administrative Agent access to the Collateral, if applicable, and otherwise reasonably acceptable to the Administrative Agent;
(m)    Liens not otherwise permitted pursuant to this Section 6.02 securing Indebtedness and other liabilities in a principal amount not in excess of, twenty-five million U.S. Dollars ($25,000,000) in the aggregate at any time outstanding, provided, that (x) any such Liens on any Collateral shall be subject to an intercreditor agreement (or comparable lien subordination terms) reasonably acceptable to the Administrative Agent and (y) Liens in respect of Indebtedness that is pari passu with the Secured Obligations and secured by Liens on any assets or property other than any Collateral shall be subject to a intercreditor agreement providing the Administrative Agent access to the Collateral, if applicable, and otherwise reasonably acceptable to the Administrative Agent;
(n)    any encumbrance or restriction (including pursuant to put and call agreements) with respect to the Equity Interests in any joint venture or similar arrangement pursuant to the related joint venture or similar agreement;
(o)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to transfer any property in a disposition permitted under Section 6.05, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(p)    Liens in favor of the Loan Parties or any of their Subsidiaries securing intercompany Indebtedness permitted under Section 6.01; and
(q)    as to any leasehold property, Liens against the underlying fee interest.
SECTION 6.03    Fundamental Changes.
(a)    No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that:
(i)    any Subsidiary of any Borrower may merge into or consolidate with such Borrower in a transaction in which such Borrower is the surviving entity;
(ii)    any Loan Party (other than a Borrower) may merge into or consolidate with any other Loan Party (other than a Borrower) in a transaction in which the surviving entity is a Loan Party;
(iii)    any Loan Party (other than a Borrower) may merge into or consolidate with any Subsidiary (other than a Loan Party) in a transaction in which the surviving entity is such Loan Party;
(iv)    any Subsidiary (other than a Loan Party) may merge into or consolidate with any Loan Party in a transaction in which the surviving entity is a Loan Party;
(v)    any Subsidiary (other than a Loan Party) may merge into, or consolidate with or amalgamate with any other Subsidiary (other than a Loan Party);
(vi)    any Borrower may merge into or consolidate with any other Borrower with the same country of domicile; and

(vii)    any Subsidiary that is not a Borrower may liquidate or dissolve if the Borrower which owns such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lenders;
provided that any such merger or consolidation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger or consolidation shall not be permitted unless also permitted by Section 6.04. Without limiting the foregoing, for the sake of clarity, no Borrower will, through merger, consolidation or otherwise, reincorporate or reorganize, as applicable, under the laws of a jurisdiction other than the jurisdiction of its formation on the Effective Date; provided, that any Domestic Borrower may so reincorporate or reorganize so long as it remains organized under the laws of a jurisdiction located in the U.S.
(b)    No Loan Party will, nor will it permit any Subsidiary to, engage in any material respect in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date hereof and businesses reasonably related, similar, ancillary, incidental or complimentary thereto.
(c)    No Loan Party will, nor will it permit any Subsidiary to, change its fiscal year from the basis in effect on the Effective Date.
SECTION 6.04    Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any evidences of Indebtedness or Equity Interest of, make or permit to exist any loans or advances to, Guarantee any obligation of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise) (each such transaction, an “Investment”), except:
(a)    Investments in cash and Permitted Investments;
(b)    Investments in existence on the date hereof and described in Schedule 6.04 and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 6.04), and any Investments existing on the Effective Date by any Borrower or any of its Subsidiaries in or to any Borrower or any Subsidiary of such Borrower;
(c)    Investments (including Guarantees) by (i) any Loan Party in or to any other Loan Party, (ii) any Subsidiary that is not a Loan Party in or to any Loan Party or in or to any other Subsidiary that is not a Loan Party, and (iii) any Loan Party in or to any Subsidiary that is not a Loan Party (or 1334 York, LLC or the AAP Fund Entities, or any of their respective subsidiaries); provided that (A) any such Investments in the form of Equity Interests or Indebtedness held by a Loan Party shall be pledged pursuant to the Collateral Documents (subject to the limitations and exclusions herein and therein) and (B) the aggregate amount of Investments by Loan Parties in or to Subsidiaries that are not Loan Parties (or 1334 York, LLC or the AAP Fund Entities, or any of their respective subsidiaries) pursuant to clause (iii) above shall not exceed the greater of fifty million U.S. Dollars ($50,000,000) and two percent (2%) of Consolidated Total Assets at any time outstanding;
(d)    [Intentionally Omitted];
(e)    reasonable and customary loans or advances made to employees, directors and officers of the Company or the Company’s Subsidiaries on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and other purposes;
(f)    notes payable, or stock or other securities issued by Account Debtors pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business;
(g)    Investments in the form of Swap Agreements permitted by Section 6.07;
(h)    Investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;
(i)    Investments received in connection with the disposition of assets permitted by Section 6.05;
(j)    Investments constituting deposits described in clauses (c) or (d) of the definition of the term “Permitted Encumbrances”;
(k)    the Company and its Subsidiaries may acquire and hold Accounts or notes receivable arising and trade credit granted in the ordinary course of business and other credit to suppliers or vendors in the ordinary course of business;
(l)    the Company and its Subsidiaries may acquire and own Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers, Account Debtors, trade debtors, licensors, licensees and customers or in good faith settlement of delinquent obligations of, and other disputes with, customers, Account Debtors, trade debtors, licensors, licensees and suppliers arising in the ordinary course of business;
(m)    advances of payroll payments to employees in the ordinary course of business;
(n)    other Investments in an amount not to exceed thirty-five million U.S. Dollars ($35,000,000) at any time outstanding;
(o)    Investments consisting of Indebtedness permitted under Section 6.01;
(p)    Investments received substantially contemporaneously in exchange for, or the payment of which is made with the proceeds of, Equity Interests of the Company; provided that (i) no Change in Control would result therefrom and (ii) such Equity Interests do not constitute Disqualified Equity Interests;
(q)    any other Investments (including Acquisitions) whether or not of a type described above so long as, in each case, (i) the Payment Condition is satisfied with respect thereto and (ii) any Acquisition made pursuant to this clause (q) satisfies the other conditions necessary to constitute a Permitted Acquisition; and
(r)    any Borrower may make, or commit to make, Art Loans and provide, or commit to provide, extended payment terms to Extended Term Art Debtors for purposes of generating Extended Term Art Receivables.
SECTION 6.05    Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Loan

Party permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Company or another Subsidiary in compliance with Section 6.04), except:
(a)    sales, transfers and dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or other property no longer used or useful in the conduct of its business, in each case in the ordinary course of business;
(b)    sales, transfers and dispositions of assets to any Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;
(c)    sales, transfers and dispositions of Accounts in connection with the compromise, settlement or collection thereof;
(d)    sales, transfers and dispositions of Permitted Investments and other Investments permitted by Section 6.04;
(e)    Sale and Leaseback Transactions permitted by Section 6.06;
(f)    dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;
(g)    sales, transfers and other dispositions of assets; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) shall not exceed (y) five percent (5%) of Consolidated Total Assets of the Company during any fiscal year and (z) ten percent (10%) of Consolidated Total Assets of the Company in the aggregate during the term of this Agreement;
(h)    sales of cash or cash equivalents, in each case for cash at fair market value;
(i)    subject to Section 5.12(a)(ii), agreements for lease, leases, subleases, licenses and sublicenses entered into in the ordinary course of business;
(j)    issuance of Equity Interests in the Company; provided that (i) no Change in Control would result therefrom and (ii) such Equity Interests do not constitute Disqualified Equity Interests; and
(k)    to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant disposition are promptly applied to the purchase price of such replacement property;
provided that all sales, transfers, leases and other dispositions permitted hereby, other than those permitted by paragraphs (b) and (f) above, shall be made for fair market value and, other than those permitted by paragraphs (a)(ii), (b), (f) and (h), for at least seventy-five percent (75%) cash consideration; provided that assumption by the applicable purchaser or transferee of non-contingent Indebtedness or liabilities, Permitted Investments and marketable securities shall be deemed to be cash consideration.
Notwithstanding the foregoing, no Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any real property included in the Foreign Borrowing Base, other than in circumstances where the conditions set forth in clause (iv) of the first sentence of Section 9.02(c) are complied with.
SECTION 6.06    Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair market value of such fixed or capital asset.
SECTION 6.07    Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure, (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary and (c) any other Swap Agreement entered into for non-speculative purposes.
SECTION 6.08    Restricted Payments; Certain Payments of Indebtedness.
(a)    No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, except:
(i)    each Loan Party may declare and pay dividends or make other distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests; provided that such Equity Interests are not Disqualified Equity Interests;
(ii)    Subsidiaries of the Company may declare and pay dividends or make other distributions ratably with respect to their Equity Interests;
(iii)    (1) the Company and its Subsidiaries may, or may pay Restricted Payments the proceeds of which are used to, (i) repurchase Equity Interests of the Company in connection with the exercise of stock options or the issuance of restricted stock (including by vesting) (including for purposes of paying tax withholding applicable to stock option exercises) granted to officers, directors, consultants or employees of the Company, its Subsidiaries or any direct or indirect parent thereof and (ii) redeem, repurchase or otherwise acquire for value, outstanding Equity Interests of the Company (including related stock appreciation rights or similar securities) following the death, disability, retirement or termination of employment of officers, directors, consultants or employees of the Company, any of its Subsidiaries, or any direct or indirect parent thereof or under the terms of any plan or any other agreement under which such Equity Interests or related rights were issued, in each case so long as (x) the aggregate amount paid by the Company in cash in respect of all such redemptions or purchases pursuant to preceding clauses (i) and (ii) shall not exceed $20,000,000 in respect of all such redemptions, purchases and payments made in any fiscal year (plus the amount of net proceeds (x) received by the Company during such fiscal year from sales of Equity Interests of the Company or to directors, consultants, officers or employees of the Company or any of its Subsidiaries in connection with permitted employee compensation and incentive arrangements and (y) of any key-man life insurance policies received during such fiscal year); provided that to the extent that any portion of such annual limit on such redemptions, purchases and payments is not utilized in any fiscal year, such unused portion will increase the annual limit applicable to the immediately subsequent fiscal year, and (2) the Company and its Subsidiaries may make non-cash repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(iv)    each of the Company and its Subsidiaries may declare or make, or agree to pay or make, directly or indirectly, any other Restricted Payments (whether or not of the type described in the other paragraphs of this Section 6.08(a)) so long as the Payment Condition shall be satisfied with respect to such Restricted Payments;
(v)    so long as no Event of Default has occurred and is continuing immediately prior to or would occur immediately after giving pro forma effect to any such Restricted Payment, the Company may make Restricted Payments in an aggregate amount (the ”Maximum Distribution Amount”) not to exceed, in any fiscal quarter, $20,000,000; provided that, if the Company shall have provided to the Administrative Agent prior to the date thereof pro forma financial statements demonstrating that the Fixed Charge Coverage Ratio, as of the end of the most recently completed fiscal quarter for which the Administrative Agent and Lenders have received financial statements pursuant to Section 5.01, shall be equal to or greater than the level specified in Section 6.12(a) with respect to such fiscal quarter (assuming a Financial Covenant Test Period is then in effect) (calculated on a pro forma basis as if such Restricted Payments had occurred during such fiscal quarter; provided that to the extent such pro forma calculation would otherwise include Restricted Payments made by the Company in five fiscal quarters, such pro forma calculation shall only include Restricted Payments made by the Company in the four fiscal quarters in which the highest aggregate amount of Restricted Payments were made), the Company may make Restricted Payments in excess of the Maximum Distribution Amount;
(vi)    the Company and its Subsidiaries may make Restricted Payments to finance Investments permitted pursuant to Section 6.04; provided, that (A) any such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) the recipient of such Restricted Payment shall, promptly following the closing thereof, cause (i) all property acquired (whether assets or Equity Interests) to be contributed to the Company or its Subsidiaries or (ii) the merger or consolidation of the Person formed or acquired into the Company or its Subsidiaries in order to consummate such Investment;
(vii)    the Company and its Subsidiaries may make distributions to any applicable parent (y) to the extent necessary to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence and (z) if any Borrower is a member of a combined, consolidated or unitary group the parent of which is not a Borrower, in an amount necessary to pay the income tax liabilities of such parent attributable to (or arising as a result of) the operations of the Company and its Subsidiaries that are members of such group; provided, however, that in the case of clause (z), the amount of such dividends shall not exceed the amount that the Borrowers and such Subsidiaries would be required to pay in respect of federal, state and local income taxes and other income taxes were the Company and such Subsidiaries to pay such taxes on a combined, consolidated or unitary basis on behalf of a group consisting only of the Borrower and such Subsidiaries, taking into account any available net operating losses or other available attributes of the Borrower and such Subsidiaries, less any amounts paid directly by the Borrower and such Subsidiaries with respect to such taxes; provided that such amount in respect of any taxes of any Subsidiary that is not a Loan Party shall be limited to the extent of any amounts actually received from such Subsidiary for such taxes by the Borrower and/or the Subsidiaries that are Loan Parties that are members of such group;
(viii)    to the extent constituting Restricted Payments, transactions expressly permitted by any provisions of Sections 6.04 or Section 6.09 (g), (h), (i) and (j);
(ix)    the Company and its Subsidiaries may issue Equity Interests (other than Disqualified Equity Interests) in exchange for, or in connection with the conversion of, Indebtedness or other Equity Interests (other than Disqualified Equity Interests); and

(x)    each of the Company and its Subsidiaries may make Restricted Payments not otherwise permitted hereunder in an amount, when combined with the aggregate amount of voluntary or optional payments, prepayments, redemptions or acquisitions for value made pursuant to Section 6.08(b)(vi), not to exceed $75,000,000.
(b)    No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness, except:
(i)    regularly scheduled interest and principal payments as and when due in respect of any Subordinated Indebtedness, other than payments prohibited by the subordination provisions thereof;
(ii)    refinancings of Subordinated Indebtedness with the proceeds of Refinancing Indebtedness permitted in respect thereof under Section 6.01;
(iii)    payments of or in respect of Subordinated Indebtedness made with Qualified Equity Interests in the Company or the conversion of any Subordinated Indebtedness into Qualified Equity Interests of the Company;
(iv)    prepayments of intercompany Subordinated Indebtedness permitted hereby owed by the Company or any Subsidiary to the Company or any Subsidiary, other than prepayments prohibited by the subordination provisions governing such Subordinated Indebtedness; provided that, for the avoidance of doubt, the prepayment of any Subordinated Indebtedness owed by the Company or any Loan Party to any Subsidiary that is not a Loan Party shall be permitted so long as no Event of Default shall have occurred and be continuing or would result after giving effect (including pro forma effect) thereto;
(v)    the Company may on any date make payments of or in respect of Subordinated Indebtedness if at the time of making such payment and immediately after giving effect (including pro forma effect) thereto, the Payment Condition shall be satisfied; and
(vi)    any voluntary or optional payment, prepayment, redemption or acquisition for value of any other Material Indebtedness (other than intercompany loans), in each case, if both before and after giving effect thereto, no Event of Default exists and the amount of any such payments, prepayments and redemptions made pursuant to this clause (vi), when combined with the aggregate amount of Restricted Payments made pursuant to Section 6.08(a)(x), would not exceed $75,000,000 in the aggregate since the Effective Date.
SECTION 6.09    Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates involving payment in cash in excess of $10,000,000, except:
(a)    transactions that are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;
(b)    transactions between or among any Loan Parties or Subsidiaries thereof not involving any other Affiliate;
(c)    any Investment permitted by Section 6.04;

(d)    any Indebtedness permitted under Section 6.01(c);
(e)    any Restricted Payment permitted by Section 6.08;
(f)    loans or advances to employees permitted under Section 6.04;
(g)    the payment of indemnities and reasonable fees to directors of any Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Subsidiaries in the ordinary course of business;
(h)    any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Borrower’s board of directors;
(i)    periodic allocations of overhead in the ordinary course of business;
(j)    customary and reasonable tax sharing agreements; provided, that any amounts payable under this Section 6.09(j) shall not exceed and not be duplicative of amounts payable under Section 6.08(a)(vii)(z); and
(k)    agreements and arrangements set forth on Schedule 3.22 and any amendments thereto not adverse to the Lenders in any material respect.
SECTION 6.10    Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any consensual agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations, as applicable, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee the Indebtedness of any Borrower or any other Subsidiary under this Agreement; provided that:
(i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document;
(ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition in any material respect);
(iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder;
(iv) customary restrictions in the respective Subsidiary’s industry imposed by customers under contractual arrangements entered into in the ordinary course of business with respect to cash or other deposits or minimum net worth or similar requirements;
(v) customary restrictions in joint venture agreements and other similar agreements applicable to joint ventures to the extent such joint ventures are permitted hereunder;
(vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness;
(vii) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof; and
(viii) clause (b) of the foregoing shall not apply to restrictions pursuant to any other indenture or agreement governing any Indebtedness permitted hereunder, provided that such restrictions and conditions are customary for such Indebtedness as reasonably determined in the good faith judgment of the Company.
SECTION 6.11    Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness or (b) its charter, articles or certificate of incorporation or organization, by-laws, operating, management or partnership agreement or other organizational or governing documents, in each case to the extent any such amendment, modification or waiver would be materially adverse to the Lenders.
SECTION 6.12    Financial Covenants.
(a)    During any Financial Covenant Test Period, the Company will not permit the Fixed Charge Coverage Ratio, as of the last day of any period of four fiscal quarters ending during such Financial Covenant Test Period, to be less than 1.15 to 1.0.
(b)    During any Financial Covenant Test Period, the Company will not permit EBITDA, as of the last day of any period of four fiscal quarters ending during such Financial Covenant Test Period, to be less than $100,000,000.
ARTICLE VII

Events of Default.
If any of the following events (“Events of Default”) shall occur:
(a)    the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made (other than (i) inadvertent, immaterial errors not exceeding $5,000,000 (or, if such inaccuracy results from a single error with respect to an individual Art Loan, individual item of Art Inventory or individual Extended Term Art Receivable, $10,000,000) in the aggregate in any Borrowing Base Certificate, (ii) errors understating either Borrowing Base or (iii) inadvertent errors occurring when Aggregate Availability continues to exceed $15,000,000 after giving effect to the correction of such errors) (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects);
(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 2.24, 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.08 or 5.15 or in Article VI;
(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) fifteen (15) days after the earlier of any Financial Officer of a Loan Party’s actual knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of the Required Lenders) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), or 5.14 of this Agreement or (ii) thirty (30) days after the earlier of any Financial Officer of a Loan Party’s actual knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of the Required Lenders) if such breach relates to terms or provisions of any other Section of this Agreement;
(f)    any Loan Party or Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue beyond the expiration of any applicable grace or cure period;
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by Section 6.05;
(h)    (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, administration, receivership, reorganization or other relief in respect of a Loan Party or Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a liquidator, receiver, interim receiver, monitor, trustee, administrator, custodian, sequestrator, conservator or similar official for any Loan Party or Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered, other than, in each case in respect of a U.K. Loan Party, any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement;
(i)    any Loan Party or Subsidiary shall (i) voluntarily commence any proceeding or file any petition or proposal seeking liquidation (other than any liquidation of a Subsidiary that is not a Borrower permitted pursuant to Section 6.03(a)(vii)), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a liquidator, receiver, interim receiver, monitor, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)    any Loan Party or Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due;
(k)    in the case of a U.K. Loan Party or an H.K. Loan Party, a moratorium is declared in respect of any Indebtedness of that U.K. Loan Party or an H.K. Loan Party (it being understood and agreed that, if a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium);
(l)    one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (in each case to the extent not covered by third-party insurance as to which the insurer has been notified of such judgment and does not deny coverage) shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, satisfied or bonded, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or Subsidiary to enforce any such judgment;
(m)    (i) an ERISA Event shall have occurred that, when taken individually or together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect or (ii) the occurrence of any of the following to the extent the same would reasonably be expected to result in a Material Adverse Effect: (A) the issuance by the Pensions Regulator of a Financial Support Direction or a Contribution Notice in relation to any Foreign Pension Plan or a warning notice in respect thereof, (B) any amount is due to any Foreign Pension Plan pursuant to Section 75 or 75A of the Pensions Act 1995 (U.K.) and/or (C) an amount becomes payable under Section 75 or 75A of the Pensions Act 1995 (U.K.);
(n)    a Change in Control shall occur;
(o)    the occurrence of any “event of default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond thirty (30) days after the earlier of any Financial Officer of a Loan Party’s actual knowledge thereof or notice thereof from the Administrative Agent (which notice will be given at the request of the Required Lenders);
(p)    except as permitted by the terms of any Loan Document, (i) any Collateral Document shall for any reason fail to create or keep created a valid security interest in any material portion of the Collateral purported to be covered thereby or (ii) any Lien securing any material portion of the Secured Obligations shall cease to be a perfected Lien having the priority required by the Loan Documents; or
(q)    any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms, or any Loan Party shall challenge in writing the enforceability of any Loan Document or shall assert in writing, or engages in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms;
then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take one or more of the following actions, at the same or different times:  (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j) hereof; and in the case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and the cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII

The Administrative Agent.
SECTION 8.01    Authorization and Action.
(a)    Each Lender, on behalf of itself and any of its Affiliates that are Secured Parties, and the Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and the Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and the Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Bank with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Bank (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)    the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or Secured Party or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby;
(ii)    where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of the U.K. or Hong Kong, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;
(iii)    to the extent that English law is applicable to the duties of the Administrative Agent under any of the Loan Documents, Section 1 of the Trustee Act 2000 of the United Kingdom shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by that Loan Document; where there are inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 of the United Kingdom and the provisions of this Agreement or such Loan Document, the provisions of this Agreement shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 of the United Kingdom, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act; and
(iv)    nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;
(d)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the

Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(e)    None of any Co-Syndication Agent, any Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(f)    In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and
(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, the Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Bank or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and, except solely to the extent of the Borrowers’ right to consent pursuant to and subject to the conditions set forth in this Article, no Borrower nor any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 8.02    Administrative Agent’s Reliance, Indemnification, Etc.
(a)    Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other

Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
(b)    The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower Representative, a Lender or the Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on the Collateral.
(c)    Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
SECTION 8.03    Posting of Communications.
(a)    The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Bank by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Bank and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Bank and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL ANY LOAN PARTY, THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY OTHER PARTY HERETO OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)    Each Lender and Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)    Each of the Lenders, Issuing Bank and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 8.04    Reliance.
The Administrative Agent Individually. With respect to its Commitment, Loans and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Bank”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Loan Party, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Bank.

SECTION 8.05    Successor Administrative Agent.
(a)    The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Bank and the Borrower Representative, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower Representative (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.
Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17 and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.06    Acknowledgements of Lenders and Issuing Bank.
(a)    Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the effective date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder.
Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.07    Collateral Matters.
(a)    Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.
(b)    In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Secured Obligations and no Swap Agreement the obligations under which constitute Secured Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Banking Services or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.
(c)    The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(b). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.
SECTION 8.08    Credit Bidding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.09    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or if such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that:
(i)    none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR §2510.3-21(c)(1)(i)(A)-(E),
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and

this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)    no fee or other compensation is being paid directly to the Administrative Agent, or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.
(c)    The Administrative Agent, and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
SECTION 8.10    Flood Laws.
JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

SECTION 8.11    Appointment of Administrative Agent as U.K. and Hong Kong security trustee.
For the purposes of any Liens or Collateral created under the English Security Agreements and the Hong Kong Security Agreements, the following additional provisions shall apply.

(a)    In this Section 8.11, the following expressions have the following meanings:
94    “Appointee” means any receiver, administrator or other insolvency officer appointed in respect of any Loan Party or its assets.
95    “Charged Property” means the assets of the Loan Parties subject to a security interest under the English Security Agreements or the Hong Kong Security Agreements.
96    “Delegate” means any delegate, agent, attorney or co-trustee appointed by the Administrative Agent (in its capacity as security trustee).
(b)    The Secured Parties appoint the Administrative Agent to hold the security interests constituted by the English Security Agreements and the Hong Kong Security Agreements on trust for the Secured Parties on the terms of the Loan Documents and the Administrative Agent accepts that appointment.

(c)    The Administrative Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Loan Party.
(d)    Nothing in this Agreement constitutes the Administrative Agent as a trustee or fiduciary of, nor shall the Administrative Agent have any duty or responsibility to, any Loan Party.
(e)    The Administrative Agent shall have no duties or obligations to any other person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.
(f)    The Administrative Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the English Security Agreements and/or the Hong Kong Security Agreements and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.
(g)    The Administrative Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Administrative Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Administrative Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Administrative Agent by the English Security Agreements and/or the Hong Kong Security Agreements as may be conferred by the instrument of appointment of that person.
(h)    The Administrative Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).
(i)    The Administrative Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Administrative Agent.
(j)    Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Administrative Agent (in its capacity as security trustee) under the English Security Agreements and the Hong Kong Security Agreements, and each reference to the Administrative Agent (where the context requires that such reference is to the Administrative Agent in its capacity as security trustee) in the provisions of the English Security Agreements and the Hong Kong Security Agreements which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.
(k)    Each Secured Party confirms its approval of the English Security Agreements and the Hong Kong Security Agreements and authorizes and instructs the Administrative Agent: (i) to execute and deliver the English Security Agreements and the Hong Kong Security Agreements; (ii) to exercise the rights, powers and discretions given to the Administrative Agent (in its capacity as security trustee) under or in connection with the English Security Agreements and the Hong Kong Security Agreements together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Administrative Agent (in its capacity as security trustee) on behalf of the Secured Parties under the English Security Agreements and the Hong Kong Security Agreements.

(l)    The Administrative Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.
(m)    Each other Secured Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by an English Security Agreement and a Hong Kong Security Agreement and accordingly authorizes: (a) the Administrative Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties; and (b) the Land Registry (or other relevant registry) to register the Administrative Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.
(n)    Except to the extent that an English Security Agreement or a Hong Kong Security Agreement otherwise requires, any moneys which the Administrative Agent receives under or pursuant to an English Security Agreement and/or a Hong Kong Security Agreement may be: (a) invested in any investments which the Administrative Agent selects and which are authorized by applicable law; or (b) placed on deposit at any bank or institution (including the Administrative Agent) on terms that the Administrative Agent thinks fit, in each case in the name or under the control of the Administrative Agent, and the Administrative Agent shall hold those moneys, together with any accrued income (net of any applicable Tax on such income) to the order of the Lenders, and shall pay them to the Lenders on demand.
(o)    On a disposal of any of the Charged Property which is permitted under the Loan Documents, the Administrative Agent shall (at the cost of the Loan Parties) execute any release of the English Security Agreements and the Hong Kong Security Agreements or other claim over that Charged Property and issue any certificates of non-crystallization of floating charges that may be required or take any other action that the Administrative Agent considers desirable.
(p)    The Administrative Agent shall not be liable for:
(i)    any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by an English Security Agreement or a Hong Kong Security Agreement;
(ii)    any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by an English Security Agreement or a Hong Kong Security Agreement;
(iii)    the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or
(iv)    any shortfall which arises on enforcing an English Security Agreement or a Hong Kong Security Agreement.
(q)    The Administrative Agent shall not be obligated to:
(i)    obtain any authorization or environmental permit in respect of any of the Charged Property or an English Security Agreement or a Hong Kong Security Agreement;
(ii)    hold in its own possession an English Security Agreement or a Hong Kong Security Agreement, title deed or other document relating to the Charged Property or an English Security Agreement or a Hong Kong Security Agreement;

(iii)    perfect, protect, register, make any filing or give any notice in respect of an English Security Agreement or a Hong Kong Security Agreement (or the order of ranking of an English Security Agreement or a Hong Kong Security Agreement), unless that failure arises directly from its own gross negligence or willful misconduct; or
(iv)    require any further assurances in relation to an English Security Agreement or a Hong Kong Security Agreement.
(r)    In respect of any English Security Agreement, the Administrative Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.
(s)    In respect of any English Security Agreement or any Hong Kong Security Agreement, the Administrative Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Administrative Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and the Administrative Agent has failed to do so within fourteen (14) days after receipt of that request.
(t)    Every appointment of a successor Administrative Agent under an English Security Agreement or any Hong Kong Security Agreement shall be by deed.
(u)    Neither Section 1 of the Trustee Act 2000 (UK) nor Section 3A of the Trustee Ordinance (Cap. 29 of the Laws of Hong Kong) shall apply to the duty of the Administrative Agent in relation to the trusts constituted by this Agreement.
(v)    In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 (UK), the Trustee Act 2000 (UK) or the Trustee Ordinance (Cap. 29 of the Laws of Hong Kong), the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000 (UK).
(w)    The perpetuity period under the rule against perpetuities if applicable to this Agreement and any English Security Agreement shall be 80 years from the Effective Date.

ARTICLE IX

Miscellaneous.
SECTION 9.01    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)    if to any Loan Party, to the Borrower Representative at:
Sotheby’s
1334 York Avenue
New York, NY 10021
Attention: Chief Financial Officer

Telecopier No.: (212) 606-7372
Telephone No.: (212) 606-7107

with a copy to:

Sotheby’s
1334 York Avenue
New York, NY 10021
Attention: General Counsel
Telecopier No.: (212) 606-7574
Telephone No.: (212) 894-1439

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Andrew Yoon
Fax No.: (212) 310-8007
Telephone No.: (212) 310-8689

(ii)    if to the Administrative Agent, JPMCB in its capacity as an Issuing Bank or the Swingline Lender, to:
JPMorgan Chase Bank, N.A.
4 New York Plaza, 17th Floor
New York, New York
Attention: Hai T. Nguyen
Facsimile No: (212) 623-7309
Email: hai.t.nguyen@jpmorgan.com
and, in the case of a notice regarding the U.K. Borrowers, to:
J.P. Morgan Europe Limited
25 Bank Street, Canary Wharf
London E145JP
United Kingdom
Attention: Matthew Sparkes, Kennedy Capin and Graeme Syme
Fax: +44 (0)20 3493 1365
Email: matthew.c.sparkes@jpmorgan.com; kennedy.a.capin@jpmorgan.com and graeme.syme@jpmorgan.com and, in the case of a notice regarding the H.K. Borrower, to:

JPMorgan Chase Bank, N.A. Hong Kong Branch
One @ Changi City, 1 Changi Business Park Central 1, Floor 09 Singapore 486036
Attention: Loan Agency Services Asia
Fax: +65 67224022
Email: loan.agency.services.asia@jpmorgan.com; and

(iii)    if to any other Lender or Issuing Bank, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems or Approved Electronic Platforms, as applicable, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems or Approved Electronic Platforms, as applicable, pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.
(c)    Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
SECTION 9.02    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Except as provided in the first sentence of Section 2.09(f) (with respect to any commitment increase) and subject to Section 2.14(c) and Section 9.02(e) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall:
(i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender);
(ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, provided, that (x) the default interest rate specified in Section 2.13(c) may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders and (y) any amendment or modification of the financial covenants in this Agreement or of the definition of “Average Monthly Usage” (or, in each case, any defined term used therein) shall not constitute a reduction in the rate of interest or fees for purposes of this clause;
(iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder (including any mandatory prepayments), or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby;
(iv) change Section 2.09(b) or Sections 2.18(b) or (d) in a manner that would alter the ratable reduction of Commitments or the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender);
(v) increase the advance rates set forth in, or otherwise amend or modify the definitions of, Borrowing Base, Aggregate Borrowing Base, Domestic Borrowing Base or Foreign Borrowing Base, or add new categories of eligible assets, or otherwise amend or modify the definitions of Eligible Art Loans, Eligible Art Loan Collateral, Eligible Art Inventory, Eligible Extended Term Art Receivables, Eligible Extended Term Art Collateral, Eligible Trademarks or Eligible Real Property, in each case in a manner which would increase any applicable Borrowing Base without the written consent of the Supermajority Lenders;
(vi) change any of the provisions of this Section or the definitions of “Required Lenders” or “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender);
(vii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender);
(viii) release all or substantially all of the Loan Guarantors from their obligation under the Loan Guarantee (except as otherwise permitted herein or in the other Loan Documents, including with respect to a sale, disposition or dissolution of a Loan Guarantor permitted herein), without the written consent of each Lender (other than any Defaulting Lender);

(ix) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender);
(x) amend or modify the definition of “Agreed Currency” without the consent of each Lender affected thereby; or
(xi) add an additional Borrower without the consent of each Lender affected thereby;
provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or any Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Banks and the Swingline Lenders); provided further that no such agreement shall amend or modify the provisions of Section 2.06 or any letter of credit application and any bilateral agreement between the Borrower Representative and any Issuing Bank regarding such Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between any Borrower and such Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and such Issuing Bank, respectively. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.
(c)    The Lenders and the Issuing Banks hereby irrevocably authorize the Administrative Agent to, and the Administrative Agent shall, at the Borrower Representative’s request, release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes one hundred percent (100%) of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to, and the Administrative Agent shall, at the Borrower Representative’s request, release any Loan Guarantee provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) constituting real property included in the Foreign Borrowing Base that the Company requests to have released; provided that, (A) both immediately before and after giving effect (including pro forma effect) thereto, (1) no Event of Default shall have occurred and be continuing and (2) no Financial Covenant Test Period shall then be in effect, and the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company to such effect and (B) the Company shall have delivered an updated Borrowing Base Certificate to the Administrative Agent reflecting the exclusion of such real property from the Foreign Borrowing Base or (v) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. The Lenders and the Issuing Banks agree that any release of Liens and/or Loan Guarantees as described above may be automatic to the extent provided in the Collateral Documents and, at the request and sole expense of the Loan Parties, the Administrative Agent is hereby authorized to execute and deliver to the Loan Parties all releases or other documents reasonably requested to evidence the release of such Liens and Loan Guarantees. Except as provided in the first sentence of this section, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in the discretion of the Administrative Agent, release its Liens on Collateral valued in the aggregate not in excess of five million U.S. Dollars ($5,000,000) during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrowers as to the value of any Collateral to be so released, without further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.
(d)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with any such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers, the Administrative Agent and the Issuing Banks shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non‑Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04 (with the Loan Parties or replacement lender responsible for paying any applicable processing and recordation fee), and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non‑Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.
(e)    Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
SECTION 9.03    Expenses; Indemnity; Damage Waiver.
(a)    The Loan Parties shall, jointly and severally, but subject to the limitations set forth in Section 9.19, pay all (i) reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (but limited, in the case of legal expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of a single counsel for the Administrative Agent and the Arrangers, taken as a whole, and, to the extent reasonably required by the Administrative Agent and the Arrangers, taken as a whole, up to one local counsel in each applicable jurisdiction), in connection with the syndication and distribution (including, without limitation, via the internet or through any Electronic System or Approved Electronic Platform) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender (but limited, in the case of legal expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of a single counsel for the Administrative Agent and the Lenders, taken as a whole, and, to the extent reasonably required by the Administrative Agent, up to one local counsel in each applicable jurisdiction for the Administrative Agent and the Lenders, taken as a whole), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, reasonable and documented out-of-pocket fees, costs and expenses incurred in connection with:
(i)    subject to Section 5.12, appraisals and insurance reviews;
(ii)    subject to Section 5.12, field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;
(iii)    Taxes, fees and other charges for (A) lien searches and (B)  filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;
(iv)    sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and
(v)    forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
All of the foregoing fees, costs and expenses may be charged to or otherwise provided by the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c). This Section 9.03(a) is subject to the limitations set forth in Section 9.19.
(b)    The Loan Parties shall, jointly and severally, but subject to the limitations set forth in Section 9.19, indemnify the Administrative Agent, the Arrangers, the Issuing Banks and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related reasonable and documented out-of-pocket expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee (but limited to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary U.S. counsel, and one additional local counsel in each applicable jurisdiction, in each case, as selected by the Administrative Agent and for all Indemnitees taken as a whole and, in the case of actual or perceived conflicts of interest, one additional counsel for each similarly affected group of Indemnitees (taken as a whole) and, if necessary, one additional local counsel in each relevant jurisdiction for such affected group of Indemnitees (taken as a whole)), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties, (y) a material breach by such Indemnitee or its Related Parties of its obligations under the Loan Documents pursuant to a claim initiated by the Company or (z) disputes solely between or among the Indemnitees not arising from any act or omission by the Company or any of its Subsidiaries or Affiliates, it being understood and agreed that the Administrative Agent and each Arranger fulfilling its role and in its capacity as such, shall remain indemnified in such proceedings. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, damages or claims, etc. arising from any non-Tax claim.
(c)    Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent, each Issuing Bank and the Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment in full of the Secured Obligations.
(d)    To the extent permitted by applicable law, (i) the Company shall not assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Indemnitee (as determined by a court of competent jurisdiction in a final and nonappealable decision) and (ii) no party hereto shall assert, or permit any of its Affiliates or Related Parties to assert, and each party hereto hereby waives, any claim or damages based on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(e)    All amounts due under this Section shall be payable promptly, and in any event not later than 30 days after written demand therefor.
SECTION 9.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i)    Subject to the conditions set forth in paragraph 9.04(b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Borrower Representative, provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing, any other assignee (other than an Ineligible Institution);
(B)    the Administrative Agent;
(C)    the Issuing Banks; and
(D)    the Swingline Lenders.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than five million U.S. Dollars ($5,000,000) unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of Three Thousand Five Hundred U.S. Dollars ($3,500);
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
(E)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a counterpart to the CAM Agreement; provided that, each Person that executes and delivers an Assignment and Assumption shall automatically be deemed to have consented to the terms of the CAM Agreement.
(i)    Subject to acceptance and recording thereof pursuant to paragraph 9.04(b) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(ii)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(iii)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Article II, Section 2.06(d) or (e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of any Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) and Proposed Section 1.163-5(b) (or any successor sections) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Each Person that acquires a Participation shall automatically be deemed to have consented to the terms of the CAM Agreement.
(e)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05        Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instru-ments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstand-ing and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the CAM Agreement and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) increases or reductions of the Issuing Bank Sublimit of the Issuing Banks constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)    Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 9.07    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, the Issuing Bank or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the Secured Obligations held by such Lender, the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, the Issuing Bank or their respective Affiliates shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or the Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender, the Issuing Bank or such Affiliate shall notify the Borrower Representative and the Administrative Agent of such setoff or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. This Section 9.08 shall be subject to the limitations set forth in Section 9.19.
SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York.
(b)    Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Each Foreign Loan Party irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by a Loan Guarantor which is a Foreign Subsidiary). Said designation and appointment shall be irrevocable by each such Foreign Loan Party until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Foreign Loan Party hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof. Each Foreign Loan Party hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(d). Each Foreign Loan Party irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Loan Party in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign Loan Party. To the extent any Foreign Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Foreign Loan Party hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12    Confidentiality. Each of the Administrative Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Company and its Subsidiaries, (i) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 9.12, (j) to any rating agency when required by it, provided that prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information received by it from such Person, and (k) solely to the extent necessary for inclusion in league table measurements or other similar advertising or marketing materials. For the purposes of this Section, “Information” means all information received from the Company and its Subsidiaries relating to them or their business, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Company or any of its Subsidiaries and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, AND ITS AFFILIATES, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE

QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
SECTION 9.13    Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither an Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
SECTION 9.14    USA PATRIOT Act and UK “Know your customer” checks.
(a)    Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.
(b)    (i) If (A) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Effective Date, (B) any change in the status of a UK Loan Party after the Effective Date, or (C) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Administrative Agent or any Lender (or, in the case of paragraph (C) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each UK Loan Party shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (C) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (C) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents; and (ii) each Lender shall promptly upon the request of the supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.
SECTION 9.15    Disclosure. Each Loan Party, each Lender and each Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
SECTION 9.16    Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agents and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.18    No Fiduciary Duty, etc. Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to each Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, any Borrower or any other person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising any Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to any Borrower with respect thereto. Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, any Borrower and other companies with which any Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which a Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with such Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Borrower, confidential information obtained from other companies.
SECTION 9.19    Limitation on Subsidiaries. Notwithstanding anything in this Agreement (including, without limitation, Article X and XI) to the contrary, (i) no CFC or FSHCO and no Subsidiary of a CFC or FSHCO shall be a guarantor or pledgor (either directly, or indirectly through any shared obligations such as a “joint” or “joint and several” indemnity, obligation to pay expenses, or other liability) of any assets for, in each case, any obligations incurred by or on behalf of any Borrower that is a U.S. Person and (ii) with respect to the obligations of any Borrower that is a U.S. Person, no Borrower nor any Subsidiary shall be required to pledge (either directly, or indirectly through any shared obligation such as a “joint” or “joint and several” indemnity, obligation to pay expenses, or other liability) more than sixty five percent

(65%) of the voting power of the outstanding voting Equity Interests and one hundred percent (100%) of the outstanding non-voting Equity Interests of such Borrower’s or such Subsidiary’s first-tier CFCs in the relevant ownership chain.
SECTION 9.20    Marketing Consent. The Borrowers hereby authorize JPMCB and its affiliates (collectively, the “JPMCB Parties”), at their respective sole expense, and with the Borrower Representative’s prior approval (such approval not to be unreasonably withheld or delayed), to publish such tombstones and give such other publicity to this Agreement as the JPMCB Parties may from time to time determine in their reasonable discretion. The foregoing authorization shall remain in effect unless and until the Borrower Representative notifies any JPMCB Party in writing that such authorization is revoked.
SECTION 9.21    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(i)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
ARTICLE X

Loan Guarantee of U.S. Loan Parties
SECTION 10.01    Guarantee. Each Loan Guarantor that is a U.S. Loan Party (each reference to Loan Guarantors in this Article X being limited to such U.S. Loan Parties) (other than those that have delivered a separate Guarantee) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, any Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Domestic Guaranteed Obligations”; provided, however, that the definition of “Domestic Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Domestic Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guarantee apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Domestic Guaranteed Obligations.
SECTION 10.02    Guarantee of Payment. This Loan Guarantee is a guarantee of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, any Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Domestic Guaranteed Obligations (each, a “Domestic Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Domestic Guaranteed Obligations.
SECTION 10.03    No Discharge or Diminishment of Loan Guarantee. To the fullest extent permitted under applicable law:
(i)    Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Domestic Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Domestic Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Domestic Obligated Party liable for any of the Domestic Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Domestic Obligated Party or their assets or any resulting release or discharge of any obligation of any Domestic Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Domestic Obligated Party, the Administrative Agent, any Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.
(ii)    The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Domestic Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Domestic Obligated Party, of the Domestic Guaranteed Obligations or any part thereof.
(iii)    Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Domestic Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Domestic Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Domestic Guaranteed Obligations or any obligations of any other Domestic Obligated Party liable for any of the Domestic Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Domestic Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Domestic Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Domestic Guaranteed Obligations).

SECTION 10.04    Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any other Loan Guarantor or the unenforceability of all or any part of the Domestic Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any other Loan Guarantor or any other Domestic Obligated Party, other than the indefeasible payment in full in cash of the Domestic Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Domestic Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Domestic Guaranteed Obligations, compromise or adjust any part of the Domestic Guaranteed Obligations, make any other accommodation with any Domestic Obligated Party or exercise any other right or remedy available to it against any Domestic Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guarantee except to the extent the Domestic Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Domestic Obligated Party or any security.
SECTION 10.05    Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Domestic Obligated Party or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.
SECTION 10.06    Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Domestic Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guarantee with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks and the Lenders are in possession of this Loan Guarantee. If acceleration of the time for payment of any of the Domestic Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Domestic Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.
SECTION 10.07    Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Domestic Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guarantee, and agrees that neither the Administrative Agent, the Issuing Banks nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
SECTION 10.08    [Reserved].
SECTION 10.09    Taxes. Any obligation of any Borrower under Section 2.17 of this Agreement to pay any additional amounts to, or indemnify, the Administrative Agent, any Lender, or any Issuing Bank for any Indemnified Taxes that are required to be withheld or deducted from payments made to the Administrative Agent, any Lender, or any Issuing Bank or to pay for, or indemnify the Administrative Agent, any Lender or any Issuing Bank for, any Other Taxes shall apply mutatis mutandis (and without duplication) to each Loan Guarantor (subject to the limitations set forth in Section 9.19) with respect to the Domestic Guaranteed Obligations and payments thereunder.
SECTION 10.10    Maximum Liability. Notwithstanding any other provision of this Loan Guarantee, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guarantee, any other agreement or applicable law shall be taken into account.
SECTION 10.11    Contribution.
(a)    To the extent that any Loan Guarantor shall make a payment under this Loan Guarantee (a “Domestic Guarantor Payment”) which, taking into account all other Domestic Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Domestic Guaranteed Obligations satisfied by such Domestic Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Domestic Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Domestic Guarantor Payment, then, following indefeasible payment in full in cash of the Domestic Guarantor Payment and the Domestic Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, and this Agreement, the Swap Agreement Obligations and the Banking Services Obligations have terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Domestic Guarantor Payment.
(b)    As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.
(c)    This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guarantee.
(d)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.
(e)    The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the full and indefeasible payment of the Domestic Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement, the Swap Agreement Obligations and the Banking Services Obligations.
SECTION 10.12    Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
SECTION 10.13    Keepwell. Each Qualified ECP Guarantor that is a Loan Guarantor under this Article X hereby jointly and severally absolutely (but subject to the limitations set forth in Section 9.19), unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under any Loan Guarantee in respect of a Swap Obligation (provided, however, that each such Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under any Loan Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each such Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each such Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
ARTICLE XI

Loan Guarantee of Foreign Loan Parties
SECTION 11.01    Guarantee. Each Loan Guarantor that is a Foreign Loan Party (each reference to Loan Guarantors in this Article XI being limited to such Foreign Loan Parties) hereby agrees (subject to the limitations of Section 9.19) that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations, and all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, any Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Foreign Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Foreign Guaranteed Obligations”; provided, however, that the definition of “Foreign Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Foreign Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guarantee apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Foreign Guaranteed Obligations. Each Loan Guarantor agrees with each Secured Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Secured Party immediately on demand against any cost, loss or liability it incurs as a result of a Foreign Obligated Loan Party not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Loan Document on the date when it would have been due. The amount payable by a Loan Guarantor under this indemnity will not exceed the amount it would have had to pay under this Article XI if the amount claimed had been recoverable on the basis of a guarantee.
SECTION 11.02    Guarantee of Payment. This Loan Guarantee is a guarantee of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, any Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Foreign Guaranteed Obligations (each, a “Foreign Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Foreign Guaranteed Obligations.
SECTION 11.03    No Discharge or Diminishment of Loan Guarantee.
(a)    Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Foreign Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Foreign Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Foreign Obligated Party liable for any of the Foreign Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Foreign Obligated Party or their assets or any resulting release or discharge of any obligation of any Foreign Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Foreign Obligated Party, the Administrative Agent, any Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.
(b)    The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Foreign Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Foreign Obligated Party, of the Foreign Guaranteed Obligations or any part thereof.
(c)    Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Foreign Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Foreign Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Foreign Guaranteed Obligations or any obligations of any other Foreign Obligated Party liable for any of the Foreign Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Foreign Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Foreign Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Foreign Guaranteed Obligations).
SECTION 11.04    Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Foreign Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Foreign Obligated Party, other than the indefeasible payment in full in cash of the Foreign Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Foreign Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Foreign Guaranteed Obligations, compromise or adjust any part of the Foreign Guaranteed Obligations, make any other accommodation with any Foreign Obligated Party or exercise any other right or remedy available to it against any Foreign Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guarantee except to the extent the Foreign Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Foreign Obligated Party or any security.
SECTION 11.05    Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Foreign Obligated Party or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.
SECTION 11.06    Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Foreign Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guarantee with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks and the Lenders are in possession of this Loan Guarantee. If acceleration of the time for payment of any of the Foreign Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Foreign Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.
SECTION 11.07    Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Foreign Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guarantee, and agrees that neither the Administrative Agent, the Issuing Banks nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
SECTION 11.08    [Reserved].
SECTION 11.09    Taxes. Any obligation of any Borrower under Section 2.17 of this Agreement to pay any additional amounts to, or indemnify, the Administrative Agent, any Lender, or any Issuing Bank for any Indemnified Taxes that are required to be withheld or deducted from payments made to the Administrative Agent, any Lender, or any Issuing Bank or to pay for, or indemnify the Administrative Agent, any Lender, or any Issuing Bank for, any Other Taxes, shall apply mutatis mutandis (and without duplication) to each Loan Guarantor (subject to the limitations set forth in Section 9.19) with respect to the Foreign Guaranteed Obligations and payments thereunder.
SECTION 11.10    Maximum Liability. Notwithstanding any other provision of this Loan Guarantee, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act

or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guarantee, any other agreement or applicable law shall be taken into account.
SECTION 11.11    Contribution.
(a)    To the extent that any Loan Guarantor shall make a payment under this Loan Guarantee (a “Foreign Guarantor Payment”) which, taking into account all other Foreign Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Foreign Guaranteed Obligations satisfied by such Foreign Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Foreign Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Foreign Guarantor Payment, then, following indefeasible payment in full in cash of the Foreign Guarantor Payment and the Foreign Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, and this Agreement, the Swap Agreement Obligations and the Banking Services Obligations have terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Foreign Guarantor Payment.
(b)    As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.
(c)    This Section 11.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 11.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guarantee.
(d)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.
(e)    The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 11.11 shall be exercisable upon the full and indefeasible payment of the Foreign Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement, the Swap Agreement Obligations and the Banking Services Obligations.
SECTION 11.12    Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article XI is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
SECTION 11.13    Keepwell. Each Qualified ECP Guarantor that is a Loan Guarantor under this Article XI hereby jointly and severally absolutely (but subject to the limitations set forth in Section 9.19), unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party that is a Loan Guarantor under this Article XI to honor all of its obligations under this Loan Guarantee in respect of a Swap Obligation (provided, however, that each such Qualified ECP Guarantor shall only be liable under this Section 11.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.13 or otherwise under this Loan Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each such Qualified ECP Guarantor under this Section 11.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor that is a Loan Guarantor under this Article XI intends that this Section 11.13 constitute, and this Section 11.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party that is a Loan Guarantor under this Article XI for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. This Section 11.13 is subject to the limitations set forth in Section 9.19.
SECTION 11.14    U.K. Guarantee Limitations. In relation to a U.K. Loan Party and notwithstanding any other provision of this Loan Guarantee, this Loan Guarantee does not apply to any liability to the extent that it would result in this Loan Guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006.
SECTION 11.15    H.K. Guarantee Limitations. In relation to an H.K. Loan Party and notwithstanding any other provision of this Loan Guarantee, this Loan Guarantee does not apply to any liability to the extent that it would result in this Loan Guarantee constituting unlawful financial assistance within the meaning of section 275 of the Companies Ordinance (Cap. 622 of the Laws of Hong Kong).
ARTICLE XII

The Borrower Representative
SECTION 12.01    Appointment; Nature of Relationship.
The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s). The Borrower Representative is authorized to request that proceeds of Domestic Revolving Loans and Foreign Revolving Loans be credited or disbursed directly to specific Loan Parties and their Subsidiaries, as applicable, to reflect intercompany loans and advances permitted hereunder. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 12.01.
SECTION 12.02    Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.
SECTION 12.03    Employment of Administrative Agent. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.
SECTION 12.04    Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.
SECTION 12.05    Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, notices, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.
ARTICLE XIII

Subordination of Intercompany Indebtedness
SECTION 13.01    Subordination of Intercompany Indebtedness. Each Loan Party agrees that any and all claims of such Loan Party against any other Loan Party (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided that, unless an Event of Default has occurred and is continuing and the Administrative Agent has provided written notice to the Borrower Representative to stop such payments, such Loan Party may receive payments of principal and interest from any Obligor with respect to Intercompany Indebtedness. Notwithstanding any right of any Loan Party to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Loan Party, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Secured Parties in those assets. No Loan Party shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document, any Swap Agreement or any Banking Services Agreement have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, administration, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold pursuant to any such proceeding, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Loan Party (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Loan Party upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all financing arrangements pursuant to any Loan Document among the Secured Parties, such Loan Party shall receive and hold the same in trust, as trustee, for the benefit of the Secured Parties and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of the Loan Party where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Loan Party as the property of the Secured Parties. If any such Loan Party fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

SOTHEBY’S, a Delaware corporation
SOTHEBY’S FINANCIAL SERVICES, INC., a Nevada Corporation
SOTHEBY’S FINANCIAL SERVICES CALIFORNIA, INC., a Nevada Corporation
SOTHEBY’S, INC., a New York Corporation
OBERON, INC., a Delaware corporation
SOTHEBY’S VENTURES, LLC, a New York limited liability company

By: /S/ Michael Gillis
Name: Michael Gillis
Title: Treasurer

SOTHEBY’S FINANCIAL SERVICES LIMITED, a company registered in England
OATSHARE LIMITED, a company registered in England
SOTHEBY’S, a company registered in England

By: /S/ Clive Graham Lord
Name: Clive Graham Lord
Title: Director

SOTHEBY’S HONG KONG LIMITED, a company incorporated under the laws of Hong Kong By: /S/ Henry Koon Hung Li Name: Henry Koon Hung Li Title: Director

OTHER LOAN PARTIES:
SOTHEBY'S FINE ARTS HOLDINGS, INC., a Delaware corporation
SPTC, INC., a Nevada corporation
SOTHEBY PARKE BERNET INC., a Delaware corporation
SOTHEBY ' S RES, INC., a New York corporation
SOTHEBY'S THAILAND, INC., a Delaware corporation
SOTHEBY'S HOLDINGS INTERNATlONAL, INC., a Michigan corporation
SOTHEBY'S NEVADA, INC., a Nevada corporation
SOTHEBYS.COM LLC, a Delaware limited liability company
SOTHEBYS.COM AUCTIONS, INC., a New York corporation
SIBS, LLC, a New York limited liability company
72ND AND YORK, INC., a New York corporation
THETA, INC., a Delaware corporation
YORK HOLDINGS INTERNATIONAL, INC., a Delaware corporation
YORK AVENUE DEVELOPMENT, INC., a New York corporation
THREAD GENIUS INC., a Delaware corporation

By: /S/ Michael Gillis
Name: Michael Gillis
Title: Treasurer

CATALOGUE DISTRIBUTION COMPANY LIMITED, a company registered in England SOTHEBY'S SHIPPING LIMITED, a company registered in England
YORK UK HOLDCO INTERNATIONAL LIMITED, a company registered in England

By: /S/ Clive Graham Lord
Name: Clive Graham Lord
Title:     Director

VIYET, LLC, a Delaware limited liability company By: /S/ Elizabeth Brown Name: Elizabeth Brown Title: Officer
JSA ART MANAGEMENT LLC, a Delaware limited liability company By: /S/ Adam Chinn Name: Adam Chinn Title: Manager
ART AGENCY PARTNERS HOLDINGS GP LLC, a Delaware limited liability company By: /S/ Adam Chinn Name: Adam Chinn Title: Member

ART AGENCY PARTNERS HOLDINGS LP, a Delaware limited partnership
By:Art Agency Partners Holdings GP LLC, as
General Partner of Art Agency Partners Holdings LP

By: /S/ Adam Chinn
Name: Adam Chinn
Title: Member

ART AGENCY PARTNERS HOLDINGS, LLC, a Delaware limited liability company
By: Art Agency Partners Holdings LP, as Member and Manager
By: Art Agency Partners Holdings GP LLC,
as General Partner of Art Agency Partners Holdings LP

By: /S/ Adam Chinn
Name: Adam Chinn
Title: Member

ART AGENCY PARTNERS MANAGEMENT GP, LLC, a Delaware limited liability company
ART AGENCY PARTNERS ADVISORY, LLC, a Delaware limited liability company
ART AGENCY PARTNERS APPRAISALS, LLC, a Delaware limited liability company
ART AGENCY PARTNERS INVESTMENT, LLC, a Delaware limited liability company
ART AGENCY PARTNERS, LLC, a Delaware limited liability company

By: Art Agency Partners Holdings, LLC, as Member and Manager

By: Art Agency Partners Holdings LP, as Member and Manager of Art Agency Partners Holdings, LLC

By: Art Agency Partners Holdings GP LLC,
as General Partner of Art Agency Partners
Holding LP

By: /S/ Adam Chinn
Name: Adam Chinn
Title: Member

ART AGENCY PARTNERS MANAGEMENT, L.P., a Delaware limited partnership

By: Art Agency Partners Management GP, LLC, as General Partner of Art Agency Partners Management, L.P.

By: Art Agency Partners Holdings, LLC,
as Member and Manager of Art Agency Partners
Management GP, LLC

By:Art Agency Partners Holdings LP, as Member and Manager of Art Agency Partners Holdings, LLC

By:Art Agency Partners Holdings GP LLC, as General Partner of Art Agency Partners Holdings LP

By: /S/ Adam Chinn
Name: Adam Chinn
Title: Member

SOTHEBY’S WINE HONG KONG LIMITED, a company organized under the laws of Hong Kong By: /S/ Henry Koon Hung Li Name: Henry Koon Hung Li Title: Director

Signature Page to Credit Agreement
Sotheby’s

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, a Lender, an Issuing Bank and a Swingline Lender By: /S/ Hai Nguyen Name: Hai Nguyen Title: Authorized Officer

WELLS FARGO BANK, N.A., as a Lender, as an Issuing Bank and as a Co-Syndication Agent By: /S/ Andrew Rogan Name: Andrew Rogan Title: VP

WELLS FARGO BANK, N.A. - LONDON BRANCH, as a Lender By: /S/ T Saldanha Name: T Saldanha Title: Authorized Signatory

HSBC BANK USA, N.A., as a Lender and as a Co-Syndication Agent

By: /S/ Aidan R Spoto
Name: Aidan R Spoto
Title: SVP
HSBC BANK PLC, as a Lender
By: /S/ Nicholas Rame
Name: Nicholas Rame
Title: Relationship Director

ING CAPITAL LLC, as a Lender, as an Issuing Bank and as a Documentation Agent By: /S/ Earl Kwak Name: Earl Kwak Title: Director By: /S/John F. King, Jr. Name: John F. King, Jr. Title: Director

Signature Page to Credit Agreement
Sotheby’s

CITIZENS BANK, N.A., as a Lender By: /S/ Barrett D. Bencivenga Name: Barrett D. Bencivenga Title: Managing Director

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender By: /S/ Edward Behnen Name: Edward Behnen Title: Director

MUFG Union Bank, N.A., as a Lender By: /S/ John Eissele Name: John Eissele Title: MD

GOLDMAN SACHS BANK USA, as a Lender By: /S/ Ryan Durkin Name: Ryan Durkin Title: Authorized Signatory

Credit Suisse (Switzerland) Ltd. as a Lender By: /S/ Michael Loser Name: Michael Loser Title: Assistant Vice President

Credit Suisse (Switzerland) Ltd. as a Lender By: /S/ Christophe Müller Name: Christophe Müller Title: Managing Director

NYCB SPECIALTY FINANCE COMPANY, LLC, a wholly owned subsidiary of New York Community Bank, as a Lender By: /S/ Willard D. Dickerson, Jr. Name: Willard D. Dickerson, Jr. Title: Senior Vice President

Signature Page to Credit Agreement
Sotheby’s

COMERICA BANK, as a Lender By: /S/ Heather A. Kowalski Name: Heather A. Kowalski Title: Senior Vice President

PEOPLE'S UNITED BANK, National Association as a Lender By: /S/ Jeffrey Giunta Name: Jeffrey Giunta Title: Vice President

THE HUNTINGTON NATIONAL BANK, as a Lender By: /S/ Julie D. Kline Name: Julie D. Kline Title: Vice President

INVESTORS BANK, as a Lender By: /S/ Rishi Bhatia Name: Rishi Bhatia Title: Vice President

ISRAEL DISCOUNT BANK OF NEW YORK, as a Lender By: /S/ Tyler Lipperman Name: Tyler Lipperman Title: Vice President

ISRAEL DISCOUNT BANK OF NEW YORK, as a Lender By: /S/ Michael Paul Name: Michael Paul Title: Senior Vice President

BANK OF AMERICA, N.A., as a Lender By: /S/ Robert Scalzitti Name: Robert Scalzitti Title: Senior Vice President

Signature Page to Credit Agreement
Sotheby’s

CIBC, as a Lender By: /S/ M Rasky Name: M Rasky Title: Managing Director

BANK LEUMI USA, as a Lender By: /S/ Klaudio Nikolla Name: Klaudio Nikolla Title: Vice President By: /S/ James DAmato Name: James DAmato Title: Vice President

CIT BANK, N.A., as a Lender By: /S/ Robert L. Klein Name: Robert L. Klein Title: Director

SUNTRUST BANK, as a Lender By: /S/ Andrew S Wyatt Name: Andrew S Wyatt Title: Vice President

TD BANK, N.A., as a Lender By: /S/ Stephen A. Caffrey Name: Stephen A. Caffrey Title: Vice President

WEBSTER BUSINESS CREDIT CORPORATION, as a Lender By: /S/ Steven Schuit Name: Steven Schuit Title: Vice President

UBS AG, Stamford Branch, as a Lender By: /S/ Jael Lea Gebhard Name: Jael Lea Gebhard Title: Associate Director By: /S/ Darlene Arais Name: Darlene Arais Title: Director

Signature Page to Credit Agreement
Sotheby’s

CITY NATIONAL BANK, a national banking association, as a Lender By: /S/ Wendy Segal Name: Wendy Segal Title: Senior Vice President

FLUSHING BANK, as a Lender By: /S/ Usa Archinov Name: Usa Archinov Title: Vice President

Signature Page to Credit Agreement
Sotheby’s